As Filed with the Securities and Exchange Commission on June 11, 1999

                           Registration No. 333-77959


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------


                             ECOSCIENCE CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                         0182                        04-2912632
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     Identification Number)

                                 10 Alvin Court
                        East Brunswick, New Jersey 08816
                                 (732) 432-8200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------

                               Michael A. DeGiglio
                      President and Chief Executive Officer
                             EcoScience Corporation
                                 10 Alvin Court
                        East Brunswick, New Jersey 08816
                                 (732) 432-8200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------


                        Copies of all communications to:
                            Philip D. Forlenza, Esq.
                        Giordano, Halleran & Ciesla, P.C.
                        125 Half Mile Road, P.O. Box 190
                          Middletown, New Jersey 07748
                                 (732) 741-3900
                        --------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Selling Stockholders may decide.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated June 11, 1999


PROSPECTUS

                                1,633,273 SHARES

                             ECOSCIENCE CORPORATION

                                  COMMON STOCK


         The selling stockholders identified in this prospectus are offering 1,633,273 shares of EcoScience Corporation's Common Stock. EcoScience's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ECSCE." The last reported sale price for the common stock on the Nasdaq SmallCap Market on June __, 1999 was $___ per share. EcoScience will not receive any of the proceeds from the sale of shares by the selling stockholders and is not offering any shares for sale under this prospectus. See "Plan of Distribution" for a description of sales of the shares by the selling stockholders.


                              --------------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June __, 1999.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Prospectus Summary...................................................   3
Risk Factors.........................................................   6
Market for Common Stock and Dividend Policy..........................  14
Selected Financial Data..............................................  14
Management's Discussion and Analysis of Financial Condition and        16
     Result of Operations............................................
Pro forma Condensed Consolidated Financial Information...............  33
Business.............................................................  38
Management...........................................................  53
Principal and Selling Stockholders...................................  58
Certain Relationships and Related Transactions.......................  59
Plan of Distribution.................................................  60
Description of Securities............................................  61
Shares Eligible for Future Sale......................................  62
Legal Matters........................................................  63
Experts..............................................................  63
Available Information................................................  63
Index to Consolidated Financial Statements........................... F-1


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "ECOSCIENCE," "WE," "US" AND "OUR" REFER TO ECOSCIENCE CORPORATION AND ITS SUBSIDIARIES.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains forward looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include those described in "Risk Factors" and elsewhere in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this Prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements that we may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus, especially "Risk Factors" and the Consolidated Financial Statements and Notes, before deciding to invest in EcoScience Common Stock. Unless this Prospectus indicates otherwise (i) all historical financial information contained in the Prospectus has been restated to account for our acquisition of Agro Power Development, Inc. pursuant to a merger transaction that was completed on September 30, 1998 and accounted for as a pooling of interests, (ii) all historical share information contained in this Prospectus has been adjusted to reflect a one-for-five reverse split of our Common Stock which occurred on September 30, 1998, (iii) references to the period ended January 3, 1999 mean the period beginning on July 1, 1998 and ending on January 3, 1999 and (iv) dollar amounts contained in this Prospectus are presented in thousands (except per share data).

                               PROSPECTUS SUMMARY

                                   The Company

         We are primarily engaged in the production, marketing and sale of branded premium grade tomatoes grown in intensive greenhouse facilities. In addition, we market, sell, develop and commercialize products for the agricultural and biological insect and disease control industries. Our products include:

     o Premium greenhouse grown tomatoes which we produce at large scale greenhouse facilities that we develop and operate, as well as fresh tomatoes produced by other greenhouse growers;

     o sophisticated growing systems that we sell to participants in the intensive farming, horticultural and nursery industries;

     o coatings and disease control products used to protect fruits and vegetables in storage and transit; and

     o termite control products which we sell to marketers for resale to household and industrial consumers.

         We currently generate a majority of our revenues from the sale of greenhouse grown vegetables. We entered into this business in September 1998 through a merger transaction with Agro Power Development, Inc. As a result of the merger transaction, Agro Power Development, Inc. is now our wholly owned subsidiary. In terms of total acreage controlled by one company, Agro Power Development, Inc. is the largest producer of greenhouse grown tomatoes in the United States.

         Through Agro Power Development, Inc., we operate seven greenhouses in Texas, Virginia, Pennsylvania and New York. Until recently, Cogentrix Delaware Holdings, Inc. was a 50% partner in four of the greenhouses that we operate. In December 1998, we acquired Cogentrix's interest in these four greenhouses for a purchase price that consisted of a $20,600 secured note and 1,000,000 shares of our Common Stock. On March 12, 1999, Cogentrix agreed to extend the maturity date of the note from March 15, 1999 to June 30, 1999. In connection with the extension, we issued Cogentrix an additional note in the principal amount of $1,000 that also becomes due on June 30, 1999. Cogentrix is offering the 1,000,000 shares of Common Stock issued to it for sale by this Prospectus. We are currently attempting to raise the money necessary to pay Cogentrix the $21,600 plus accrued interest that becomes due under the notes on June 30, 1999 through a private offering of equity and/or debt securities. If we cannot raise the funds needed to pay Cogentrix under the notes, Cogentrix could choose to exercise its rights against us, including taking control of or selling the stock of Agro Power Development, Inc.

         Our executive officers are located at 10 Alvin Court, East Brunswick, New Jersey. Our phone number is (732) 432-8200.


                                  The Offering

Common Stock offered by the Selling Stockholders....  1,633,273 shares.

Use of Proceeds.....................................  We will not receive any proceeds from the sales of the Common Stock by the
                                                      selling stockholders.

Nasdaq Small Cap Market Symbol......................  ECSCE.

Risk Factors........................................  The Common Stock offered hereby involves a high degree of risk.  These
                                                      risks are described in the section of
                                                      this Prospectus captioned "Risk
                                                      Factors."

                   Summary Consolidated Historical Information
                  (Amounts in thousands, except per share data)


                                                                                                            Three
                                                                           Six Months     Transition       Months        Thirteen
                                          Year Ended       Year Ended         Ended       Period Ended      Ended      Weeks Ended
                                           June 30,         June 30,       December 31,    January 3,      March 31,     April 4
                                             1997            1998             1997            1999          1998          1999
                                             ----            ----             ----            ----          ----          ----
                                                                           (Unaudited)                          (Unaudited)
Statement of Operations Data(1):
Net revenues........................       $39,862          $46,177          $17,835          $26,194       $12,291      $18,264
Gross profit........................         7,583            4,330            3,160              957         4,298        5,425
Operating (loss) income.............           573           (6,471)          (1,029)          (7,589)        1,514        1,795
Interest and other expense, net.....        (1,911)          (3,404)            (941)          (3,086)         (995)      (2,584)
Income (loss) before income taxes
   and minority interest............        (1,338)          (9,875)          (1,970)         (10,675)          519         (789)
Net (loss) income...................           520           (4,237)            (680)          (8,487)           98         (730)
Earnings (loss) per share:
   Basic............................           .05            (0.36)           (0.06)           (0.73)          .01        (0.06)
   Diluted..........................           .05            (0.36)           (0.06)           (0.73)          .01        (0.06)

                                                                  As of April 4,
                                                                     1999
                                                                     ----

Selected Balance Sheet Data(1):
Cash equivalents, and ........................................    $    660
short-term investments
Property, plant and equipment, net ...........................      63,947
Intangible assets including goodwill, net ....................      13,375
Total assets .................................................      97,793
Debt and capital leases ......................................      84,586
Stockholders' equity (deficit) ...............................      (5,791)

--------
(1) The summary historical consolidated financial information reflects the acquisition of Agro Power Development, Inc. pursuant to a merger transaction which was completed on September 30, 1998 and accounted for as a pooling of interests. The information is presented as if such transaction had occurred at the beginning of the earliest period presented above. In addition, the summary historical consolidated financial information has been restated to give effect to the one-for-five reverse split of Common Stock which occurred on September 30, 1998.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered by the Prospectus is very risky. You should carefully consider the following risk factors before purchasing the Common Stock.

We Have a History of Losses

         We have incurred net losses in recent periods, including net losses of $730 in the thirteen weeks ended April 4, 1999, $8,487 in the transition period ended January 3, 1999 and $4,237 in the fiscal year ended June 30, 1998. At the end of fiscal 1995, we began to implement a restructuring program which was designed to shift the corporate focus from research and development to commercial operations. The purpose of the restructuring program was to reduce operating losses and conserve cash resources. We cannot, however, assure investors that we will become profitable in the future.

The Recent Merger with APD Presents Integration Issues

         We are continuing to integrate the operations of Agro Power Development, Inc. into our operations, including financial reporting, information systems and administrative functions. The integration of these functions requires expenditures of funds and management time.

We Will Require Additional Financing

         Our future capital requirements will depend on many factors, including cash flow from operations, competing technological and market developments and our ability to market our products successfully. We plan to finance our cash needs with existing cash reserves, revenues from product sales, bank loans and private offerings of debt and equity securities. We need to raise additional capital in order to support our operations during the fiscal year ending January 2, 2000. Additional financing may not be available to us on acceptable terms, if at all.

We Have Substantial Debt and are in Default Under Certain Loan Agreements

         We have a substantial amount of indebtedness. As of April 4, 1999, we had borrowings of $84,086 outstanding. We had total cash and cash equivalents, and short-term investments of $660 as of April 4, 1999. The high level of indebtedness could have important consequences to holders of the Common Stock including, but not limited to, the following: (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes may be limited; (ii) a substantial portion of our cash flow from operations will be dedicated to the payment of the principal of , and interest on, our indebtedness; (iii) the agreements governing our long-term indebtedness contain certain restrictive financial and operating covenants that could limit our ability to compete and expand; and (iv) our substantial leverage may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

         We are experiencing a significant liquidity problem as a result of the startup and crop cycle of our four new greenhouse operations. As a result, we have delayed payments to significant vendors and suppliers of goods that are vital to our business activities. In addition, due to cash flow constraints, we were unable to make, on a timely basis, certain principal and interest payments due under a $60,000 credit facility which is secured by substantially all of the assets of Agro Power Development, Inc. Although we subsequently made these payments, we are also in default of certain financial covenants contained in our loan agreements. As a result of these defaults, our lenders have the right to accelerate our obligation to repay an aggregate of approximately $61,574 of indebtedness and approximately $1,923 owed as of April 4, 1999 under a revolving credit agreement is past due. Furthermore, the $21,600 owed to Cogentrix becomes due on June 30, 1999 and we will need to raise funds prior to that date in order to make the payment to Cogentrix. We can give no assurance that we will be able to raise the funds necessary to repay the Cogentrix notes or that our lenders will not demand payment of the amounts owed to them and attempt to enforce their legal remedies. These uncertainties raise substantial doubts about our ability to continue as a going concern.


The Markets In Which We Operate are Highly Competitive

         We face competition from both domestic and foreign producers in the sale of greenhouse tomatoes to retail supermarkets and distributors. A few large companies and several smaller companies compete with the Company in the sale of growing systems to greenhouses and nurseries in North America. Competition in the fruit and vegetable coatings market is similarly intense. Fruit and vegetable coating products are developed and marketed primarily by several large corporations which are better established in the industry, have substantial technical and financial resources and offer a full range of products, including products which compete directly with our Bio-Save PostHarvest BioProtectant products. In addition, several corporations which are smaller in size than us offer a limited range of fruit and vegetable coating products which compete with our products.

         Competition in the pesticide industry also is intense. We compete with large manufacturers of synthetic chemical pesticides and other biopesticide companies. The pesticide industry is dominated by large chemical companies located in the United States, Japan and Europe. These companies have substantial financial and technical resources, extensive sales and distribution capabilities, varied product registration experience and the ability to manufacture products efficiently. We believe that the commercial success of our biological pest control products will depend upon the development of cost effective products which compete with synthetic chemical pesticides on the basis of effectiveness, safety and ecological benefit. In addition, product line profitability will depend upon cost effective production and strong sales and distribution networks for our products.

Our Share Price May Be Volatile

         The market price of our Common Stock (as reported by the Nasdaq Stock Market and adjusted to reflect the one-for-five reverse stock split which became effective on September 30, 1998) has during the past two years ranged from a low of $1-1/4 per share to a high of $9-11/16 per share. Factors such as announcements of technological innovations or new products by us or our competitors, government regulatory action, public concern as to the safety of products developed by us or our competitors, patent or proprietary rights developments and market conditions in general could have a significant impact on the future market price of the Common Stock.

Our Business is Subject to Extensive Government Regulation

         The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive federal, state and foreign laws and regulations. In the United States, our business is subject to regulation by the Food and Drug Administration, the United States Department of Agriculture and various state and local agricultural and public health authorities. The FDA and USDA regulators charged with enforcing these laws and regulations have broad powers to protect public health, including the power to inspect produce and our facilities, to order the shut down of a facility or the suspension of delivery of our produce, as well as the power to impose substantial fines. We are also subject to various federal and state regulations relating to workplace safety and worker health, including the Fair Labor Standards Act, Occupational Safety and Health Act and laws and regulations governing such matters as minimum wages, overtime and working conditions. We are subject to various federal, state and local environmental regulations.

         Certain of our products and products under development are classified as pesticides and must meet rigorous testing and registration requirements of the U.S. Environmental Protection Agency, state regulatory authorities and other domestic regulatory agencies. The pesticide registration process in many developed countries is as complex and detailed as it is in the United States. Most developed countries conduct their own evaluation of data, may require registration of pesticides before sales are allowed, and may require data different from or in addition to that required in the United States. The fact that a particular pesticide product is already registered in the United States may not result in more rapid approval for that product in another country. Compliance with regulatory procedures is expensive and can be lengthy. We estimate that the period between submission of applications for EPA registration and approval is two years, although that period can extend for a longer time and there can be no assurance that such registrations or approvals will be obtained. Failure to obtain such approvals could adversely impact our business.

         We may become subject to additional laws or regulations administered by the FDA, the USDA or other federal, state, foreign or local regulatory authorities, the repeal of laws or regulations or more stringent interpretations of current laws or regulations. We cannot predict the nature of any new laws, regulations or interpretations, or what effect they might have on its business. Changes in these laws could require the reconfiguration of our production, processing and transportation methods or increased compliance costs, and could require us to make significant capital expenditures or incur higher operating costs. Any failure by us to comply with applicable laws and regulations could subject us to civil penalties, including fines, injunctions, greenhouse or pack house closings, recalls or seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on us.

Our Patent  Position is  Uncertain  and Our Success  Depends on Our  Proprietary
Rights

         We own or have rights to certain proprietary information, including patents and patent applications, which relate to our technology and products. We believe that patents and trade secret protection for certain of our biological and agricultural products is important to the ultimate success of certain aspects of our business. We cannot assure that our pending patent applications, or any defense of any challenged patents, will be successful. Furthermore, we cannot assure that we will be able to maintain the secrecy of any of our proprietary technology or trade secrets or that other companies will not develop independently substantially equivalent or better information and technologies. In addition, issued patents may not provide adequate protection for the technology to which they relate and patents may be infringed upon by others. Defense and prosecution of patent infringement claims can be expensive and time consuming, even if the outcome is favorable to us.

We Face Manufacturing Risks

         We attempt to maintain flexibility in deciding whether to manufacture products internally or contract with third party manufacturers. The primary factors that we consider in making this determination include the availability and cost of third party sources, the anticipated manufacturing volume and our ability to manufacture profitably. We manufacture our fruit and vegetable coatings internally at our Orlando, Florida facility. We have entered into manufacturing agreements with third party manufacturers for the manufacture of our BioSave postharvest disease control products and the active ingredient in our BioBlast termiticide product. There can be no assurance that any manufacturing done by us can be achieved on a cost-effective basis. Furthermore, delays in locating third party manufacturing sources, or inadequate performance by any third party manufacturer could have a material adverse impact on certain aspects of our business.

We Depend on Key Personnel

         Our future success is dependent, in part, on the efforts of our senior management. The loss of the services of one or more of these individuals may have a material adverse effect upon us. We do not have employment agreements or non-competition agreements with any of our executive officers for a specific term. The recruitment and retention of skilled management personnel is important to our success and competition for such personnel is intense. There can be no assurance that we will be able to continue to attract and retain such personnel.

         Because of the nature of our greenhouse tomato business, we will be dependent upon our ability to attract and retain qualified personnel to operate our various greenhouse operations, including growers/managers. There is significant competition for such qualified personnel, and there is no assurance that we will be successful in recruiting and retaining such personnel. An inability to attract and retain qualified personnel, and in the event of labor unrest, an inability to find qualified replacement personnel rapidly, could adversely affect the production of our existing greenhouses and our plans to expand our greenhouse operations.

We Face Potential Delisting by the Nasdaq Stock Market


         The Nasdaq Stock Market has notified us that we do not currently meet its continued listing standards and that due to the merger transaction with APD, we are required to meet the requirements for a new listing. As a result, the Nasdaq Stock Market has advised us that it intends to delist our Common Stock. We appealed the Nasdaq delisting decision at a hearing with Nasdaq representatives held on June 3, 1999. Nasdaq has not yet advised us of the appeal decision. Although delisting has been stayed pending the decision, we can give no assurance that our appeal will be successful.


We Face Uncertainty with Year 2000 Compliance

         We have initiated an in-house assessment of our Year 2000 issues as they relate to our information technology and non-information technology systems. We have completed an assessment of all of our computer hardware. We have determined that approximately 95% of our hardware is currently free of Year 2000 problems. Our assessment of software applications relating to communities with our business partners is 50% complete. We have sent a questionnaire to all of our critical vendors and customers to determine their Year 2000 compliance. We have received questionnaires from approximately 15% of these vendors and customers. Our primary risks relating to Year 2000 compliance are our dependence on computer hardware and software, our highly computerized greenhouse facilities and our dependence upon various transportation vendors to move our products to market. The potential risks to us related to computerized greenhouse operations are extensive. Our greenhouse facilities use computers to control water, sunlight, carbon dioxide and temperature. We are currently working with the vendors of these systems to assess and correct any Year 2000 problems. We expect that all Year 2000 issues will be addressed by the end of the second quarter of 1999; however, we cannot assure that the Year 2000 issue will not have a material adverse impact on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

We May Face Product Liability Claims

         Our business exposes us to potential product liability risks associated with the testing, manufacturing, sale and distribution of our technology and products. We maintain product liability insurance, but we cannot assure that we will be able to maintain such insurance on acceptable terms, that the insurance will provide adequate coverage, or that we will otherwise be able to avoid significant liability exposure.

Our Charter Contains Anti-Takeover Provisions

         Our charter provides for staggered terms for the members of the Board of Directors and certain provisions of the by-laws may be amended only with an 80% stockholder vote. These charter and by-law provisions may discourage transactions involving an actual or potential change in control which might be beneficial to us or our stockholders.

We May Issue Preferred Stock

         We may issue shares of our Preferred Stock in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock by us, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding Common Stock. We have no present plans to issue any shares of Preferred Stock.

We Do Not Intend to Pay Dividends

         We have never paid any cash dividends on our Common Stock (although our financial statements reflect the payment of dividends by Agro Power Development to its shareholders in periods prior to the merger transaction which took place on September 30, 1998). Our Board of Directors anticipates that for the foreseeable future our earnings, if any, will be retained for use in our business and that no cash dividends will be paid on the Common Stock.

Our Operating Results May Fluctuate Significantly

         The timing of our operating revenues may vary as a result of the seasonal nature of our business. In particular, price fluctuations and tomato market supply have a direct effect on our financial results. Tomato prices, as well as prices for produce in general, are influenced by changes in supply and demand as well as general economic conditions and tend to fluctuate significantly throughout the year. Typically, in the winter months, the reduced supply of tomatoes, due primarily to the lack of field grown tomatoes, results in higher market prices. Through the spring and summer months, the supply of field grown tomatoes increases, resulting in lower market prices. In addition, the nature of the cycle from crop planting to harvesting creates a period where no revenues are generated by a particular greenhouse. As a result of these factors, we expect that our profitability will continue to be subject to significant seasonal variations, and the results for any particular quarter are not necessarily indicative of results for subsequent quarters or the full year.

We May be Affected by Crop Disease and Pestilence; We Sell Perishable Goods

         Crop disease and pestilence can be unpredictable and can have a devastating effect on crops, and can result in the loss of all or a major portion of the crop expected at a particular greenhouse or group of greenhouses for that harvest season. Even when only a portion of the crop is damaged, the profits we could have made on the crop will be severely diminished because the full costs to plant and cultivate the entire crop will have been incurred although only a portion of it can be sold. While some crop diseases and pestilence are preventable or treatable, the costs of prevention or treatment may be high which can result in reduced profitability.

         Our greenhouse vegetables are subject to all the risks of any perishable food, including spoilage. Delays in shipments could result in the loss of the shipment due to spoilage.

Weather and Other Events Could Affect our Production

         Although we grow our produce in protected, climate controlled environments, the size and level of production of each of our greenhouses can be affected by low sun light levels. In addition, other weather related events, such as hail, severe storms, tornadoes and earthquakes could damage greenhouse structures and adversely affect our production.


         In June 1998, a tornado damaged approximately 10% of our greenhouse located in Mt. Carmel, Pennsylvania, resulting in significant structural damages. Although damage to the structure was covered by insurance, we were not insured for the related crop damage. We sold the Mt. Carmel greenhouse in June 1999.


We are Sensitive to Price Increases in Raw Materials

         Increases in the cost of raw materials essential to our operations, particularly tomato plant seedlings, bees, rockwool, carbon dioxide, fertilizer, insecticides and packaging materials, would increase our costs of production, which we may be unable to recoup through higher sales prices. A scarcity of these raw materials could require us to curtail production, which also would have a material adverse effect on our results of operations. We generally do not enter into agreements for the supply of any raw materials for longer than one year.

We Lease Some of Our Greenhouse Facilities

         We lease three of our greenhouse facilities which collectively represent 34% of our greenhouse acreage. These leases expire in 2003, 2007 and 2008, respectively. We cannot assure that these leases can be renewed at rents or upon other terms that are as favorable as the existing terms. If we were not able to renew the leases, or if we were to renew the leases on less favorable terms, we could be adversely impacted.

We Depend on Certain Corporate Relationships

         We enjoy relationships with other companies which have contributed, and in some cases continue to contribute, to our success. Our future success will depend, in part, on developing new relationships and continuing the existing relationships with these companies. None of our customers is required under contract or other arrangements to continue to purchase products from us. During the transition period ended January 3, 1999, approximately 68% of our net revenues was derived from tomato sales to our ten largest customers. If any of such customers elected to terminate its relationship with us, such termination could have a material adverse effect on us.

         We have entered into a distribution agreement with Grodania A/S, a Danish company, pursuant to which we have obtained exclusive rights to distribute in the United States, Canada, Mexico and the Caribbean, the Grodan(R) brand of Stonewool, an inert growing medium, manufactured by Grodania. The term of the agreement expires on December 31, 2000, at which time the agreement will automatically extended for successive one year terms, unless either party shall terminate the agreement in accordance with the termination provisions thereof. Termination of this agreement could have a material adverse effect on our business, financial condition and results of operations.

Our Growth Strategy Presents Risks

         We have experienced substantial growth in our production capabilities over the past two years, which has placed greater demands on our operating, administrative and financial resources. Our future growth will depend on a number of factors, including the timely construction of additional greenhouses, our ability to control production costs and market our products effectively, our ability to maintain the quality of our produce and the recruitment and retention of qualified personnel. Sustaining profitable growth will also require the implementation of fully integrated enterprise systems and will require additional management, operating and financial personnel. We cannot assure that we will be able to manage our expanding operations effectively or that we will be able to implement our growth plan, and any failure to do so is likely to have a materially adverse effect on our business, results of operations and financial condition.

Our Directors and Executive Officers Own a Significant Percentage of Our Capital Stock

         Our directors and executive officers own, in the aggregate, approximately 73% of our outstanding Common Stock. These stockholders, if acting together, will be able to control the vote of substantially all matters requiring approval by our stockholders. Such matters include the election of directors and the approval of mergers or other business combination transactions. We may be adversely impacted by the control that such stockholders will have with respect to matters affecting us.

Substantial Sales of Shares May Impact the Market Price of Our Common Stock

         If our stockholders sell substantial amounts of our Common Stock, including shares issued upon the exercise of outstanding options and warrants, the market prices of our Common Stock may fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         Certain holders of our Common Stock are entitled to certain demand and piggyback registration rights with respect to registration of their shares under the Securities Act. If such holders, exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales may have an adverse effect on the market price of our stock. If we were to initiate a registration and include shares held by these holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on our ability to raise capital.

                    MARKET FOR COMMON STOCK; DIVIDEND POLICY


         Our Common Stock trades on The Nasdaq Stock Market under the symbol "ECSCE". As of May 1, 1999, there were approximately 269 holders of record of the Company's Common Stock. We effectuated a one-for-five reverse stock split effective at the close of business on September 30, 1998. On June 9, 1999, the reported closing price of the Common Stock was $1-1/2 per share.


         The table below sets forth, for the fiscal quarters indicated, the reported high and low closing sales prices (reflecting the reverse split at September 30, 1998) of our Common Stock as reported by the Nasdaq Stock Market based on published financial sources.

                                                 High            Low
                                                 ----            ---
               1999
               ----
Fiscal Quarter ending June 30, 1999
 (through June 9, 1999)                         $2-5/8          $1-1/4
Fiscal Quarter ending March 31, 1999             4-5/8           2-5/8

               1998
               ----
Fiscal Quarter ended January 3, 1999           9 -1/16          5
Fiscal Quarter ended September 30, 1998        9-11/16          6-3/32
Fiscal Quarter ended June 30, 1998              9-1/16          5
Fiscal Quarter ended March 31, 1998            9-11/16          6-3/32

               1997
               ----
Fiscal Quarter ended December 31, 1997         10               5
Fiscal Quarter ended September 30, 1997         7-3/16          5-5/16
Fiscal Quarter ended June 30, 1997              8-3/4           4-7/32
Fiscal Quarter ended March 31, 1997            12-1/2           5


         We have not paid any dividends on our Common Stock and we do not anticipate doing so in the foreseeable future. Certain provisions of our loan agreements prohibit the payment of dividends.

                             SELECTED FINANCIAL DATA

         The selected financial data presented below has been derived from (i) the Company's audited consolidated financial statements for the transition period ended January 3, 1999 and for each year in the five year period ended June 30, 1998 and (ii) the Company's unaudited consolidated financial statements for the six months ended December 31, 1997. The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes which appear elsewhere in this Prospectus.

Consolidated Statements of Operations Data       Transition   Six Months
(in thousands, except per share amounts)        Period Ended    Ended                          Years Ended June 30,
                                                  January 3,  December 31,  -------------------------------------------------------
                                                     1999        1997        1998        1997        1996        1995        1994
                                                     ----        ----        ----        ----        ----        ----        ----
                                                              (Unaudited)
Net revenues ...................................   $ 26,194    $ 17,835    $ 46,177    $ 39,862    $ 24,668    $ 20,251    $ 15,535
Cost of revenues ...............................     25,237      14,675      41,847      32,279      18,603      16,617      12,639
                                                   --------    --------    --------    --------    --------    --------    --------
Gross profit ...................................        957       3,160       4,330       7,583       6,065       3,634       2,896
                                                   --------    --------    --------    --------    --------    --------    --------
Operating expenses:
   Selling, general and administrative..........      8,307       3,987      10,336       6,879       6,394       7,317       7,302
   Research and development ....................        239         202         465         508       1,018       4,483       8,156
   Asset valuation and restructuring
    (reversal) charges .........................         --          --          --        (377)     (1,550)      6,000       5,800
                                                   --------    --------    --------    --------    --------    --------    --------
   Total operating expenses ....................      8,546       4,189      10,801       7,010       5,862      17,800      21,258
                                                   --------    --------    --------    --------    --------    --------    --------
Operating (loss) income ........................     (7,589)     (1,029)     (6,471)        573         203     (14,166)    (18,362)
                                                   --------    --------    --------    --------    --------    --------    --------
   Other (expense) income:
   Interest, net ...............................     (2,928)       (841)     (3,289)     (1,923)       (611)       (682)        599
   Other, net ..................................       (158)       (100)       (115)         12         136         158         796
                                                   --------    --------    --------    --------    --------    --------    --------
       Total other (expense) income ............     (3,086)       (941)     (3,404)     (1,911)       (475)       (524)      1,395
                                                   ========    ========    ========    ========    ========    ========    ========
  Loss before taxes, minority interest
    and extraordinary item minority interest ...    (10,675)     (1,970)     (9,875)     (1,338)       (272)    (14,690)    (16,967)
Provision for income taxes .....................         67          21          21          78         116          91          48
                                                   --------    --------    --------    --------    --------    --------    --------
  Loss  before minority interest
    and extraordinary item .....................    (10,742)     (1,991)     (9,896)     (1,416)       (388)    (14,781)    (17,015)
Minority interest ..............................      2,255       1,311       5,659       1,936         274          --          --
                                                   --------    --------    --------    --------    --------
(Loss) income before extraordinary item ........     (8,487)       (680)     (4,237)        520        (114)    (14,781)    (17,015)
Extraordinary item .............................         --          --          --          --         241          --          --
                                                   --------    --------    --------    --------    --------    --------    --------
Net (loss) income ..............................   ($ 8,487)   ($   680)   ($ 4,237)   $    520    $    127    ($14,781)   ($17,015)
                                                   ========    ========    ========    ========    ========    ========    ========
(Loss) earnings per share:
--------------------------
Basic
-----
   Income (loss) before extraordinary item .....   ($  0.73)   ($  0.06)   ($  0.36)   $   0.05    ($  0.01)   ($  1.31)   ($  1.54)
   Extraordinary item ..........................         --          --          --          --        0.02          --          --
                                                   --------    --------    --------    --------    --------    --------    --------
   Net (loss) income ...........................   ($  0.73)   ($  0.06)   ($  0.36)   $   0.05    $   0.01    ($  1.31)   ($  1.54)
                                                   ========    ========    ========    ========    ========    ========    ========
   Weighted average basic share outstanding ....     11,641      11,605      11,619      11,548      11,334      11,288      11,070
                                                   ========    ========    ========    ========    ========    ========    ========
Diluted
-------
   Income (loss) before extraordinary item .....   ($  0.73)   ($  0.06)   ($  0.36)   $   0.05    ($  0.01)   ($  1.31)   ($  1.54)
   Extraordinary item ..........................         --          --          --          --        0.02          --          --
                                                   --------    --------    --------    --------    --------    --------    --------
   Net (loss) income ...........................   ($  0.73)   ($  0.06)   ($  0.36)   $   0.05    $   0.01    ($  1.31)   ($  1.54)
                                                   ========    ========    ========    ========    ========    ========    ========
   Weighted average diluted shares outstanding .     11,641      11,605      11,619      11,583      11,381      11,288      11,070
                                                   ========    ========    ========    ========    ========    ========    ========

Consolidated Balance Sheet (in thousands                                                           June 30,
                                                         January       -------------------------------------------------------------
                                                           1999          1998           1997        1996          1995        1994
                                                           ----          ----           ----        ----          ----        ----
Unrestricted and restricted cash, cash equivalents,
short-term investments and marketable securities ...    $   1,222     $   4,222     $   6,787    $   6,151    $   8,036    $  20,542
Total assets .......................................      101,864        79,508        70,592       36,249       20,465       35,251
Debt and capital leases ............................       85,797        55,274        43,483       19,460        8,580        8,287
Stockholder's equity (deficit) .....................    $  (5,094)    $    (118)    $   4,046    $   3,010    $   2,625    $  17,974

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         EcoScience Corporation ("EcoScience" or the "Company") and its wholly owned subsidiaries are primarily engaged in the production, marketing and sale of branded premium grade tomatoes. In addition, the Company markets, sells, develops and commercializes products for the agricultural and biological insect and disease control industries. As used herein, the term "Company" refers to EcoScience and its subsidiaries, unless the context indicates otherwise.

         References contained herein to "the period ended January 3, 1999" mean the period commencing July 1, 1998 and ending January 3, 1999.

         The Company's two reportable segments are comprised of (i) greenhouse tomatoes and (ii) biological and agricultural products.

         The Company experienced significant and unprecedented growth during the first six months of calendar year 1998, particularly in the greenhouse tomato segment represented by Agro Power Development, Inc. ("APD"). See "Merger with Agro Power Development, Inc." below. During this period, APD completed construction and started up approximately 101 additional acres of greenhouse production in beefsteak (42 acres) and cluster on-the-vine (59 acres) tomatoes. This increase in acreage represented an approximate 135% increase in production capacity over the 75 acres of production capacity for calendar year 1997. In addition, APD began construction on an additional 41 acre greenhouse to grow and sell colored bell peppers (the "Presidio Phase I Project"). The first 26 acres of this greenhouse went into operation in October 1998, thereby increasing production capacity by approximately 169% for calendar 1998 as compared to calendar 1997. To accommodate this growth, the Company also expanded its sales and marketing organization and its financial and greenhouse management operations. Increases in sales and revenues and the achievement of economies of scale generally lag increases in production capacity, but expenses for startup, infrastructure and personnel occur in advance of revenues. The operating results for the period ended January 3, 1999 reflect a significant portion of these expenses in advance of anticipated revenues from the three new greenhouse projects.

         As described below under "Results of Operations," operating results for the period ended January 3, 1999 were adversely affected by abbreviated growing cycles and delays in crop planting at certain of the Company's greenhouse facilities. In addition, in April 1999, management determined that in view of unfavorable pricing trends in the pepper market, it would convert the Presidio Phase I Project from peppers to tomatoes, thereby shortening the harvest period for the then current pepper crop by approximately three months. As a result, certain significant expenditures made by the Company to plant the pepper crop will not be recoverable and were charged to earnings in the three month period ending January 3, 1999. The Company believes that, with the exception of the Presidio facility, its greenhouse operations are now approaching their optimal production schedules for the first time in its history, compared with results in calendar 1998 when three of seven operations (101 of the 176 acres in operation) were out of the harvest cycle necessary to achieve optimal production and pricing due to start-up factors. The Company began to realize the benefits of the increased production capacity added during 1998, through its increased production and sales, in the quarter ended January 3, 1999 and expects this trend to generally continue during 1999.

         During the period ended January 3, 1999, the Company incurred non-recurring expenses of approximately $1,500 as a result of the merger transaction with APD.

Change of Fiscal Year

         The Company has amended its by-laws to change its fiscal year from the twelve month period ended June 30 to a 52-53 week fiscal year ending on the Sunday nearest December 31 of each year. For the transition period, the fiscal year end date will be January 3, 1999.

Merger with Agro Power Development, Inc.

         On September 30, 1998, the Company issued 9,421,487 shares of Common Stock to the holders of the common stock of Agro Power Development, Inc., a privately held New York corporation ("APDNY") pursuant to the Merger Agreement, which provided for the merger of APDNY with and into a newly formed, wholly owned subsidiary of the Company which, at the effective time of the merger, changed its name to Agro Power Development, Inc. The Merger was structured as a tax free reorganization under Section 368(a) of the Internal Revenue Code. Pursuant to the Merger Agreement, the stockholders of APDNY received 30,619.067 shares of the Company's Common Stock for each outstanding share of common stock of APDNY. In addition, on September 30, 1998, the Company issued 99,000 shares of Common Stock to certain stockholders of APDNY for their entire 50% interest in Village Farms of Morocco, S.A., a Moroccan company, as provided for in the Merger Agreement. The shares of Common Stock issued to the stockholders of APDNY pursuant to the Merger Agreement represented approximately 80% of the outstanding shares of the Company, on a fully diluted basis, at the effective time of the Merger. The Merger has been accounted for as a pooling of interests and accordingly, the historical consolidated financial statements have been restated to reflect the business combination as if it had occurred at the beginning of the earliest period presented.

Acquisition

         On December 30, 1998, the Company acquired from Cogentrix all of the outstanding capital stock of each of Cogentrix Greenhouse Investments, Inc.; Cogentrix of Fort Davis I, Inc.; Cogentrix of Pocono, Inc.; Cogentrix of Marfa, Inc. and Cogentrix of Buffalo, Inc. (collectively the "Acquired Companies") which were 50% partners with the Company in limited partnerships that operate four of the Company's greenhouse operations. The purchase price of the Acquired Companies consisted of 1,000,000 shares of EcoScience common stock and a $20,600 note bearing interest at a rate of 11.25% per annum, which was originally due and payable on March 15, 1999. On March 12, 1999, Cogentrix agreed to extend the maturity date of the note to June 30, 1999. In connection with the extension, the Company issued Cogentrix an additional note in the principal amount of $1,000 which has terms similar to the original note and becomes due on June 30, 1999. The notes are secured by all of the outstanding capital stock of APD and the Acquired Companies. EcoScience is currently seeking additional debt and equity financing to fulfill this obligation. If the Company is not successful in refinancing the $21,600 aggregate principal amount of notes, it will seek an extension of the due date or a restructuring of the notes. There can be no assurances that EcoScience will be successful in these efforts.

         As a condition to the acquisition, EcoScience agreed to register the 1,000,000 shares of common stock for public sale. In the event the stock is not registered by June 15, 1999, EcoScience may be required, at the election of Cogentrix, to repurchase the 1,000,000 shares from Cogentrix at a price equal to the greater of $4.00 or the market price on the day prior to the repurchase demand, as provided.

         Additional consideration given in the transaction is as follows: (i) termination of an option agreement with Cogentrix, pursuant to which APD granted to Cogentrix certain rights to participate in future projects involving the development, acquisition, owning of or operating by APD of any greenhouse facility at which fruit or vegetables are to be grown, as defined; (ii) Cogentrix assigned and contributed its note receivable of $643 along with accrued interest ($65), due from APD to Cogentrix Greenhouse Investment, Inc. and (iii) one of the greenhouse limited partnerships cancelled its note receivable due from Cogentrix in the amount of $1,838, along with accrued interest ($191). Following the cancellation and the acquisition of the Acquired Companies by EcoScience, Cogentrix Greenhouse Investment, Inc. issued a promissory note payable to that greenhouse limited partnership in the same amount.

Sale of Postharvest Equipment Division

         On February 1, 1999, the Company's postharvest equipment division of its wholly owned subsidiary Agro Dynamics, Inc., which was the exclusive distributor in North America for Aweta B.V.'s sorting and grading equipment, was sold to Autoline, Inc. Autoline Inc. and Aweta B.V. are both wholly owned subsidiaries of FPS Food Processing Systems of Holland.

         Sales of this division were $3,532 in the period ended January 3, 1999 and $3,557, $4,967 and $2,830 in the fiscal years ended June 30, 1998, 1997 and 1996, respectively. The Company concluded that the long term outlook of the postharvest equipment distribution business was no longer consistent with its future strategic direction. This transaction will not result in a material gain or loss and will not have a material impact on the Company's financial position or results of operations.

Results of Operations

                     Thirteen Weeks Ended April 4, 1999 vs.
                        Three Months Ended March 31, 1998

         The Company's net revenues increased by $5,973 or 49% to $18,264 for the thirteen weeks ended April 4, 1999 from $12,291 for the three months ended March 31, 1998. This increase was primarily due to the increases in product sales in the greenhouse tomato market of $7,784, partially offset by decreases in the biological and agricultural products market of $1,811.

         The following table sets forth the Company's net revenues by market for the thirteen weeks ended April 4, 1999 and the three months ended March 31, 1998:

                                              April 4,    March 31,
                                                1999        1998        Increase
                                                ----        ----        --------
Tomatoes ...............................      $15,159      $ 7,375      $ 7,784
Biological and Agricultural
 Products ..............................        3,105        4,916       (1,811)
                                              -------      -------      -------
Consolidated ...........................      $18,264      $12,291      $ 5,973
                                              =======      =======      =======

         Net revenues increases for the greenhouse tomato market were primarily due to increased capacity. The Company's Buffalo, New York, Virginia, Marfa, Texas and Presidio, Texas facilities (representing 127 acres) became operational in 1998 and recorded product sales in the thirteen weeks ended April 4, 1999.

         Product sale decreases for the biological and agricultural products market were primarily due to the sale of its Postharvest equipment division on February 2, 1999. Sales of this division decreased $1,847 or 85% to $316 for the thirteen weeks ended April 4, 1999 from $2,163 for the three months ended March 31, 1998.

         Cost of revenues increased $4,846 or 61% to $12,839 for the thirteen weeks ended April 4, 1999 from $7,993 for the three months ended March 31, 1998, primarily due to net revenues increases.

         Gross profit on net revenues increased $1,127 or 26% to $5,425 for the thirteen weeks ended April 4, 1999 from a gross profit of $4,298 for the three months ended March 31, 1998, primarily as a result of the increase in net revenues from the tomato segment. Gross profit percentage on net revenues decreased to 30% for the thirteen weeks ended April 4, 1999 from 35% for the three months ended March 31, 1998, due primarily to some remaining start-up costs and the abbreviated crop cycle at the Presidio facility resulting from the conversion from peppers to tomatoes. Management decided during the thirteen weeks ended April 4, 1999 to end the crop prematurely in April 1999 due to unfavorable market prices.

         Selling, general and administrative expenses increased $834 or 31% to $3,513 for the thirteen weeks ended April 4, 1999 from $2,679 for the three months ended March 31, 1998, primarily due to increased expenses attributable to the Company's four new greenhouse facilities, and the expansion of the Company's sales, marketing, finance and greenhouse management operations.

         Research and development expenses increased $12 or 11% to $117 for the thirteen weeks ended April 4, 1999 from $105 for the three months ended March 31, 1998,due primarily to an increase in expenses associated with field trials.

         Operating income increased $281 or 19% to $1,795 for the thirteen weeks ended April 4, 1999 compared to $1,514 for the three months ended March 31, 1998. The increase in operating income resulted primarily from an increase of $1,127 in gross profit for the thirteen weeks ended April 4, 1999, attributable primarily to the greenhouse tomato segment and partially offset by a $846 increase in operating expenses.

         Other expenses increased by $1,589 to $2,584 for the thirteen weeks ended April 4, 1999, compared to $995 for the three months ended March 31, 1998, primarily due to increased interest expenses. Interest expense, net, increased by $1,576 for the thirteen weeks ended April 4, 1999 compared to the three months ended March 31, 1998 due to $625 in interest incurred on the $21,600 in promissory notes issued in connection with the Cogentrix acquisition, $587 in default interest recorded on the CoBank facility due to certain technical defaults and increased indebtedness incurred in connection with the development of the greenhouse facilities added in 1998.

         The Company's net income decreased $828 or $0.07 per basic and diluted share to a net loss of $730 or $.0.06 per diluted share for the thirteen weeks ended April 4, 1999 compared to net income of $98 or $0.01 per diluted share for the three months ended March 31, 1998.

         The Company's EBITDA increased $1,544 or 77% to $3,539 for the thirteen weeks ended April 4, 1999 from $1,995 for the three months ended March 31, 1998. EBITDA is net income (loss) excluding interest income, interest expense, depreciation and amortization expense. While EBITDA should not be constructed as a substitute for income (loss) from operations, net income (loss) or cash flows from operating activities in analyzing the Company's operating performance, financial condition or cash flows, the Company is reporting EBITDA because it is commonly used by certain users of the Company's financial statements to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt.


                      Transition Ended January 3, 1999 vs.
                       Six Months Ended December 31, 1997

         The Company's net revenues increased by $8,359 or 47% to $26,194 for the period ended January 3, 1999 from $17,835 for the same period in 1997. This increase was primarily due to the increases in product sales in the greenhouse tomato market of $6,797, and the biological and agricultural products market of $1,562.

         The following table sets forth the Company's net revenues by market for the period ended January 3, 1999 and the six months ended December 31, 1997:

                                               January 3,  December 31,
                                                 1999         1997      Increase
                                                 ----         ----      --------
Tomatoes ................................      $15,453      $ 8,656      $ 6,797
Biological and Agricultural
 Products ...............................       10,741        9,179        1,562
                                               -------      -------      -------
Consolidated ............................      $26,194      $17,835      $ 8,359
                                               =======      =======      =======

         Net revenues increases for the greenhouse tomato market were primarily due to increased capacity. The Company's Buffalo, New York, Virginia and Marfa, Texas facilities (representing 101 acres) became operational in the first half of 1998 and recorded product sales in the period ended January 3, 1999. The Company's Presidio facility (representing 26 acres) became operational in the six month period ended January 3, 1999.

         Net revenues increases for the biological and agricultural products market were primarily due to approximately $1,236 in Postharvest equipment sold in the period ended January 3, 1999 that was delayed from the first half of 1998 due to a fire damage sustained at the manufacturer's facility. The remaining increases related to increased selling efforts.

         Cost of revenues increased $10,562 or 72% to $25,237 for the period ended January 3, 1999 from $14,675 for the same period in 1997, primarily due to net revenues increases. For tomatoes, cost of revenues sold increased $9,067 or 116% to $16,903 for the period ended January 3, 1999 from $7,836 for the same period in 1997, primarily due to the significant growth in production (169%) during 1998 associated with the three new facilities in Virginia, Marfa, Texas and Buffalo, New York, which combined for substantially all of the increase in cost of revenues.

         Gross profit on net revenues decreased $2,203 to $957 for the period ended January 3, 1999 from a gross profit of $3,160 for the same period in 1997, while gross profit percentage on net revenues decreased to 4% for the period ended January 3, 1999 from 18% for the same period in 1997. Gross profit on net revenues decreased $2,270 for the tomato greenhouse market to a gross loss of $1,450 from a gross profit of $820 for the period ended January 3, 1999, while gross profit percentage decreased to (9%) from 9% in the same period. The decrease was primarily due to start-up costs and delays at the Company's Buffalo, New York and Virginia greenhouse facilities and the poor results of its pepper crop at the Presidio greenhouse facility.

         The facilities in Buffalo, New York and Virginia recorded $2,285 in gross losses because the timing of the construction completion and startup did not coincide with the optimal cropping cycle (seed, plant, grow, harvest) of these facilities during the first year of operations. The costs incurred at these facilities were naturally spread across lower production and sales due to the abbreviated growing cycle and, therefore, significantly lowered gross profits of these facilities.

         The timing of the 101 additional acres that started up between January and April of 1998 came at a time when market prices were on a seasonal decline going into the summer season and the crop cycle was coming to an end (to ready greenhouses for the next and normal starting cycle), thereby preventing the Company from recovering the up front crop expenditures in an abbreviated crop cycle or harvest period. In addition, the crop cycle of the Company's 42 acre Virginia greenhouse was adversely impacted by the delay of the lessor of the facility in obtaining the approval of its lenders required for the conversion and expansion of the facility. As a result, the Company was not able to begin planting in the Virginia greenhouse until late in the growing cycle which delayed tomato production beyond the favorable spring pricing period. As a result, this facility was unable to produce sufficient yield to cover costs. In addition, the Company subsequently determined that light levels in Virginia were sufficient to produce tomatoes in the winter and thus elected to cut short the already abbreviated growing cycle at the Virginia greenhouse and begin a new crop that would come into initial harvest in December 1998 when the higher winter pricing is available in the marketplace. Also, the Buffalo, New York greenhouse had construction delays and was late in installing infrastructure and required systems, thereby delaying the start of the normal crop cycle and further impacting operating performance. These delays increased operating costs during the period ended January 3, 1999.

         The Company's Presidio facility in Texas began pepper production in the second half of 1998. Management decided, subsequent to January 3,1999, to end the crop prematurely in April 1999 due to unfavorable market prices. This resulted in a write down of inventory resulting in $1,784 of negative gross margin. The Company is currently converting the facility for tomato production and plans to begin harvesting these tomatoes in June 1999.

         Selling, general and administrative expenses increased $4,320 or 108% to $8,307 for the period ended January 3, 1999 from $3,987 for the same period in 1997, primarily due to non-recurring merger costs of $1,500, increased expenses attributable to the Company's four new greenhouse facilities, the expansion of the Company's sales, marketing, finance and greenhouse management operations, and post-merger transaction costs, including severance compensation to former officers and professional fees.

         Research and development expenses increased $37 or 18% to $239 for the period ended January 3, 1999 from $202 for the same period in 1997, due primarily to increases in personnel and related costs.

         Operating loss increased $6,560 to $7,589 for the period ended January 3, 1999 compared to a $1,029 operating loss for the same period in 1997. The increase in operating loss resulted primarily from a $2,203 decrease in gross profit for the period ended January 3, 1999 compared to the same period in 1997, and a $4,357 increase in operating expenses.

         Other expenses increased by $2,145 to $3,086 for the period ended January 3, 1999, compared to $941 for the same period in 1997, primarily due to increased interest expenses attributable to indebtedness incurred in connection with the development of the new greenhouse facilities. Interest expense, net, increased by $2,087 reflecting the higher level of debt outstanding during the period ended January 3, 1999 compared to the same period in 1997.

         The Company's net loss increased $7,807 or $0.67 per diluted share to $8,487 or $0.73 per diluted share for the period ended January 3, 1999 compared to a net loss of $680 or $0.06 per diluted share for the same period in 1997.

                          Year Ended June 30, 1998 vs.
                            Year Ended June 30, 1997

         The Company's net revenues increased $6,315 or 16% to $46,177 in 1998 from $39,862 in 1997 primarily due to increases in tomatoes product sales of $6,908, partially offset by a decrease in biological and agricultural product sales of $593. The following table sets forth the Company's net revenues by market for 1998 and 1997:

                                                         Years Ended
                                                           June 30,
                                              ----------------------------------
                                                                       Increase
                                               1998          1997     (Decrease)
                                               ----          ----     ----------
Tomatoes ...............................      $28,871      $21,963    $ 6,908
Biological and Agricultural
 Products ..............................       17,306       17,899       (593)
                                              -------      -------    -------
Consolidated ...........................      $46,177      $39,862    $ 6,315
                                              =======      =======    =======


         Net revenues increases for the greenhouse tomato market were primarily due to increased capacity. The Company's Buffalo, Virginia and Marfa, Texas facilities (representing 101 acres) became operational in the first half of 1998 and recorded net revenues in 1998.

         Net revenues decreases for the biological and agricultural products market were primarily due to the delayed shipment and installation of equipment orders as a result of fire damage sustained at the manufacturer's facility. This decrease was partially offset by increases in the sales of other product lines. The result of the postponement of shipments caused by the fire had an adverse effect on the Company's operating results for the fourth quarter of fiscal 1998.

         Cost of revenues increased $9,568 or 30% to $41,847 in 1998 from $32,279 in 1997, primarily due to product sales increases. For tomatoes, cost of revenues increased $9,705, or 50% to $29,015 in 1998 from $19,310 in 1997, primarily due to the growth in production during 1998 associated with the three new facilities in Buffalo, Virginia and Marfa, Texas.

         Gross profit on net revenues decreased $3,253 or 43% to $4,330 in 1998 from $7,583 in 1997, while gross margin percentage on product sales decreased to 9% in 1998 from 19% in 1997. For tomatoes, gross profit decreased $2,797 to a gross loss of $144 in 1998 from a gross profit of $2,653 in 1997, while gross margin percentage decreased to 0% in 1998 from 12% in 1997 due to the abbreviated crop cycles, resulting in production costs being spread over lower sales, in the Buffalo and Virginia facilities and growing system problems at the Company's Fort Davis, Texas facility which have subsequently been corrected. For biological and agricultural products, gross profit decreased $456 or to $4,474 in 1998 from $4,930 in 1997, while gross margin percentage decreased to 26% in 1998 from 28% in 1997, due to decreased sales and a shift in product mix towards certain typically lower margin product lines.

         The facilities in Buffalo, New York and Virginia recorded $1,567 in combined gross losses because the timing of the construction completion and startup did not coincide with the optimal cropping cycle (seed, plant, grow, harvest) of these facilities during the first year of operations. The costs incurred at these facilities were naturally spread across lower production and sales due to the abbreviated growing cycle and, therefore, significantly lowered gross profits of these facilities.

         The timing of the 101 additional acres that started up between January and April of 1998 came at a time when market prices were on a seasonal decline going into the summer season and the crop cycle was coming to an end (to ready greenhouses for the next and normal starting cycle), thereby preventing the Company from recovering the up front crop expenditures in an abbreviated crop cycle or harvest period. In addition, the crop cycle of the Company's 42 acre Virginia greenhouse was adversely impacted by the delay of lessor of the facility in obtaining the approval of its lenders required for the conversion and expansion of the facility. As a result, the Company was not able to begin planting in the Virginia greenhouse until late in the growing cycle which delayed tomato production beyond the favorable spring pricing period. As a result, this facility was unable to produce sufficient yield to cover costs. In addition, the Company subsequently determined that light levels in Virginia were sufficient to produce tomatoes in the winter and thus elected to cut short the already abbreviated growing cycle at the Virginia greenhouse and begin a new crop that would come into initial harvest in December 1998 when the higher winter pricing is available in the marketplace. Also, the Buffalo, New York greenhouse had construction delays and was late in installing infrastructure and required systems, thereby delaying the start of the normal crop cycle and further impacting operating performance. These delays increased operating costs during the quarter ended June 30, 1998.

         The facility at Fort Davis, Texas experienced significant production problems, resulting in lower production, thereby raising costs relative to sales. This resulted in the recording of $558 in negative gross profit.

         Selling, general and administrative expenses increased $3,457 or 50% to $10,336 in 1998 from $6,879 in 1997, primarily due to start-up costs attributable to the Company's three new greenhouse facilities and the expansion of the Company's sales, marketing, finance and greenhouse management operations.

         Research and development expenses decreased $43 or 8% to $465 in 1998 from $508 in 1997, primarily due to reductions in personnel and related costs.

         In June 1997, the Company reversed $300 of accrued restructuring costs no longer deemed necessary for facilities consolidation and relocation, which relate to accrued restructuring costs originally recorded in 1995. In August 1996, the Company and a finance company reached a lease settlement agreement under which the Company paid $880 to satisfy the remaining lease obligation of approximately $1,248 of principal and $17 of accrued interest, and returned certain leased equipment with a net book value of $308 to the finance company, which resulted in a reversal of a restructuring charge of $77 in 1997. The Company charged costs and expenses totaling $109 and $273 against the restructuring accruals during 1998 and 1997, respectively.

         Operating income decreased $7,044 to an operating loss of $6,471 for 1998 compared to operating income of $573 for 1997. The decrease in operating income resulted from a $3,791 increase of total operating expenses in 1998 compared to 1997, in addition to a $3,253 decrease in gross profit. The operating loss for 1998 was $6,471, a decrease in operating income of $6,667, compared to operating income of $196 for 1997, when the $377 in restructuring reversals are excluded. Operating expenses increased $3,414 or 46% to $10,801 for 1998 compared to $7,387 for 1997 when the restructuring reversals are excluded.

         Other income (expense) increased $1,493 or 78% to $3,404 net expense in 1998 compared to $1,911 net expense in 1997. The increase in other, net was primarily attributable to increased interest expense. Interest expense increased by $1,366 reflecting the higher level of debt incurred in connection with the development of the new greenhouse facilities.

         The Company's net loss increased $4,757 or $0.41 per share basic and diluted to a net loss of $4,237 or $0.36 per share basic and diluted for 1998 compared to net income of $520 or $0.05 per share basic and diluted for 1997. Excluding the $377 reversal of restructuring charges in 1997, the net income for 1997 was $143 or $0.01 per share basic and diluted.

                            Year Ended June 30, 1997
                      Compared to Year Ended June 30, 1996

         The Company's net revenues increased $15,194 or 62% to $39,862 in 1997 from $24,668 in 1996 primarily due to increases in tomato sales of $10,873, and biological and agricultural product sales of $4,321. The following table sets forth the Company's net revenues by market for 1997 and 1996:

                                                   Years Ended
                                                     June 30
                                               --------------------
                                                1997          1996      Increase
                                                ----          ----      --------
Tomatoes ................................      $21,963      $11,090      $10,873
Biological and agricultural
 products ...............................       17,899       13,578        4,321
                                               -------      -------      -------
Consolidated ............................      $39,862      $24,668      $15,194
                                               =======      =======      =======


         Net revenues increases for the greenhouse tomato market were primarily due to increased capacity. The Company's Fort Davis, Texas and Pocono, Pennsylvania facilities (representing 53 acres) became operational in 1997 and recorded product sales in 1997.

         Net revenues increases for the biological and agricultural products market were primarily due to increased selling efforts and market penetration for its substrate, postharvest equipment and irrigation systems product lines.

         Cost of revenues increased $13,676 or 74% to $32,279 in 1997 from $18,603 in 1996, primarily due to product sales increases. For tomatoes, cost of revenues increased $10,548 or 120% to $19,310 in 1997 from $8,762 in 1996, primarily due to the growth in production during 1997 associated with the two new facilities in Fort Davis, Texas and Pocono, Pennsylvania.

         Gross profit on net revenues increased $1,518 or 25% to $7,583 in 1997 from $6,065 in 1996, while gross margin percentage on product sales decreased to 19% in 1997 from 25% in 1996. Gross margin percentage decrease was primarily due to startup costs in the greenhouse tomatoes segment and a shift in product mix towards typically lower margin equipment product sales in the biological and agricultural products market, partially offset by increased sales of typically higher margin Biologicals, Bio-Blast and Bio-Save.

         Selling, general and administrative expenses increased $485 or 8% to $6,879 in 1997 from $6,394 in 1996, primarily due to increases in personnel and related costs.

         Research and development expenses decreased $510 or 50% to $508 in 1997 from $1,018 in 1996, primarily due to reductions in personnel and related costs and certain professional fees.

         In June 1997, the Company reversed $300 of accrued restructuring costs no longer deemed necessary for facilities consolidation and relocation, which relate to accrued restructuring costs originally recorded in 1995. In August 1996, the Company and a finance company reached a lease settlement agreement under which the Company paid $880 to satisfy the remaining lease obligation of approximately $1,248 of principal and $17 of accrued interest, and returned certain leased equipment with a net book value of $308 to the finance company, which resulted in a reversal of a restructuring charge of $77 in 1997. In 1996, the Company reversed $1,550 of accrued restructuring costs that related to a termination of a lease for its Worcester corporate headquarters and research and development facility.

         Operating income increased $370 to $573 for 1997 compared to an operating profit of $203 for 1996. The increase in operating income resulted from a $1,518 increase in gross profit, partially offset by an increase of $1,148 in total operating expenses in 1997 compared to 1996. Operating income for 1997 was $196, an increase of $1,543, compared to an operating loss of $1,347 for 1996, when the restructuring reversals are excluded. Operating expenses decreased $25 to $7,387 for 1997 compared to $7,412 for 1996 when the restructuring reversals are excluded.

         Other income (expense) increased $1,436 or 302% to $1,911 net expenses in 1997 compared to $475 net expense in 1996. The increase was primarily attributable to an increase in interest expense of $1,312 or 215%, resulting primarily from the higher average levels of long-term debt and capital lease obligations outstanding during 1997 compared to 1996.

         In 1996, the Company realized an extraordinary gain on the early extinguishment of debt of $241 or $0.02 per share basic and diluted with no related income tax effect.

         The Company's net income increased $393 or $0.04 per share basic and diluted to net income of $520 or $0.05 per share basic and diluted for 1997 compared to net income of $127 or $0.01 per share basic and diluted for 1996. Excluding amounts for the reversals of accrued restructuring costs and extraordinary gain, net income for 1997 was $143 or $0.01 per share basic and diluted, a $1,807 or $0.16 per share basic and diluted improvement, compared to the net loss of $1,664 or $0.15 per share basic and diluted for 1996. The excluded amounts for the reversals and extraordinary gain of accrued restructuring costs are: (i) for 1997: the $377 reversals of restructuring charges; and (ii) for 1996: (a) the $1,550 reversal of accrued restructuring costs, and (b) the $241 extraordinary gain on early extinguishment of debt.

Liquidity And Capital Resources

         The Company's operations have been funded through revenues from product sales, public and private placements of its equity securities, bank loans and lease financings, licensing, collaborative research and development arrangements, and investment income.

         The Company is experiencing a significant liquidity shortfall primarily due to (i) the production start-up issues encountered at and crop cycle adjustments of the approximate 127 acres of additional greenhouse production capacity in its greenhouse tomato segment during 1998, discussed above, and (ii) the need to refinance its $21,600 aggregate principal amount of promissory notes issued to Cogentrix that becomes due on June 30, 1999 and its $3,000 line of credit, the extended due date of which was April 28, 1999. In addition, the Company did not make certain interest and principal payments due to its primary lender beginning on October 20, 1998, which constituted default, and is in default of financial covenants with its lenders. In February 1999, the Company cured its payment defaults with its primary lender. The Company has also delayed payments to vendors; however, the Company has structured extended terms with certain vendors and has substantially paid most other vendors whose payments were delayed.


         Production and sales, and correspondingly, cash flow has improved in the first quarter of calendar 1999 and the Company expects these improvements to generally continue through 1999. The Company's management has been in close contact with major suppliers and its lenders, and the parties are working cooperatively together to manage this cash flow shortfall. Although the Company's liquidity position is currently manageable, the cash shortfall will remain until additional capital is raised. The Company is, as well, actively seeking the refinancing of its $21,600 aggregate principal amount of promissory notes and its $3,000 revolving line of credit related to its agricultural and biological products division. If the Company is not successful in refinancing the notes, it will seek a further extension of the due date or a restructuring of the terms of the notes. In recent discussions with the Company, Cogentrix has indicated that it would consider an extension of the due date of the notes to January 2000; however, any such extension would be subject to the negotiation and execution of definitive extension agreements. The Company has received a term sheet from a financial institution in the amount of $4,000 to replace its expiring revolving line of credit. The Company believes that it will finalize the replacement financing arrangement in June 1999. No assurance can be given that the Company will be able to complete the refinancings, obtain an extension or restructuring of the notes or that the Company's creditors will not attempt to enforce legal remedies available to them.


         Village Farms International Finance Association ("VFIFA") is a non-profit cooperative formed by APD to obtain and provide construction, term and working capital financing for its members. VFIFA has entered into each of a line of credit agreement (the "Line of Credit Agreement"), a term loan agreement (the "Term Loan Agreement") and a construction loan agreement (the "Construction Loan Agreement") with CoBank, ACB ("CoBank"), as lender and as agent for other lenders which may become a party to such agreements (collectively, the "VFIFA Loan Agreements"). The VFIFA Loan Agreements collectively provide up to $60 million aggregate amount of borrowings availability to VFIFA. The proceeds of borrowings under the Loan Agreements are loaned by VFIFA to its members and eligible affiliates of APD (such loans to be referred to herein as "Underlying Loans" and the recipients of such loans to be referred to herein as "Underlying Borrowers").

         APD has guaranteed all of VFIFA's obligations under the VFIFA Loan Agreements. Advances under the VFIFA Loan Documents are secured by a first lien and security interest in all of the assets of VFIFA (including the agreements and instruments which evidence the

Underlying Loans) and APD. APD is in default of a covenant contained in the VFIFA Loan Documents which requires it to maintain a 25% ratio of equity to long term debt. As a result of this default and the payment defaults that were subsequently cured, CoBank has notified the Company that until the default is cured, it will not advance funds under the VFIFA Loan Agreements.

         Under the terms of the Line of Credit Agreement, CoBank has agreed to lend VFIFA up to $13,319 on a revolving basis. Subject to CoBank's right to accelerate due to the existing default, borrowings under the Line of Credit Agreement become due on September 30, 1999; provided, however, that such date will be automatically extended for successive 12 month periods unless on or before July 31, either CoBank or VFIFA elects to terminate the agreement as of the following September 30.

         CoBank has agreed to loan VFIFA up to $46,681 under the Term Loan Agreement; provided, however, that CoBank's commitment under the Term Loan Agreement is effectively reduced by the amount of borrowings outstanding under the Construction Loan Agreement. Subject to CoBank's right to accelerate due to the existing default, all borrowings under the Term Loan Agreement become due on July 31, 2010.

         CoBank has agreed to make up to $30 million of loans to VFIFA under the Construction Loan Agreement. Subject to CoBank's right to accelerate due to the existing default, each advance made under the Construction Loan Agreement with respect to an Underlying Loan becomes due within 16 months from the date of the first advance made with respect to such Underlying Loan; provided, however, that the due date may be extended for a period of approximately 10 years if a commitment to issue permanent financing with respect to the Underlying Loan is issued under the Term Loan Agreement but the lenders under the Term Loan Agreement refuse to provide such refinancing.

         In the absence of a default, interest on amounts advanced under the Line of Credit Agreement accrues at a rate based upon the prime rate. Interest on amounts advanced under the Term Loan Agreement and the Construction Loan Agreement accrues at a rate based upon the prime rate unless VFIFA chooses a "Fixed Rate Option" (which is based upon a LIBOR rate) or a "Quoted Rate Option" (which is based upon a rated quoted by CoBank). Interest is payable monthly under all of the Loan Agreements. Due to the existing defaults under the VFIFA Loan Agreements, CoBank has imposed a default rate of interest which is equal to 4% above the base rate and notified VFIFA that the option to select an alternative interest rate is not currently available.

         The VFIFA Loan Agreements and the documents evidencing the Underlying Loans made by VFIFA contain covenants, including, among others, covenants which limit the ability of VFIFA, APD and the Underlying Borrowers to incur other indebtedness, pay dividends, make distributions, sell assets and participate in mergers and other acquisition transactions.


         As of April 4, 1999, $13,226 of borrowings were outstanding under the Line of Credit Facility, $3,421 of borrowings were outstanding under the Term Loan Agreement and $42,273 was outstanding under the Construction Loan Agreement.

         In April 1997, the Company and a lender entered into a $3,000 revolving line of credit agreement (the "Revolving Credit Agreement") for its biological and agricultural products division. In the absence of a default, funds borrowed under the Revolving Agreement bear interest at a rate of prime (7.75% at January 3, 1999) plus 2% and are secured by all the assets of the Company and all of the outstanding common stock of AGRO owned by the Company. The Revolving Credit Agreement imposes a financial covenant on the Company that requires a minimum tangible net worth of $750, as defined. The Company is currently not in compliance with this covenant. On November 24, 1998, the lender notified the Company of its intention to terminate the Revolving Credit Agreement on December 28, 1998. The Company and the lender have agreed to four extensions which extend the maturity date to April 28, 1999. The Company and the lender have agreed to certain other modifications of the Revolving Credit Agreement, including a reduction of the $1,200 inventory based borrowing limit by $40 each week which commenced on January 28, 1999 and an increase in the interest rate to prime plus 5%. As of April 4, 1999, approximately $1,923 of borrowings were outstanding under the Revolving Credit Agreement.

         In January 1999, the Company received a term sheet from an institutional lender for a $4,000 revolving line of credit which the Company intends to utilize to replace the Revolving Credit Agreement. The term sheet provides that (i) the lender's obligation to advance funds will be subject to certain formulas based upon accounts receivable and inventory, (ii) interest will accrue at a rate per annum equal to the prime rate plus 2.75%, (iii) advances will be secured by all of the assets of EcoScience and (iv) the facility will have a two year term. The lender's obligation to provide the facility is subject to various conditions, including a satisfactory examination of the Company and the collateral, the approval of its credit committee and the absence of any material change in the condition of the Company. No assurance can be given that the Company and the lender will be able to finalize the proposed loan facility.

         In March 1997, APD borrowed $1,375 from Cogentrix. The note representing this loan becomes due on June 2, 2000 and provides for quarterly interest and principal payments of $69. Borrowings under the note bear interest at the rate of 6% per annum.


         Cash and cash equivalents were $660 at April 4, 1999 compared to $1,095 at January 3, 1999. Cash provided by operating activities totaled $773 for the thirteen weeks ended April 4, 1999 and principally consisted of a decrease in accounts receivable of $1,704 and depreciation and amortization of $1,598, partially offset by a decrease in accounts payable and accrued expenses of $2,085, and a net loss of $730. Cash used in operating activities totaled $6,015 for the period ended January 3, 1999 and principally consisted of a net loss of $8,487, minority interest in the net loss of the consolidated limited partnerships of $2,255 and an increase in inventory of $4,159; partially offset by an increase in accounts payable and accrued expenses of $6,094, and depreciation and amortization of $2,146. Cash used in financing activities totaled $1,211 for the thirteen weeks ended April 4, 1999, which consisted of payments of long-term debt of $880 and net payments under lines of credit of $331. Cash provided by financing activities totaled $10,037 for the period ended January 3, 1999, which consisted principally of net borrowings under lines of credit of $8,332, proceeds from long-term debt of $3,602 and minority interest contributions of $1,000 partially offset by payments of long-term debt of $2,312, and S Corporation stockholder distributions of $400 (prior to the merger, APD was taxed as a S Corporation, which required this distribution for payment of related taxes by the APD shareholders). Cash used in investment activities for the thirteen weeks ended April 4, 1999 totaled $32, which consisted principally of purchases of property and equipment of $95, and an increase in non-current assets of $96; partially offset by proceeds from the sale of investments of $127. Cash used in investment activities for the period ended January 3, 1999 totaled $4,026, which consisted principally of purchases of property and equipment of $4,632, associated with the construction of an additional 26 acre greenhouse facility, and a decrease in non-current liabilities of $2,548; partially offset by a release of restricted cash of $2,500, which partially paid down debt in the amount of $1,500. The Company's current liabilities exceeded its current assets by $82,073 (which includes $43,651 of senior debt classified as current, which otherwise would have been classified as long-term had the Company not had certain technical defaults under the VFIFA Loan Documents) and its current ratio was 0.18 to 1, at April 4, 1999 compared to 0.20 to 1, respectively, at January 3, 1999.


         Debt and capital leases decreased by $1,211 to $84,586 at April 4, 1999 compared to $85,797 at January 3, 1999. The decrease was attributable to payments under the Company's lines of credit and construction loans.

         The Company believes that its $660 of cash and cash equivalents as of April 4, 1999, along with revenues from product sales, and approximately $1,100 of net proceeds derived from the sale of its Mt. Carmel Pennsylvania greenhouse in June 1999, will be sufficient to fund the Company's working capital needs, planned capital expenditures, and to service its indebtedness through April 5, 2000, provided that the Company can resolve its short term cash flow shortfall by raising additional capital and refinance its $21,600 aggregate principal amount of promissory notes due on June 30, 1999 and its $3,000 Revolving Credit Agreement that expired on April 28, 1999. The Company has engaged a financial advisor to assist it in raising additional funds to finance its ongoing operations in 1999, current debt obligations and expected growth after January 4, 2000. The Company is currently attempting to raise debt and/or equity financing. If the Company is not successful in refinancing the $21,600 of notes, it will continue discussions with Cogentrix with respect to an extension of the due date or a restructuring of the terms of the notes. No assurance can be given that the Company will be able to complete the refinancings, restructure the VFIFA loan facility, obtain an extension or restructuring of the notes, or that the Company's creditors will not attempt to enforce legal remedies available to them.

Seasonality

         The timing of the Company's operating revenues may vary as a result of the seasonal nature of its businesses. In addition, operating revenues may be affected by the timing of new product launches, acquisitions, sales orders, sales product mix, addition of growing capacity, cropping cycles, crop production and other economic factors. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for the full fiscal year.

Year 2000

         The Company has initiated an in-house assessment of Year 2000 ("Y2K") issues as they relate to the Company's information technology ("IT") and non-IT systems. The Company has completed its assessment of all computer hardware. The Company has determined that 95% of the Company's hardware is free of Year 2000 problems. The Company estimates that the replacement cost of non-compliant computer hardware will be approximately $10, which amount is budgeted for the second quarter of 1999. The Company expects that all computer hardware will be fully compliant by September 1, 1999.

         The Company has identified six software applications critical to the Company's operations. All such packages were purchased from third-party vendors. Four software applications constitute the Company's accounting applications. The software vendors for two of those applications have certified the packages to be Y2K compliant. The other two applications shall be Y2K compliant by the end of the second quarter of 1999. The Company is in the process of creating test plans for all accounting applications. The Company expects to complete such compliance testing by July 31, 1999.

         The Company's assessment of software applications relating to communications with business partners is 50% complete. All such applications assessed to date are Y2K compliant. The Company expects to complete its assessment of such applications by the end of the second quarter 1999. The Company's remaining critical software applications relate to the operations of the Company's greenhouse facilities. The Company is awaiting a Y2K assessment and certification from the third-party vendors who maintain such software. Such assessment and the resulting certification or maintenance is scheduled for completion by the end of the second quarter of 1999.

         In addition to the above-referenced IT systems, the Company is currently assessing its non-IT systems including its telecommunications and security systems. This assessment of non-IT systems is 85% complete. To date, the Company has discovered no Y2K problems. The Company expects that all non-IT systems shall be Y2K compliant by the end of the second quarter of 1999.

         The Company has contacted all of its critical vendors and customers, and has provided each such vendor and customer with a questionnaire relating to its respective Y2K compliance. To date, the Company has received completed questionnaires relating to approximately 15% of such vendors and customers. Vendors or customers that have not returned a completed questionnaire will be pursued for a response. Upon its receipt of the remaining questionnaires, the Company, with appropriate participation by each of its divisions, shall create a Y2K contingency plan which will provide for vendor supply and customer base adaptations necessitated by Y2K non-compliance by such parties.

         To date, the only anticipated Y2K costs to the Company will relate to the replacement of non-compliant computer hardware and upgrades of software. The cost of upgrading current software to become Y2K compliant is expected to be less than $10. The Company does not expect to incur Y2K assessment and compliance costs, as such assessments and compliance are performed by Company personnel.

         The Company's primary risks relating to Y2K non-compliance consist of its dependence upon computer hardware and software, its highly computerized greenhouse facilities, and its dependence upon various transportation vendors to move the Company's products to market. As discussed previously, the Company believes that the risks associated with computer hardware and software will be minimal. The Company's potential risks associated with its computerized greenhouse operations are extensive. The greenhouse facilities utilize computers to control water, sunlight, carbon dioxide and temperature. The costs of non-compliant control systems would be considerable. The Company is currently working with the vendors of such control systems to assess and correct any possible Y2K related problems. The Company expects that the costs to the Company of such assessment and correction will be minimal, as the Company's vendors are expected to provide any necessary Y2K corrections at minimal cost to the Company. Finally, the Company's trucking contractors are among those surveyed for Y2K compliance. The Company will assess the risks associated with noncompliance among those contractors and will provide for the use of alternative transportation sources in its Y2K contingency plan as necessary.

                               PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

                                   (UNAUDITED)

         The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Fiscal Year Ended June 30, 1998 and for the Period Ended January 3, 1999, have been prepared to give effect to (i) the acquisition by the Company from Cogentrix Delaware Holdings, Inc. ("Cogentrix") of all of the outstanding common stock of certain corporations that are partners with the Company in limited partnerships (the "Greenhouse Partnerships") that operate four of the Company's greenhouse operations (the "Cogentrix Acquisition"), (ii) the issuance to Cogentrix of 1,000,000 shares of the Company's Common Stock and $21,600,000 aggregate principal amount of promissory notes bearing interest at 11.25% per annum, (iii) the forgiveness of a note receivable of $1,838,000 bearing interest at 6% per annum, together with accrued interest thereon of $191,000, due from an affiliate of Cogentrix to one of the Greenhouse Partnerships, (iv) the forgiveness of a $643,000 note payable bearing interest at 6% per annum, together with accrued interest thereon of $65,000, due to an affiliate of Cogentrix from one of the Greenhouse Partnerships and (v) termination of an Option Agreement with Cogentrix, in which APD granted to Cogentrix certain rights to participate in future projects involving the development, acquisition, owning of or operating by APD of any greenhouse facility at which fruit or vegetables are to be grown, as defined; as if such transactions had occurred on July 1, 1997.

         The pro forma condensed consolidated financial information has been prepared using the purchase method of accounting for the Cogentrix Acquisition. Under this method of accounting, an allocation of the purchase price consideration given plus related acquisition costs incurred by the Company in connection with these transactions has been made based upon a preliminary estimate of the fair value of the investment in the net assets acquired from Cogentrix. The fair value of the 1,000,000 shares of Common Stock which was issued on December 30, 1998, has been estimated at $4.00 per share using the average of the closing market prices for the seven trading days between November 27, 1998 and December 7, 1998, the date on which the Stock Purchase Agreement was executed. The actual purchase accounting adjustments to reflect the fair value of the investment in the net assets acquired from Cogentrix will be based upon an independent appraisal, and accordingly, the pro forma adjustments that have been used in the pro forma condensed consolidated financial information are subject to change pending final allocation of the purchase price and are based on preliminary assumptions regarding purchase accounting adjustments.

         The pro forma condensed consolidated statements of operations have been prepared to reflect the Company's purchase of Cogentrix's minority interests in the four Greenhouse Partnerships after giving effect to the pro forma adjustments for depreciation expense, goodwill amortization expense, interest income, and interest expense related to the transactions described above. The pro forma condensed consolidated financial information does not purport to be indicative of the Company's consolidated results of operations or financial position that would have been reported had these transactions occurred on the dates indicated above, nor which may occur in the future.

ECOSCIENCE CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) FOR THE TRANSITION PERIOD ENDED JANUARY 3, 1999
(In thousands, except per share data)

                                                              Pro Forma
                                                   ----------------------------
                                       Historical   Transaction
                                         Company   Adjustments(1)  Consolidated
                                         -------   --------------  ------------
Net revenue ........................... $ 26,194                   $ 26,194
Cost of revenue .......................   25,237    $    233(2)      25,470
                                        --------    --------       --------
Gross profit (loss) ...................      957        (233)           724
Operating expenses:
   Selling, general and administrative     8,307         301          8,608
   Research and development ...........      239                        239
                                        --------    --------       --------
       Total operating expenses .......    8,546         301          8,847
                                        --------    --------       --------
Operating loss ........................   (7,589)       (534)        (8,123)
Other income (expenses):
   Interest, net ......................   (2,928)     (1,250)        (4,178)
   Other, net .........................     (158)                      (158)
                                        --------    --------       --------
       Total other expense, net .......   (3,086)     (1,250)        (4,336)
                                        --------    --------       --------
Income before income taxes and minority
 interest .............................  (10,675)     (1,784)       (12,459)
Provision for (benefit from) income
 taxes ................................       67           0(6)          67
                                        --------    --------        -------
Loss before minority interest .........  (10,742)     (1,784)       (12,526)
Minority interest in net loss of
 consolidated limited partnerships ....    2,255      (2,255)             0
                                        --------    --------       --------
Net loss .............................. ($ 8,487)   ($ 4,039)      ($12,526)
                                        ========    ========       ========
Loss per share:
   Basic
   -----
     Net loss ......................... ($  0.73)                  ($  0.99)
                                        ========                   ========
     Weighted average basic shares
 outstanding ..........................   11,641       1,000(1)      12,641
                                        ========     =======       ========
   Diluted
   -------
     Net loss ......................... $  (0.73)                   $ (0.99)
                                        ========                   ========
     Weighted average diluted shares
 outstanding ..........................   11,641       1,000         12,641
                                        ========     =======       ========


      See accompanying notes to pro forma condensed financial information.

ECOSCIENCE CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) FOR THE FISCAL YEAR ENDED JUNE 30, 1998
(In thousands, except per share data)

                                                              Pro Forma
                                                    ----------------------------
                                         Historical  Transaction
                                          Company   Adjustments(1)  Consolidated
                                          -------   --------------  ------------
Net revenue ...........................  $ 46,177                   $ 46,177
Cost of revenue .......................    41,847    $    467(2)      42,314
                                         --------    --------       --------
Gross profit ..........................     4,330        (467)         3,863
Operating expenses:
   Selling, general and administrative     10,336         603(3)      10,939
   Research and development ...........       465                        465
                                         --------    --------       --------
       Total operating expenses .......    10,801         603         11,404
                                         --------    --------       --------
Operating loss ........................    (6,471)     (1,070)        (7,541)
                                         --------    --------       --------
Other income (expenses):
   Interest, net ......................    (3,289)     (2,501)(4)     (5,790)
   Other, net .........................      (115)                      (115)
                                         --------    --------       --------
       Total other expense, net .......    (3,404)     (2,501)        (5,905)
Income before income taxes and
 minority interest ....................    (9,875)     (3,571)       (13,446)
Provision for income taxes (benefit) ..        21        0(6)             21
                                         --------    --------       --------
Income before minority interest .......    (9,896)     (3,571)       (13,467)
Minority interest in net loss of
 consolidated limited partnerships ....     5,659      (5,659)(5)          0
                                         --------    --------       --------
Net loss ..............................  ($ 4,237)   ($ 9,230)      ($13,467)
                                         ========    ========       ========
Loss per share:
   Basic
   Net loss ...........................     (0.36)                     (1.07)
                                         ========                   ========
   Weighted average basic shares
 outstanding ..........................    11,619       1,000(1)      12,619
                                         ========    ========       ========
   Diluted
   Net loss ...........................     (0.36)                     (1.07)
                                         ========                   ========
   Weighted average diluted shares
 outstanding ..........................    11,619       1,000(1)      12,619
                                         ========    ========       ========


      See accompanying notes to pro forma condensed financial information.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

                                   (UNAUDITED)

(1) Pursuant to the Stock Purchase Agreement by and between Cogentrix and the Company, the closing and effective date of which was December 30, 1998, the Company issued 1,000,000 shares of its Common Stock with a par value of $0.01 per share and a $20,600 promissory note bearing interest at 11.25% per annum, which was originally due and payable on March 15, 1999, in exchange for all of the outstanding stock of certain corporations that were partners with the Company in limited partnerships that operate four greenhouses. On March 12, 1999, Cogentrix agreed to extend the maturity date of the note to June 30, 1999 for $1,000.

     In addition, pursuant to the Stock Purchase Agreement, the Company has forgiven the amount due from Cogentrix of $1,838 under a promissory note bearing interest at a rate of 6% per annum, together with accrued interest thereon of $191, and Cogentrix has forgiven the amount due from the Company of $643 under a promissory note bearing interest at a rate of 6% per annum, together with the accrued interest thereon of $65.

     The accompanying pro forma condensed consolidated financial information does not contain a pro forma balance sheet as of January 3, 1999 as the effects of the above acquisition have been reflected in the historical January 3 1999 financial statements of the Company contained herein.

     The estimated goodwill asset which has resulted from these transactions is as follows:
          (amounts in thousands, except per share and percentage data):

     Fair value of Common Stock issued based upon an
      average of the closing market prices as reported
      between November 27, 1998 and December 7,
      1998 ($4.00 per share)......................................     $4,000
     Issuance of 11.25% promissory notes payable to
      Cogentrix on June 30, 1999..................................     21,600
     Forgiveness of 6% promissory note due from
      Cogentrix...................................................      1,838
     Forgiveness of 6% promissory note due to Cogentrix...........       (643)
     Forgiveness of accrued interest receivable for 6%
      promissory note due from Cogentrix..........................        191
     Forgiveness of accrued interest payable for 6%
      promissory note due to Cogentrix............................        (65)
     Estimated accrued transaction costs..........................        325
                                                                      -------
     Total purchase price consideration given by
      the Company.................................................     27,246
     Estimated fair value of the net assets of the
      four greenhouses acquired from Cogentrix,
      including $5,848 in minority interest.......................     15,188
                                                                      -------
     Estimated excess of purchase price over net
      assets acquired (goodwill)..................................    $12,058
                                                                      =======


(2) To adjust depreciation expense on property and equipment using the straight-line method, as follows:
        (amounts in thousands, except useful life and time factor data):

     Amount of step-up in basis of property and
      equipment for the interests in four greenhouses
      acquired to estimated fair value.............................   $9,340
     Estimated useful life in years................................       20
                                                                      ------
     Pro forma depreciation expense adjustment for fiscal
      year ended June 30, 1998.....................................     $467
     Factor to divide annual pro forma depreciation
      expense to determine pro forma adjustment for
      transition period............................................        2
                                                                      ------
     Pro forma depreciation expense adjustment for
      the transition period ended January 3, 1999..................     $233
                                                                      ======

(3) To reflect goodwill amortization expense which resulted from the Company's purchase of the acquired entities using the straight-line method as follows:

     (amounts in thousands, except useful life data):

     Amount of goodwill related to the purchase of the
      acquired entities in four greenhouses estimated above.........   $12,058
     Estimated useful life in years.................................        20
                                                                       -------
     Pro forma goodwill amortization  expense adjustment
      for fiscal year ended June 30, 1998...........................      $603
     Factor to divide annual pro forma goodwill
      amortization expense to determine pro forma
      adjustment for transition period..............................         2
                                                                       -------
     Pro forma goodwill amortization expense for the
      transition period ended January 3, 1999.......................   $   301
                                                                       =======


(4) To adjust interest income and interest expense to reflect the issuance of the $21,600 aggregate principal amount of promissory notes bearing interest at 11.25% per annum, the forgiveness of the $1,838 promissory note bearing interest at 6% per annum due from Cogentrix, and the forgiveness of the $643 promissory note bearing interest at 6% per annum due to Cogentrix as if such transactions had occurred at the beginning of periods presented as follows:

     (amounts in thousands, except percentage and time factor data):

     Record interest expense on 11.25% $21,600 notes
      payable to Cogentrix..........................................   ($2,430)
     Eliminate interest expense on 6% $643 note
      payable to Cogentrix..........................................        39
     Eliminate interest income on 6% 1,838 note
      receivable from Cogentrix.....................................      (110)
                                                                       -------
     Pro forma interest expense, net of interest
      income adjustment for the fiscal year ended June 30, 1998.....   ($2,501)
                                                                       -------
    Factor to divide annual pro forma interest expense, net
     to determine pro forma adjustments for transition period.......         2
                                                                       -------
    Pro forma interest expense, net of interest income
     adjustment for the transition period ended January 3, 1999.....   ($1,250)
                                                                       =======

(5)  To eliminate minority interest in net losses from the limited partnerships.

(6) Since the Company has incurred significant historical operating losses for both financial and income tax reporting purposes for the periods presented and due to the uncertainty of the realization of the benefit of any related deferred tax assets, the pro forma adjustments do not reflect any income tax benefit.

                                    BUSINESS

General

         The Company is primarily engaged in the production, marketing and sale of branded premium grade tomatoes grown in intensive greenhouse facilities. In addition, the Company markets, sells, develops and commercializes products for the agricultural and biological insect and disease control industries.

         The Company is, in terms of total acreage controlled by a single entity, the largest producer and marketer of premium quality, greenhouse grown tomatoes in the United States. The Company conducts its greenhouse operations through APD, a wholly owned subsidiary which was acquired by the Company pursuant to a merger transaction which became effective on September 30, 1998. APD develops, constructs and operates sophisticated, highly intensive agricultural greenhouse projects and markets and sells the premium tomatoes produced at these facilities, as well as tomatoes produced by other greenhouse growers, under its Village Farms(R) and Home Choice(TM) brand names as a consumer product, primarily to retail supermarkets and dedicated fresh food distribution companies. In 1998, APD sold approximately 47.8 million pounds of tomatoes grown at APD greenhouses, and sold an additional 4.3 million pounds of tomatoes under APD's Village Farms(R) and Home Choice(TM) brand names pursuant to marketing arrangements with third party producers.

         The Company serves the biological and agricultural product markets primarily through three subsidiaries: Agro Dynamics, Inc. and Agro Dynamics Canada Inc. (collectively, "AGRO") and EcoScience Produce Systems Corp. ("EPSC").

         EcoScience was incorporated under the laws of the State of Florida on August 27, 1982, and was reincorporated in the State of Delaware on June 29, 1988. On November 18, 1992, EcoScience acquired all of the outstanding capital stock of AGRO, an East Brunswick, New Jersey based company that engineers, designs, markets and distributes advanced technologies, products, growing systems and services for the North American intensive farming, horticulture, nursery and produce packing industries. On May 24, 1994, the Company acquired certain assets and liabilities of American Machinery Corporation ("AMC"), an Orlando, Florida based business that provided postharvest coating products and services to the fresh fruit and vegetable markets throughout the United States, the Caribbean, Central America and South America. Concurrent with the acquisition of certain assets and liabilities of AMC, the Company formed EPSC to combine the AMC product line and operating unit with the Company's existing activities in those markets.

         In February 1999, the Company sold its postharvest equipment distribution business, which engaged primarily in the sale of sorting, grading and packing systems manufactured by Aweta, B.V., to Autoline, Inc.

         The Company's primary products are (i) premium greenhouse grown tomatoes which it sells to retail supermarkets and dedicated fresh food distribution companies, (ii) advanced growing systems based on Stonewool(R), manufactured by Grodania A/S, (iii) computerized environmental and irrigation control systems manufactured by H. Hoogendoorn Automation

B.V., (iv) PacRite(R) and Indian River Gold(TM) coatings manufactured by EPSC,
(v) Bio-Save(R) PostHarvest BioProtectant line of products and (vi) Bio-Blast(R) Biological Termiticide manufactured by EcoScience. In addition, the Company distributes a broad array of specialty products used in greenhouses and in fruit, vegetable and ornamental packing.

         Financial information for each of the Company's business segments is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Company's Consolidated Financial Statements. Financial information segregated by major geographic area (United States and Canada) is set forth in Note 15 to the Company's Consolidated Financial Statements.

Greenhouse Tomatoes

General

         Through APD, the Company currently operates seven greenhouse facilities in the United States, representing approximately 190 acres of growing capacity. Three of these facilities, each of which has approximately forty-one (41) acres of growing capacity, are among the largest greenhouses in the United States. By producing, harvesting, packaging and directly marketing all of its products, APD eliminates numerous intermediaries (i.e. repackers, brokers and wholesalers) utilized by traditional field producers of fresh vegetables. In order to develop additional sources of supply, APD has entered into agreements to market and sell fresh tomatoes produced, under Village Farms(R) specifications, by two other greenhouse operations, which currently comprise a total of approximately 30 acres. If these marketing arrangements remain in effect, APD will control the marketing of approximately 216 acres of greenhouse vegetable production.

The Greenhouse Vegetable Industry

         Approximately $7 billion at the retail level, or over 5 billion pounds, of fresh tomatoes were sold in the United States in 1998. According to industry estimates, greenhouse grown tomatoes currently represent only approximately 10% to 12% of the fresh tomatoes sold in the United States. Although the United States greenhouses vegetable industry is growing rapidly (as evidenced by an increase in greenhouse tomato acreage from 1996 to 1997 of approximately 30% according to Dr. Richard Snyder, Vegetable Specialist at Mississippi State University), the Company estimates that there are only 700 to 900 acres devoted to greenhouse vegetable production in the United States and approximately 55% of the greenhouse grown tomatoes sold in the United States are imported from other countries. The Company believes that a significant opportunity exists for greenhouse growers to capture a sizable share of the market for certain fresh vegetables, including tomatoes.

         The ability to control climatic conditions within a greenhouse enables greenhouse growers to produce varieties of tomatoes that are superior to field grown tomatoes in terms of taste, color, appearance and shelf life. This is particularly notable during periods when local production is not available. In many markets, the only fresh tomatoes that are consistently available during "off season periods" are picked while green and treated with ethylene gas during shipment from California, Florida or Mexico to turn the tomatoes red. The Company believes that due to inferior flavor, many consumers avoid tomatoes during off season periods and generally consume only tomatoes grown in their gardens or purchased from nearby farm stands during a limited period of seasonal availability. When greenhouse grown tomatoes are available, consumers have demonstrated a willingness to pay a premium price for superior quality and taste. A 1996 study conducted by Information Resources, Inc., an independent research firm, at APD's request indicated that in certain areas of the United States (western New York; Denver, Colorado; Detroit, Michigan; and New England), where local production has been available to certain retail chains from nearby greenhouses with consistent quality and volume, the percentage of greenhouse grown tomatoes sold by the retail chains has averaged 40% to 70% of total fresh tomato sales by the retailers. According to information provided to APD by two of these retail chains which are currently APD customers, in 1990 sales of greenhouse grown tomatoes did not exceed 15% of fresh tomato sales.

         Greenhouse vegetable production has been a thriving industry in Europe, particularly the Netherlands, since the 1940s. The acreage devoted to greenhouse vegetable production in Europe is substantially greater than greenhouse acreage in the United States. Imported greenhouse grown tomatoes from Europe, Israel and Canada are available at certain times of the year in major United States markets but, with the exception of Canadian tomatoes, are rarely distributed throughout the United States due to the additional freight, distribution costs and distribution channels necessary to reach central and western markets. Due to insufficient domestic greenhouse production, imports currently represent the only option for many large volume United States supermarkets. The supply of imported tomatoes is, however, limited and often erratic because foreign market exporters generally sell first to their domestic markets to avoid the increased distribution costs associated with distributing tomatoes in the United States.

         The Company believes that the market for greenhouse grown produce has significant growth potential due to: (i) the superior quality and flavor of greenhouse grown vegetables; (ii) an increase in the demand for fresh fruit and vegetables, including greenhouse grown tomatoes and other vegetables; (iii) the health and food safety benefits of U.S. produced greenhouse grown produce and
(iv) a growing but limited supply of greenhouse grown produce. The successful production of greenhouse vegetables on a large scale basis, however, requires specialized operating skills, know-how, technology, complex logistics support, market knowledge and capital. As the developer and operator of three of the largest tomato greenhouses in the United States, the Company believes that the experience it has gained, the technological innovations it has made and the success it has achieved to date as an industry leader makes it uniquely and strategically positioned and qualified to take advantage of promising market opportunities.

Greenhouse Operations

         The Company currently owns four of the seven greenhouse facilities currently in operation. The other three facilities are leased. The Company uses inert media culture systems to grow tomatoes in these glass paneled greenhouse structures which currently range from 10 to 42 acres. Using these sophisticated systems, tomatoes are grown not in soil but in "rockwool," a porous, artificial substrate made out of volcanic based rock. Through drip irrigation, each plant is fed nutrients directly from a computer-controlled irrigation system. Hot water is circulated through pipes running next to the plants to keep the plants at optimal temperature, which varies throughout each 24 hour period and crop lifecycle. The water is heated by cogeneration sources and/or natural gas boilers which capture carbon dioxide that is recycled back to the greenhouse for plant consumption. The Company's computer systems enable it to regulate substantially all environmental and climate parameters to optimize growing conditions. The Company believes that greenhouses generally yield approximately 10 to 20 times the yield of comparable outdoor farm acreage, depending on the crop. The Company's production methods incorporate technology and growing systems substantially similar to those used throughout the well established European greenhouse growing industry.

         The Company's tomatoes are naturally pollinated by bumblebees released into the greenhouse. Integrated pest management practices such as predator insects are used to control pests such as white fly.

         Three of the greenhouse facilities operated by the Company were developed in conjunction with electric cogeneration plants. Federal laws enacted in the 1970s encouraged the establishment of cogeneration plants and the use of their waste steam to provide heat for other industries, including greenhouse vegetable production. The use of this waste steam enables the Company to heat greenhouses located near cogeneration plants. Cogentrix is a developer and operator of two cogeneration energy facilities with which the Company has associated greenhouse operations.

         The Company forms separate operating companies to own and/or lease and manage each of the greenhouse facilities it operates. The following table provides information with respect to the Company's greenhouse facilities:

                                            Date
                                         Operations                                                  Leased/
         Greenhouse Facility              Commenced        Acreage        Location                    Owned
         -------------------              ---------        -------        --------                    -----
Keystone Village Farms                     3/1/94             10       Ringgold, PA                  Leased(1)
Village Farms of Wheatfield                3/1/94             12       Wheatfield, NY                Leased(2)
Village Farms of Texas                    12/1/96             41       Fort Davis, TX                Owned
Village Farms of Marfa                    12/1/97             41       Marfa, TX                     Owned
Village Farms of Buffalo                   4/1/98             18       Buffalo, NY                   Owned
Village Farms of Virginia                  4/1/98             42       King George Cty, VA           Leased(3)
Village Farms of Presidio                 10/1/98             26       Marfa, TX                     Owned(4)
                                                             ----
      Total Acreage                                          190

----------
(1) This facility is leased pursuant to a ten year lease agreement with Cogentrix which expires in 2003 and requires the Company to pay a fixed monthly lease payment and an annual supplemental lease payment based on a specified percentage of Cash Flow (as defined) of the facility.

(2) This facility is leased pursuant to a 15 year operating and lease agreement which expires in 2008 and requires the Company to pay a fixed monthly lease payment and an annual supplemental lease payment based upon a percentage of the net operating income (as defined) of the facility.

(3) This facility is leased pursuant to a ten year lease and operating agreement which expires in 2007 and requires a fixed quarterly rental payment and an annual supplemental payment equal to a specified percentage of the Cash Flow (as defined) of the facility.

(4) The Company has an 85.25% limited partnership interest and a 1% general partnership interest in the limited partnership which owns this facility. Third party investors own a 12.75% limited partnership interest and a 1% general partnership interest in the limited partnership.


         In June 1999, the Company completed the sale of its 12 acre greenhouse facility in Mt. Carmel, Pennsylvania for $2,000. The net proceeds of the sale, after the satisfaction of certain indebtedness secured by a mortgage on the facility and other closing adjustments, were approximately $1,100.


         In January 1998, Village Farms of Colorado, Inc. ("VFC"), a wholly owned subsidiary of the Company, entered into an agreement with Ripe Touch Greenhouses, Inc. ("Ripe Touch") of Castlerock, Colorado to lease a 20 acre greenhouse to be built and located in Calhan, Colorado. The Company plans to produce beefsteak tomatoes during the winter pricing period at this greenhouse and to establish a distribution center adjacent to the facility. The term of the lease will commence 30 days after substantial completion of the construction of the facility and will continue for ten years. The terms of the lease require the Company to pay a fixed monthly lease payment and an annual supplemental lease payment equal to a specified percentage of Cash Flow (as defined in the lease) of the facility. Ripetouch has not obtained financing for the construction of this facility and no assurance can be given that this facility will be completed.

Greenhouse Products

         The Company's current product line consists of beefsteak tomatoes and cluster or "on-the-vine" tomatoes. These products are distinguished by their consistently superior taste and appearance over field grown tomatoes. The Company believes that by growing in modern greenhouses using state of the art technology in various locations in the United States it can produce high quality produce on a year round basis. The Company's premium tomatoes are sold in high quality packaging designed to protect the product as well as allow the retail supermarket to readily display and replenish the product.

         The Company's premium beefsteak tomatoes are packed into single layer 15 pound boxes with inserts. Hand picked tomatoes are transported by water flume and then sorted and weighed using advanced color sorting and grading equipment coupled with a skilled worker to assure each package is packed to the highest quality standards. Village Farms(R) premium beefsteak tomatoes are packed in five sizes, Jumbo, Extra Large, Large, Medium and Small with 18-52 tomatoes per flat depending on the size. Each tomato is labeled with a Price Look Up sticker
(PLU) which has the company name and logo as well as the industry standard product code number.

         The Company's Home Choice(TM) tomatoes are packed in the same manner as the Village Farms(R) Premium tomatoes but do not meet the Company's standards for premium tomatoes. Tomatoes which do not meet Village Farms(R) or Home Choice(TM) quality standards but grade a US#2 are packed into boxes with a net weight of 20 or 25 pounds and marketed to local customers which include restaurants, produce distributors and farm stands.

         Cluster or "on-the-vine" tomatoes are packed into 11 pound boxes loose with stem tags, or with each tomato labeled with a PLU or in mesh bags. Each cluster contains between 3 to 5 blemish free tomatoes attached to vine.

         Prepacked tomatoes are marketed in three package sizes. Village Farms(R) premium tomatoes are packed 3 tomatoes into a plastic tray with a net weight of 14 oz or into a 4 cell clamshell container with a net weight of 16 or 20 oz. The later product is marketed under the label Village Farms Baby Beefstm . High quality tomatoes without calyxes which have dislodged from the cluster tomatoes are packed into 4 count clamshell containers with a net weight of 16 or 20 oz and marketed under the Red Splendortm label.

         The Company is engaged in ongoing testing of new technologies and systems and various varieties of tomatoes to determine if they could improve the Company's production yields. The Company tests these tomato varieties for their maturation period, resistance to disease, the size and quality of the tomatoes and the tomatoes' shelf life, taste and adaptability to seasonal changes in light. The Company's growers conduct these tests initially as varietal trials, where a few plants of several different varieties are placed throughout a greenhouse and observed. If a new variety shows promising characteristics, the Company conducts a commercial trial where the new variety is planted on a larger scale, with performance results compared to the Company's existing tomato varieties. To date, the Company has selected two of these new varieties of tomatoes for regular production on a seasonal basis, a Grace variety for winter production and an as yet unnamed variety for summer production. All tomato varieties tested and grown are of Dutch origin.

Marketing Arrangements with Others

         Through marketing arrangements, APD markets and distributes fresh tomatoes produced by other greenhouse operators under the Village Farms(R) trademark. Under the terms of these arrangements, APD is generally entitled to a commission based on a percentage of product revenues and a fixed amount for each box of produce sold. APD currently participates in marketing arrangements with the following growers: Fosters Farms, Inc., a wholly owned subsidiary of Foster Wheeler Corporation which operates a 10 acre greenhouse located in Marion Heights, Pennsylvania; and Agros, S.A. which operates a 20 acre greenhouse in Queretaro, Mexico. The Foster Farms facility produces beefsteak tomatoes from March through November. Agros, S.A. produces beefsteak tomatoes from October to May. APD generated approximately $3,053 and $3,154 of revenues from various marketing arrangements in calendar 1998 and 1997, respectively.

         In May 1998, APD entered into an agreement with SunBlush Technologies Corp. ("SunBlush"), a publicly traded corporation, which creates a strategic alliance for the development of technology for the packaging of fresh cut tomatoes. SunBlush, a Canadian company, owns rights to certain technologies which purportedly extend the shelf life of fresh produce and flowers. Under the terms of the agreement (the "SunBlush Agreement"), APD has agreed to provide up to $50 of funding to SunBlush to develop the application of the SunBlush technology to greenhouse tomatoes. If such technology can be successfully developed, it is anticipated that it would be used so that salad products containing fresh cut tomatoes could be prepackaged for sale to consumers. APD has agreed to supply the greenhouse tomatoes required for the SunBlush development project and has been granted the right to supply tomatoes for inclusion in any product successfully developed by SunBlush pursuant to the SunBlush Agreement that is subsequently marketed in the United States or Mexico. Test marketing of a salad containing fresh cut tomatoes is expected to commence in Boston, Massachusetts in June 1999.

Sales and Distribution of Tomato Products

         APD currently sells approximately 90% of its Village Farms(R), Home Choice(TM) brand products to retail supermarket chains and dedicated wholesalers. The remainder is sold to distributors and food service clients. APD has no formal agreements with its customers. At the beginning of each year, APD generally negotiates approximate volume and price levels for the upcoming year with its customers. These arrangements provide APD with the flexibility to account for significant changes in market conditions and quality/price competition. APD currently employs 12 sales, marketing and quality assurance personnel who are responsible for developing and servicing APD customers, developing and maintaining industry and consumer awareness of Village Farms(R) brand consumer products and building national recognition of the Village Farms(R) brandname. The Company's supermarket and fresh food distribution customers in 1998 were concentrated in the Northeastern United States and Texas. The Company has recently initiated a plan to expand its customer base to the midwestern, western and southeastern regions of the United States due to the increased production capacity added in 1998.

Biological and Agricultural Products Business

Biological and Agricultural Products

         The Company's biological and agricultural products include (i) sophisticated growing systems which it sells to greenhouse operators; (ii) automated irrigation and environmental control systems for greenhouses; (iii) coatings and disease control products, including natural biologicals for protecting fruits and vegetables in storage and transit to market and (iv) a unique biological pest control product which it sells for use in consumer and industrial applications. These products are described below.

         Growing Systems. The Company is the exclusive distributor in the United States, Canada, Mexico and the Caribbean of the Grodan(R) brand of stonewool, an inert growing medium supplied by Grodania A/S, a Denmark based wholly owned subsidiary of Rockwood International A/S. Stonewool is made by melting rock, processing it to a fibrous material which can be flocculent or formed into solid structures. It is both solid and porous, and designed to support the hydroponic growth of high value crops and to improve plant root distribution and plant yields through more efficient use of oxygen, water and fertilizer. Stonewool is used worldwide for cultivation of a variety of plants in controlled growing environments such as greenhouses. The distribution agreement with Grodania A/S expires on December 31, 2000. The sale of products under the distribution agreement accounted for 18%, 17%, 20% and 25% of the Company's total product sales in the period ended January 3, 1999 and the fiscal years ended June 30, 1998, 1997 and 1996, respectively. The Company believes that revenues under this distribution agreement will account for more than 10% of the Company's consolidated product sales during the year ending January 2, 2000.

         Automated Irrigation and Environmental Control Systems. The Company through its ISYS(R) Division engineers, designs, fabricates, assembles and distributes greenhouse irrigation and fertilization systems, computerized environmental control systems and application products. In addition to these products and systems, the Company provides customers with technical support, product service, turnkey installation, product marketing and other supplementary services. The Company is the exclusive distributor in the United States, Canada and Mexico of computerized environmental control systems and accessories produced by H. Hoogendoorn Automation B.V., a Netherlands based company.

         Coatings and Disease Control Products. The fruits and vegetable production industry requires specialized services, equipment and products for the harvesting, processing and storage of produce. Through AGRO and EPSC, the Company provides coatings and disease control products to the fruit, vegetable and ornamental packing markets. The Company's coating and disease control products consist of traditional coating products and its BioSave(R) Post Harvest BioProtectant line of Products.

         Prior to shipping or storage, fruits and vegetables are typically treated with a variety of processing and storage aids. These are designed to enhance the appearance and preserve the quality of stored produce. The Company manufactures, markets and provides a broad spectrum of postharvest coating and cleaning products and services. Its traditional protective coating and storage products include Indian River Gold, Pacrite, SEALBRITE(R) and DURA-FRESH(R). These products were originally acquired in May 1994 with the asset purchase of AMC. These traditional coating products are conventional shellac and carnauba based coatings which have been used successfully in the citrus and pome fruit markets. These traditional coating products, together with the Company's Bio-Save coating products, maintain the quality and extend the shelf life of produce by (i) providing a barrier to free gas exchange, (ii) providing a barrier against abrasion, scuffing, bruising and other injuries, (iii) providing a carrier for decay preventing agents, (iv) providing a glossy appearance that is aesthetically appealing to consumers, (v) reducing shrinkage caused by water loss and (vi) maintaining firmness of the fruit or vegetable. The Company's traditional coating products contain materials that are U.S. Food and Drug Administration ("FDA") approved additives or have been listed by the FDA as "Generally Recognized As Safe" ("GRAS") and accordingly, these coatings do not require FDA approval or registration. PacRite, SEALBRITE, and Indian River Gold currently are sold by the Company in the United States, the Caribbean, Central America and South America.

         The Company's Bio-Save line of biological disease inhibitors are based on the Company's microbial technology which uses live organisms that, through natural growth, inhibit the ability of a target disease to proliferate. The Bio-Save line of biological disease inhibitors are sold through EPSC to the pear, apple and citrus markets. Postharvest diseases and damage during storage and shipment can account for losses ranging from 10% to 25% of total annual production of fruits and vegetables, depending on the crop and climate. The Company has developed and registered with the U.S. Environmental Protection Agency ("EPA") biological products for sale using the naturally occurring microorganism, Pseudomonas syringae, which can control the development of Blue Mold (Penicillium expansum), Gray Mold (Botrytis cinerea) and Mucor Rot (Mucor pyriformis) on apples and pears, and Blue Mold (P. italium), Green Mold (P. digitatum) and Sour Rot (Geotrichum candidum) on citrus fruit. The Company has conducted successful field trials over the last five years utilizing these microbial disease inhibiting agents in Florida, California, Oregon, West Virginia, Massachusetts, Michigan and Washington; and in Chile. The Company initiated commercial product launch of its Bio-Save products in fiscal 1997 and plans for continued expansion of product marketing and development in fiscal 1999. In 1997, the Company received EPA registration for the use of Bio-Save on cherries and continues to investigate the application of Bio-Save to control other postharvest diseases on fruits and vegetables, such as on potatoes.

         Biological Insect Control Products. In the biological insect control market, the Company, with collaborative partners, has been focused on developing and selling cost effective bioinsecticide alternatives to synthetic chemical insecticides for use in specific applications, including sensitive use environments such as homes, restaurants, schools and food processing facilities.

         The Company, together with its collaborator, Terminix International Company L.P. ("Terminix"), has developed a natural fungal product to control termites, the Bio-Blast Biological Termiticide. This product contains a fungus selected for its ability to infect and kill termites, which has been formulated for application utilizing conventional equipment in a termite infested structure. The product is a dry wettable powder, packaged and portioned for ease of storage and use; and used as a water suspension. Through commercial trials, the Company has demonstrated that Bio-Blast is an effective method for the control of termite infestations. The Company has demonstrated that termites exposed to the fungus in the product can spread the fungus by contact to nest mates that have not directly contacted the fungal agent, thereby infecting and killing other termites through the Horizontal Transfer(R) effect. The Company received EPA product registration for the termiticide in October 1994, and subsequently received approval for registration from 48 states. In fiscal 1996, the Company made its initial sales to both Terminix and Maruwa Biochemical. In fiscal 1997, the Company initiated the U.S. commercial launch of Bio-Blast in collaboration with Terminix.

Sales and Distribution of Biological and Agricultural Products

         Growing and Control Systems. The Company sells its growing systems and automated irrigation and environmental control systems directly through AGRO. AGRO has a force of approximately 27 people involved in sales, marketing and distribution, engineering and design, and system installation and service at its distribution and service centers in East Brunswick, New Jersey; Milton, Ontario, Canada; and Ventura, California.

         Coating Products. The Company uses its AGRO and EPSC direct sales operations to market and sell its traditional coatings and Bio-Save BioProtectants to fruit and vegetable growers, packers and processors in the United States, the Caribbean, Central America and South America. EPSC has a sales and technical support services force of eight people located in its distribution and service centers in Orlando, Florida and Visalia, California.

         Biological Insect Control. In February 1999, the Company entered into a Marketing and Distribution Agreement with Terminix pursuant to which Terminix was appointed as a non-exclusive distributor of Bio-Blast in the United States, its territories and Canada. Pursuant to this agreement, the Company has agreed to manufacture and sell Bio-Blast to Terminix at a specified price. Terminix has certain rights to return certain product previously purchased; however, the Company's maximum repurchase obligation is approximately $278. This agreement, which expires in August 2000 (subject to extension for successive one year periods by mutual agreement of the parties) replaces the Product Development and License Agreement between the parties which granted Terminix exclusive rights to use and distribute Bio-Blast in the United States.

         In March 1999, the Company entered into an agreement with Prentiss Incorporated pursuant to which Prentiss Incorporated ("Prentiss") was appointed as a non-exclusive distributor of Bio-Blast Biological Termiticide in the United States and Puerto Rico. Under this agreement, Prentiss has agreed to purchase a specified quantity of Bio-Blast at a specified price. The agreement expires on December 31, 1999, subject to earlier termination by either party upon 60 days written notice. If EcoScience terminates the agreement, it will be obliged to repurchase all of Prentiss' unsold inventory.

         The Company expects to market its Bio-Blast Biological Termiticide internationally primarily through local and regional distributors and partners. The Company has entered into a marketing and distribution agreement with Maruwa Biochemical Co. Ltd. ("Maruwa") pursuant to which it has appointed Maruwa as the exclusive distributor of Bio-Blast in Japan. Pursuant to this agreement, the Company has agreed to manufacture and sell Bio-Blast to Maruwa at a specified price. The agreement, which replaces a prior Development and Distribution Agreement between the parties, expires on September 30, 1999 and may be renewed for successive one year periods by mutual agreement of the parties.

Manufacturing

         The Company has established supply arrangements for the production of fungal conidia, the active ingredient in the Bio-Blast product. Upon receipt of the raw active ingredient, the Company processes, formulates and packages this material using proprietary processes to produce the Bio-Blast product in its Orlando, Florida manufacturing facility.

         Traditional coating products are manufactured at the EPSC facility in Orlando, Florida. Production of the Company's biological postharvest fruit disease control product, Bio-Save, requires large scale fermentation and formulation capacity. Currently, a single sub-contractor manufactures the Bio-Save products for the Company. However, the Company believes other entities would be capable of manufacturing these products. Although, to date, the Company has been able to acquire a sufficient supply of the Bio-Save product for its commercial sales; the inability of the sub-contractor to meet the Company's needs for the Bio-Save products or a change in supplier could cause a delay in filling orders, as well as a possible loss of sales, which would affect operating results adversely.

Research and Development

         The Company's technology for the postharvest and pest control industries has applicability to a variety of potential products and product systems. These include various insect spray and chamber products, plant and root fungal disease control systems, and preharvest and postharvest coatings and disease control systems which are currently in varying stages of development. As part of the Company's prior restructuring program, and current cost control programs, certain research and product development programs, and the funding thereof, have been suspended, curtailed or deferred. Future development and funding of these and other select research and product development programs will depend on a number of factors, including market conditions, availability of financial, technical and other resources, joint ventures, alliances, technological advancements, manufacturing capabilities, commercial potential of resultant end products, governmental regulations, and other relevant matters which may confront the Company in the future.

         Lyme disease has become, in recent years, a disease of significant public and medical concern throughout the U.S., particularly in the Northeast. The disease is spread to people through the bite of several species of ticks. The Company has signed a Material Transfer Agreement with the United States Department of Agriculture's Agricultural Research Service ("ARS"), whereby the Company provides formulated Metarhizium anisopliae to the ARS to support their field trials against tick larvae. Laboratory trials conducted with this fungus indicated good killing activity towards the tick larvae. Should these trials be successful, the Company will consider further commercial development of a product for the control of ticks capable of spreading Lyme disease.

         The Company's operating costs and expenses to date for the biological and agricultural products segment have, to a large extent, related to the research and development of products and product systems for future commercialization. Expenses incurred by the Company under third party funded research and development programs totaled approximately $43 in the period ended January 3, 1999 and $53, $7 and $0 in the fiscal years ended June 30, 1998, 1997 and 1996, respectively. Expenses incurred under Company funded research and development programs totaled approximately $196 in the period ended January 3, 1999 and $412, $501 and $1,018 in the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

Competition

         The tomato market in which the Company competes is highly competitive. In addition to other greenhouse producers, the Company must compete with U.S. producers of field grown tomatoes, which generally have prices substantially below those of greenhouse tomatoes. In addition, due to increased environmental compliance costs in the United States, competition from producers in Mexico has increased due to the North American Free Trade Agreement. Certain of the producers of field tomatoes may have greater resources than APD. APD's greenhouse competitors are located primarily in the United States, Canada, Israel, Spain and Holland.

         The Company faces substantial competition from a few large companies and several smaller companies in the sale of certain products and growing systems to greenhouses and nurseries in North America. The Company believes that its range of products and services, and product quality, will allow it to compete effectively in North America.

         Competition in the fruit coatings market is also intense. Fruit coating products are developed and marketed primarily by several large companies which offer a full range of products. In addition, several smaller companies offer a limited range of fruit coating products. The Company believes that it can compete effectively in this market with its Bio-Save PostHarvest BioProtectant and traditional coating products based on the cost effectiveness and the quality of its coating formulations and services.

         In the pesticide industry, the Company competes with large manufacturers of synthetic chemical pesticides and established biopesticide companies. The pesticide industry is dominated by large chemical companies located in the United States, Japan and Europe. These companies have substantial financial and technical resources, extensive sales and distribution capabilities, varied product registration experience and the ability to manufacture products efficiently.

Environmental and Regulatory Matters

         The Company's operations are subject to numerous environmental laws and regulations, including the Food Quality Protection Act of 1996, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act. Compliance with these laws and regulations is an ongoing process which is not currently expected to have a material effect on the Company's capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by the Company, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material in the future. The environmental laws which have the greatest impact on the Company's operations are those that govern the handling of fertilizers and pesticides. To help ensure compliance with environmental laws and regulations, all Company personnel who handle fertilizers and pesticides must first be trained by a licensed private applicator on the Company's staff certified to provide training in the handling of hazardous materials. In addition, the Company has adopted certain written policies and procedures which are designed to prevent accidents and set forth the appropriate course of action in the event that a spill or other accident occurs. The Company has also contracted with third parties to assist in cleanup efforts in the event that an accident having environmental implications occurs at certain of its facilities.

         The Company's greenhouse operations are subject to regulations enforced by, among others, the FDA and the USDA. The FDA enforces statutory standards regarding the branding and safety of food products and determines the safety of food substances in the United States.

         The USDA sets standards for raw produce and governs its inspection and certification. Under the Perishable Agricultural and Commodities Act ("PACA"), the USDA exercises broad control over the marketing of produce in domestic and foreign commerce, sets standards of fair conduct as to representations, sales, delivery, shipment and payment for goods, and regulates the licensing of produce merchants and brokers. The Company's growing operations are also subject to oversight by the EPA regarding the use of fertilizers and pesticides protection.

         Through its extensive use of labor in its growing operations, the Company is subject to supervision by the United States Department of Labor, under both the Fair Labor Standards Act and the Occupational Safety and Health Act; and the prevalence of foreign workers in this sector of the Company's work force necessarily involves oversight by the Immigration and Naturalization Service.

         Almost every aspect of federal regulation is accompanied by regulation on the state level, in each jurisdiction where the Company conducts greenhouse operations.

         In most countries throughout the world, governmental authorities require registration of pesticides before sales are allowed. In the United States, the EPA regulates pesticides under FIFRA. Pesticides are also regulated by the individual states. Some states, such as California, Florida and New York, have their own extensive registration requirements. In order to market products outside the United States, the company must receive regulatory approval from the authorities of each applicable jurisdiction. In addition, the FDA administers the Federal Food,

Drug and Cosmetic Act ("FFDCA") and establishes standards for pesticide residues in food to protect public health.

         Detailed and complex procedures must be followed in order to obtain approvals under FIFRA to commercialize a pesticide product. A registration application must be submitted to the EPA for each product and must list each pest for which the product will be used. Evaluation data for registration includes, but may not be limited to, non-target organism testing, environmental data, product analysis and residue studies, product performance, and toxicology (hazards to human beings and domestic animals).

         The EPA has established specific testing requirements for the registration of microbial pesticides, which are set out in Subdivision M of the EPA's Pesticide Assessment Guidelines. Chemical pesticides are currently subject to a three tier toxicology testing procedure, and a four tier environmental evaluation process. A microbial pesticide product which satisfactorily completes both the toxicology Tier 1 tests and environmental evaluation is not required to go through the increasingly difficult testing requirements of subsequent tiers. Additional tests may be required, however, in response to any questions which may arise during Tier 1 testing. The Company's product development cycle typically anticipates two to three years of field evaluation and up to two years for product registration, which can run concurrently with the last year of field trials.

         In October 1994, the Company received EPA registration for its Bio-Blast termiticide. The Company subsequently received registration from 48 states. In March 1995, the Company received EPA registration for Bio-Save 10 and Bio-Save 11 biofungicides in all states requested. In March 1996, the Company received EPA registration for Bio-Save 1000, Bio-Save 100 and Bio-Save 110. These registrations are for new formulations of the original Bio-Save 10 and 11 products. In addition, in May 1997, the Company received approval from the EPA for a label extension for the use of Bio-Save 1000 on cherries.

         Certain of the Company's activities, including the operation of its laboratories, manufacturing facilities and greenhouse facilities, have been, or maybe, subject to regulation under various other state and federal laws and regulations including the Occupational Safety and Health Act, the National Environmental Policy Act, the Emergency Planning and Community Right-To-Know Act, the Food Quality Protection Act of 1996, the Resource Conservation and Recovery Act, and other state and federal statutes regulating environmental quality. From time to time, governmental authorities review the need for additional laws and regulations that could, if adopted, apply to the business of the Company. The Company is unable to predict whether any such new regulations will be adopted or whether, if adopted, they will adversely affect its business. Historically, compliance with applicable federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment by the Company's greenhouse, manufacturing or laboratory operations has had an immaterial effect upon the Company's capital expenditures, results of operations and competitive position.

Patents, Proprietary Rights and Trade Secrets

         The Company owns or has rights to certain proprietary information, including patents and patent applications, which relate to its technology and products. The Company actively seeks protection, when appropriate, for its products and proprietary information by means of United

States and foreign patents. In addition, the Company may rely upon confidentiality agreements and other contractual arrangements to protect certain proprietary information.

         The Company has been issued patents and has pending patent applications that address its core technological strengths, with emphasis on fungal and bacterial formulation, and storage technologies. These patents and patent applications have been principally pursued in the U.S. and in some cases internationally. The technology described in these patents and patent applications is useful in the development of fungal and bacterial active ingredient microbial pesticides. Microbial pesticide products are based on microorganisms isolated from the environment, formulated and delivered to a target pest so that they kill the pest, or control or inhibit its proliferation on the target. These microorganisms are packaged alive and perform their function through proliferation in the pest environment. Much of the formulation and delivery technology developed for synthetic chemical pesticides is inappropriate for microbial products which employ and preserve living organisms. EcoScience microbial technology uses live microorganisms which either attack and kill a target pest (e.g. Bio-Blast) or through natural growth inhibit the ability of a target pest to proliferate (e.g. Bio-Save).

         Together, the Company's patents describe a set of technologies applicable to the use of fungi for the control of insect pests, and are central to the Bio-Path(R) chamber technology which covers cockroaches, the further development and sale of which the Company has suspended; however, this technology can be extended to any other insect that can be controlled via a chamber system. An additional patent describing further fungal formulation technology is pending.

         The Company has been issued two additional U.S. Patents which relate to the use of bacteria, chiefly as biofungicides in the treatment of plant fungal disease.

         Provided maintenance fees are paid, U.S. design patents have a term of 14 years from the date of issue; and U.S. utility patents that are based on applications filed before June 8, 1995, and that have not expired as of June 8, 1995, have a term that is the longer of 20 years from the earliest effective filing date or 17 years from issuance. In certain instances, however, the term may be limited to the term of a related patent claiming similar technology. The Company has an additional pending patent application relating to a method of extending microbial shelf life. None of the Company's current patents expire prior to 2006. There can be no assurance that any patents will issue from any of the Company's patent applications or that issued patents will provide adequate protection for the Company.

         In addition to its own active ingredients, the Company has acquired the exclusive rights to the use of microbial strains developed by the USDA for the control of postharvest diseases of pome fruits. The USDA has been granted one patent covering this technology and has filed a patent application covering additional postharvest disease control agents.

         Much of the Company's technology and many of its processes are dependent upon the knowledge, experience and skills of certain scientific and technical personnel. To protect its rights to its proprietary information and technology, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements which prohibit the disclosure of confidential information to persons unaffiliated with the Company, and which require disclosure of and assignment to the Company ideas, developments, discoveries and inventions made by such persons. There can be no assurance that these agreements will prevent disclosure of the Company's confidential information or will provide meaningful protection for the Company's confidential information. Additionally, in the absence of patent protection, the Company's biological and agricultural business may be adversely affected by competitors who develop substantially equivalent technology.

Employees

         As of June 1, 1999 the Company had approximately 950 employees. The majority of these workers are employed in the Company's greenhouse operations. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relations with employees to be good.

Properties

         The Company's corporate headquarters and research and development operations, and AGRO's New Jersey operations are currently located in two facilities in East Brunswick, New Jersey. These facilities consist of 23,000 and 10,000 square foot spaces and are under leases that expire in July 1999. The Company recently entered into a ten year lease agreement with respect to 20,000 square feet of office/warehouse space in Eatontown, New Jersey and expects to move its corporate headquarters and research and development operations to this location in September 1999.

         AGRO leases 10,000 square feet of space for its sales, service and warehouse center located in Milton, Ontario, Canada under a three year lease which expires in June 2001. AGRO also leases a 12,000 square foot facility for its sales, service and warehouse center in Ventura, California.

         APD's principal properties consist of its greenhouse facilities in Ringgold, Pennsylvania; Buffalo and Wheatfield, New York; Fort Davis and Marfa, Texas; and King George County, Virginia. APD has an ownership interest in the facilities located in Buffalo, New York; Fort Davis, Texas; and the two facilities in Marfa, Texas. The remaining facilities, and the land upon which the Buffalo and Marfa facilities are located, are leased. Each of the greenhouses operated by APD has adjacent packing and support facilities ranging in size from approximately 11,300 square feet at the Ringgold, Pennsylvania facility to the approximately 170,000 square foot storage and distribution center adjacent to the Virginia greenhouse facility. Collectively, these facilities provide an aggregate of approximately 512,778 square feet of packing and support space to APD. In addition, APD leases a 4,000 square foot distribution center in Buffalo, New York and approximately 500 square feet of office space in Naples, Florida.

         The Company's wholly owned subsidiary, EPSC, leases approximately 24,000 square feet of space for its headquarters, production and warehouse facilities located in Orlando, Florida, under a five year lease which expires in May 1999, and which provides an option to renew for an additional five year term. In addition, EPSC leases on a month to month basis approximately 4,000 square feet of space for its sales, service and warehouse center located in Visalia, California.

         The Company believes that its existing facilities are adequate to meet current requirements and that suitable additional or substitute space will be available as needed to accommodate any expansion of operations and additional offices.

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


Legal Proceedings

         The Company currently is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are listed in the table below, and brief summaries of their business experience and certain other information is set forth in the information which follows the table:

        Name           Age                  Position
        ----           ---                  --------
Michael A. DeGiglio     44    President, Chief Executive Officer and Director
Albert Vanzeyst         53    Executive Vice President and Director
J. Kevin Cobb           38    Senior Vice President - Corporate Development
Kenneth S. Hollander    34    Senior Vice President and Chief Financial Officer
David W. Miller         47    Senior Vice President and Chief Technology Officer
Kurt Hoffman            38    Secretary and Corporate Controller
Thomas A. Montanti      74    Director
David J. Ryan           43    Director
Heinz K. Wehner         67    Director


         Michael A. DeGiglio has served as a Director of the Company since November 1996, when he was elected to serve as a Director by the Board. Mr. DeGiglio joined the Company upon its acquisition of Agro Dynamics, Inc. ("AGRO Dynamics") in November 1992, and served as Chief Executive Officer of AGRO Dynamics until November 1998. In July 1995, Mr. DeGiglio assumed the offices of President and Chief Executive Officer of the Company. From 1984 until joining the Company, Mr. DeGiglio was employed by AGRO Dynamics, where he served as Chief Executive Officer. Prior to co-founding AGRO, Mr. DeGiglio was Vice President of International Sales for NYPCO International Inc. Mr. DeGiglio served on active duty in the United States Navy as an Officer and Jet Aviator from July 1976 through January 1983, and the Naval Air Reserves from 1983 to present, currently holding the rank of Captain with the United States Naval Reserve. Throughout his Naval career, he has held various department head positions, completed a tour as Commanding Officer of a Jet Aviation Squadron, performed multiple tours overseas, and has completed numerous Senior Advanced Management courses. Mr. DeGiglio is a co-founder of APD and has served as Chief Executive Officer of APD since its inception in 1990. He served as President of APD until January 1997. Mr. DeGiglio received a B.S. in Aeronautical Science and Aviation Management from Embry Riddle Aeronautical University. Mr. DeGiglio's term as a director of the Company will expire at the 2001 Annual Meeting of Stockholders.

         Albert W. Vanzeyst has served as a Director of the Company since September 1998, when he was elected to serve as a Director and Executive Vice President by the Board pursuant to certain agreements made in connection with the Merger pursuant to which the Company acquired APD. Mr. Vanzeyst, a co-founder of APD, has been Chief Operating Officer and a Director of APD since its inception in 1990. In January, 1997, he also assumed the role of President of APD. Mr. Vanzeyst has 30 years of greenhouse design, engineering and construction experience spanning several countries, crops and climates throughout the world. Between 1984 and 1990, Mr. Vanzeyst was President of Dace U.S.A., Inc., a subsidiary of Dace International, Inc., an international turn-key greenhouse construction company. Prior thereto, he participated in the development, design and construction of numerous greenhouse operations in several countries throughout the world. Mr. Vanzeyst holds a degree in Foreign Trade and International Commerce from Handelavond College in the Netherlands. Mr. Vanzeyst's term as a director will expire at the 2000 Annual Meeting of Stockholders.

         J. Kevin Cobb joined the Company in September 1998, as Senior Vice President-Corporate Development pursuant to certain agreements made by the Company in connection with the Merger pursuant to which the Company acquired APD. In February 1999, he was named Interim Chief Financial Officer and Treasurer of the Company. Prior to joining the Company, Mr. Cobb served as Senior Vice President and Chief Financial Officer of APD from January 1995 until July 1998, when he was appointed Senior Vice President - Corporate Development of APD. Mr. Cobb came to APD after five years experience with Cogentrix Energy, Inc. of Charlotte, North Carolina. While at Cogentrix, he served as Treasurer and Director of Project Finance. From 1988 to 1990, he served as Vice President of Finance of The Lexington Group, Inc., a real estate investment and management firm. Prior thereto, Mr. Cobb was employed as a Certified Public Accountant with Arthur Andersen, LLP. Mr. Cobb holds a B.S. degree in accounting from the University of North Carolina - Charlotte.


         Kenneth S. Hollander has been Senior Vice President - Chief Financial Officer of the Company since June 1999. From June 1996 to May 1999, Mr. Hollander served as Chief Financial Officer of HumaScan, Inc., a publicly traded medical device company. From 1989 to May 1996, Mr. Hollander was Controller of Sidmak Laboratories, Inc., a generic pharmacetical company. From 1987 to 1989, Mr. Hollander was employed by the accounting firm of Arthur Andersen & Co. Mr. Hollander received a Bachelors of Science degree from Washington University in St. Louis, Missouri.

         David W. Miller joined the Company in May 1988 and serves as Senior Vice President and Chief Technology Officer. Dr. Miller's current responsibilities include technology development and management, intellectual property oversight and product development Dr. Miller received a B.S. in Biochemistry from the University of California, Davis, and a Ph.D. in Biochemistry and Molecular Biology from Harvard University, where he studied the molecular biology of insects. Dr. Miller also was a National Institutes of Health post-doctoral Fellow studying insect viruses at the University of Idaho. Prior to joining the Company, Dr. Miller was employed from 1983 to 1988 as Staff Scientist and Project Leader at Genetics Institute, Inc., in Cambridge, Massachusetts. Throughout his professional career, Dr. Miller has focused on the development and commercialization of microbial pesticides with involvement from the discovery stage to product sales.


         Kurt Hoffman was appointed Secretary of the Company in April 1999. He was appointed Corporate Controller in March 1999, having served as Division Controller from November 1997 through February 1999 and Assistant Controller from December 1995 through October 1997. From April 1991 through August 1995, Mr. Hoffman served as an Assistant Controller for Infomed, Inc. He is a Certified Public Accountant and received a Bachelor of Arts Degree in Accounting from the University of Maryland.

         Thomas A. Montanti has served as a Director of the Company since September 1998, when he was elected to serve as a Director by the Board pursuant to certain agreements made by the Company in connection with the Merger pursuant to which the Company acquired APD. Mr. Montanti, a co-founder of APD, served as Chairman of the Board and Director of APD from its inception in 1990 until the completion of the Merger. He is the father-in-law of Mr. DeGiglio. Mr. Montanti co-founded Agro Dynamics, Inc. in 1984. Currently, Mr. Montanti is President of NYPCO Industries, Inc., and New York Protective Coverings Industry, Inc., each of which is located in New York and distributes building products and provides specialized insulation contracting to the marine and power generating industries. Mr. Montanti's term as a director will expire at the 2002 Annual Meeting of Stockholders.

         David J. Ryan has served as a Director of the Company since 1988. Since 1983, Mr. Ryan has been a General Partner of Copley Venture Partners, an affiliate of Copley Partners 2, L.P., a venture capital investor in EcoScience. Mr. Ryan has also been a Managing Partner of Mission Ventures, L.P. since 1997. Prior to his involvement in venture capital, Mr. Ryan spent five years with Medusa Corporation, a Midwest based manufacturer of industrial and building products, in several financial and operating capacities. Mr. Ryan also serves as a director of Mulberry Child Care Centers and other private companies. Mr. Ryan holds a B.S. from Northeastern University and an M.B.A. from Case Western Reserve University. Mr. Ryan's term as a director will expire at the 2001 Annual Meeting of Stockholders.

         Heinz K. Wehner has served as a Director of the Company since March 1993. From March 1976 to June 1992, Mr. Wehner served in several management positions with Chemagro Corporation and Mobay Corporation, both subsidiaries of Bayer A.G. in Germany and, most recently, Bayer Corporation, where he served as President of the Agricultural, Animal Health and Consumer Products Divisions. Previously, he held several management positions with Bayer Quimicas Unidas S.A. in Peru, including Vice President of the Agricultural Chemicals and Animal Health Division, and with Bayer de Mexico S.A., including Vice President of the Crop Protection and Consumer Products Division. Mr. Wehner is an advisory director for the Commerce Bank of Kansas City, N.A. in Kansas City, Missouri. Mr. Wehner attended Escuelas Americanas in Peru where he studied business administration. Mr. Wehner's term as a director will expire at the 2000 Annual Meeting of Stockholders.

Executive Compensation

         The following table provides certain summary information regarding compensation paid by the Company during the twelve month period ended January 3, 1999 and the fiscal years ended June 30, 1998 and 1997 to the Company's Chief Executive Officer and to each of the other executive officers of the Company, whose annual compensation and bonus for the twelve month period ended January 31, 1999 exceeded $100,000 (together with the Chief Executive Officer, the "Named Executive Officers").

                                                       Annual Compensation
                                         -----------------------------------------------         Long Term
                                                                                            Compensation Awards
                                                                                            -------------------
                                                                                             Number of Shares
                                         Twelve Months                                        Underlying Stock
    Name and Principal Position            Ended (1)        Salary($)           Bonus($)        Options(#)(2)
    ---------------------------            ---------        ---------           --------        -------------
Michael A. DeGiglio.....................   1/03/99          $168,750(3)             --                 --
    President and Chief Executive          6/30/98           150,000            75,000                 --
     Officer and Director                  6/30/97           140,000            25,000             20,000

Harold A. Joannidi......................   1/03/99           102,000             8,000                 --
    Former Treasurer, Corporate            6/30/98           102,000             8,000                 --
     Controller and Secretary (4)          6/30/97            93,500                --             10,000

David W. Miller.........................   1/03/99           114,500             3,500                 --
    Senior Vice President and Chief        6/30/98           114,500             3,500                 --
     Technology Officer                    6/30/97           106,167                --             11,000

---------------
(1) In 1998, the Company changed its fiscal year from the twelve month period ending June 30 of each year to a fiscal year which ends on the Sunday nearest December 31 of each year. As a result, the information presented for the twelve months ended January 3, 1999 and the twelve months ended June 30, 1998 reflects a six month overlap.

(2) As adjusted to reflect the one-for-five reverse stock split effected September 30, 1998.

(3) Excludes $56,250 of compensation paid to Mr. DeGiglio by APD during the nine month period ending September 30, 1998 (the effective date of the Merger).

(4)  Mr. Joannidi's employment with the Company terminated in April 1999.

Compensation of Directors

         Each Director who is not an employee of the Company receives an annual retainer of $5,000 for Board service, plus $750 for each Board meeting attended, $375 for each telephonic Board meeting which lasts more than one hour and $500 for each Committee meeting attended, plus expenses. Those Directors who are employees of the Company do not receive any compensation for their services as Directors.

         Each non-employee Director (other than Mr. Montanti who was appointed to the Board in connection with the Merger) when first elected or appointed to the Board receives a warrant to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value on the grant date. These warrants vest at the rate of 20 percent on the grant date and on the first anniversary of the grant date and 30 percent on the second and third anniversaries of the grant date. Warrants granted to Directors of the Company expire five years after the date of grant.

Options Grants in the Last Fiscal Year

         During the twelve month period ended January 3, 1999, there were no options granted under the Company's stock option plans to the Named Executive Officers.

Aggregate Option Exercises in Twelve Months Ended January 3, 1999 and Year End Option Values

         The following table provides certain information with respect to options to purchase Common Stock held by the Named Executive Officers at January 3, 1999.

                                   Number of Securities Underlying Unexercised
                                          Options at January 3, 1999(#)
                                   -------------------------------------------
     Name                             Exercisable              Unexercisable
     ----                             -----------              -------------
Michael A. DeGiglio                     64,000                      --
Harold A. Joannidi                      17,000                      --
David W. Miller                         21,000                      --


         On December 31, 1998 (the last trading day prior to January 3, 1999), the exercise price of each of the options listed in the table set forth above exceeded the closing price of the Common Stock ($4.125 per share) on the Nasdaq Stock Market. No options were exercised by the Named Executive Officers during the twelve month period ended January 3, 1999.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee currently consists of two independent directors, David J. Ryan and Heinz K. Wehner. No such person was an officer or employee of the Company during the twelve month period ended January 3, 1999 or was formerly an officer or employee of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership of the Common Stock as of June 7, 1999 by: (i) each person known to EcoScience to be the beneficial owner of more than 5% of the Common Stock on that date, (ii) the Selling Stockholders, (iii) each Director, (iv) each executive officer and (v) all Directors and executive officers as a group.

                                                       Beneficial Ownership of                         Beneficial Ownership of
                                                        Common Stock Prior to                              Common Stock After
                                                             Offering(1)                                          Offering
                                                    ----------------------------                      ------------------------------
                                                                                      Number of
                                                                                      Shares of
           Name and Address                           No. of          Percent of     Common Stock       No. of           Percent of
         of Beneficial Owners                         Shares             Class       Being Offered      Shares              Class
         --------------------                         ------             -----       -------------      ------              -----
Michael A. DeGiglio(2) ..........................   3,363,976             26.5%             --        3,363,976             26.5%
Albert Vanzeyst(3) ..............................   2,941,811             23.3%             --        2,941,811             23.3%
Thomas Montanti(4) ..............................   2,537,324             20.1%        633,273        1,904,051             15.1%
David J. Ryan(5) ................................     172,586              1.4%             --          172,586              1.3%
Heinz K. Wehner(6) ..............................       8,000                *              --            8,000                *
David W. Miller(7) ..............................      25,772                *              --           25,772                *
J. Kevin Cobb ...................................     235,767              1.9%             --          235,767              1.9%
Kenneth S. Hollander ............................       2,500                *              --               --                *
Kurt Hoffman(8) .................................       1,300                *              --            1,300                *
Cogentrix Delaware Holdings, Inc. ...............   1,000,000              7.9%      1,000,000               --               --
 1105 North Market Street, Suite 1108
 Wilmington, DE 19801
All directors and executive officers
 as a group (10 persons)(9) .....................   9,304,736             73.1              --        9,302,236             73.1%

---------------
*    Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned by him. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or member of a group has a right to acquire within 60 days of April 2, 1999 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 166,593 shares held by Mr. DeGiglio's wife, as to which Mr. DeGiglio disclaims beneficial ownership, 518,900 shares held in trust for the benefit of Mr. DeGiglio's children that Mr. DeGiglio has no right to vote and as to which he disclaims beneficial ownership, and 64,000 shares issuable upon the exercise of stock options.

(3) Includes 153,095 shares held in custody for Mr. Vanzeyst's child that Mr. Vanzeyst has no right to vote and as to which he disclaims beneficial ownership.

(4) Includes 4,231 shares held by Mr. Montanti's wife, as to which Mr. Montanti disclaims beneficial ownership.

(5) Includes 8,000 shares of Common Stock issuable upon exercise of warrants, and 151,253 and 13,333 shares of Common Stock held and issuable upon exercise of a warrant, respectively, by Copley Partners 2, L.P.

     Copley Venture Partners L.P., a limited partnership of which Mr. Ryan is a general partner, is a general partner of Copley Partners 2, L.P.

(6) Consists solely of shares of Common Stock issuable upon exercise of warrants.

(7) Includes 21,000 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 1,300 shares of Common Stock issuable upon exercise of stock options.

(9) Includes an aggregate for 107,633 shares of Common Stock issuable upon exercise of stock options and warrants. Share amount includes 151,253 and 13,333 shares of Common Stock held and issuable upon exercise of a warrant, respectively, by Copley Partners 2, L.P., for a total of 164,586 shares or 1.4% of total shares of Common Stock outstanding. Copley Venture Partners L.P., a limited partnership of which Mr. Ryan is a general partner, is a general partner of Copley Partners 2, L.P.

         The mailing address for each of the stockholders listed above whose address was not supplied in the table is c/o EcoScience Corporation, 10 Alvin Court, East Brunswick, New Jersey 08816

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On September 30, 1998, the Company issued 9,421,487 shares of the Company's Common Stock, $0.01 par value, to the holders of the Common Stock of APD, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), which provided for the merger of APD with and into a newly formed, wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, the stockholders of APD received 30,619.067 shares of the Company's Common Stock for each outstanding share of APD. In addition, on September 30, 1998, the Company issued 99,000 shares of Common Stock to certain stockholders of APD for their entire 50% interest in Village Farms of Morocco, S.A., a Moroccan company, as provided for in the Merger Agreement (the "Morocco Transaction"). The shares of Common Stock issued to the stockholders of APD pursuant to the Merger Agreement represented approximately 80% of the outstanding shares of the Company, on a fully diluted basis, at the effective time of the Merger.

         Prior to the Merger, Michael A. DeGiglio, President, Chief Executive Officer and a director of the Company owned beneficially (or may have been deemed to own beneficially) 366,075 shares of Common Stock representing 3.4% of the outstanding capital stock of the Company. Mr. DeGiglio was also Chief Executive Officer and a Director of APD; he served as its President until January, 1997. Prior to the Merger Mr. DeGiglio owned beneficially approximately 106 shares of the Common Stock of APD, representing 34.5% of the outstanding capital stock thereof. Mr. DeGiglio and his wife and children were issued an aggregate of 3,287,011 shares in connection with the Merger and the Morocco Transaction.

         Prior to the Merger, Albert Vanzeyst, a stockholder, director and executive officer of APD owned beneficially approximately 95 shares of the Common Stock of APD, representing 30.9% of the outstanding capital stock thereof. Mr. Vanzeyst and members of his family were issued 3,061,906 shares in connection with the Merger and the Morocco Transaction. As of the effective date of the Merger, Mr. Vanzeyst became a director and Executive Vice President of the Company.

         Prior to the Merger, Thomas Montanti, a stockholder, director and Chairman of the Board of APD owned beneficially approximately 82 shares of the Common Stock of APD, representing 26.5% of the outstanding capital stock thereof. Mr. Montanti and members of his family (excluding Mr. DeGiglio and Mr. DeGiglio's wife and children) were issued 2,902,803 shares in connection wit the Merger and the Morocco Transaction. As of the effective date of the Merger, Mr. Montanti became a director of the Company.

         Prior to the Merger, J. Kevin Cobb, a stockholder and Senior Vice President - Corporate Development of APD owned beneficially 7 7/10 shares of the Common Stock of APD, representing 2.5% of the outstanding capital stock thereof. Mr. Cobb was issued 235,767 shares in connection with the Merger. As of the effective date of the Merger, Mr. Cobb became Senior Vice President - Corporate Development of the Company.

         Prior to the Merger between the Company and APD, the Company, during the nine month period ended September 30, 1998, sold products to APD in the amount of $4,216. Product sales to APD were $5,012,000 for the fiscal year ended June 30,1998 and $2,954,000 for the fiscal year ended June 30, 1997.

         The Company and APD share certain facilities and other costs for which the Company, prior to the Merger between the Company and APD, charged APD $31,500 during the nine month period ended September 30, 1998. Charges to APD were $42,000 and $39,000 for the fiscal years ended June 30, 1998, and 1997, respectively. APD was charged occupancy costs, including facility lease, utilities and other costs, based on its proportionate occupancy and usage. In addition, certain employees of each company performed shared duties. Each of the Company and APD contributed that portion of each such employee's salary that reflects the proportionate amount of work done for that entity.

         The Company management believes that prices and fees charged to APD for products, facilities, and costs prior to the Merger were consistent with what would have been charged in arm's length transactions.

                              PLAN OF DISTRIBUTION

         The sale or distribution of the Common Stock offered pursuant to this Prospectus may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any stock exchange, in the Nasdaq SmallCap Market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers, or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers.

         The Company will not receive any proceeds from the sale of the shares of Common Stock being offered by the Selling Stockholders. The Company has agreed to bear all expenses incident to the registration, offering and sale of the Common Stock to the public by the Selling Stockholders hereunder other than commissions and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and their officers, directors, employees, agents, partners and controlling persons against certain liabilities, including liabilities under the Securities Act, arising out of or incident to registration of the Common Stock.

         The Company has informed the Selling Stockholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to purchases and sales of the Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock. The Company has also advised the Selling Stockholders that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the shareholders. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors and holders of the remaining shares could not elect any directors. The shares are not subject to redemption and there are no preemptive rights. All outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to receive dividends out of funds legally available therefore when, as and if declared by the Board of Directors. The payment of cash dividends on the Common Stock is unlikely for the foreseeable future. See "Market Price and Dividend Policy." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in any distribution to the holders of Common Stock.

         As of June 7, 1999, there were 269 record holders of the Company's Common Stock.

Preferred Stock

         The Company's Restated Certificate of Incorporation authorizes 10,000,000 shares of Preferred Stock, par value $.01 per share, and authorizes the Board of Directors to issue shares of Preferred Stock in one or more series with such dividend, liquidation, conversion, redemption and other rights as the Board establishes at the time. Shareholder approval is not required to issue Preferred Stock. As of June 7, 1999, there were no shares of Preferred Stock outstanding. To the extent that the Company issues any shares of Preferred Stock, the ownership interest and voting power of the Company's shareholders could be diluted.

         The Preferred Stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirors of the Company from making a tender offer or other attempt to gain control of the Company, even if such transaction were generally favorable to the Company's shareholders. In the event of a proposed merger, tender offer or other attempt to gain control of the Company which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. The Board could authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Preferred Stock may be to discourage possible acquirors from making a tender offer or other attempt to gain control of the Company with a view to imposing a merger or sale of all or any part of the Company's assets, even though a majority of shareholders may deem such acquisition attempts to be desirable.

Transfer Agent and Registrar

         The Company's transfer agent is Boston Equiserve, Boston,
Massachusetts.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of June 7, 1999, there were 12,619,264 shares of Common Stock outstanding, of which approximately 10,525,722 shares (83.4% of the shares to be outstanding) are held by persons who acquired such shares in transactions which were not registered under the Securities Act of 1933 (the "Securities Act"). These shares (the "Restricted Shares") may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, such as Rule 144 under the Securities Act.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale, notice or public information requirements.

As of May 1, 1999, 5,235 of the 10,525,722 Restricted Shares were eligible for sale in the public market in reliance upon Rule 144.

         As of May 1, 1999, there were outstanding warrants to purchase an aggregate of 124,311 shares (the "Warrant Shares") of the Company's Common Stock and outstanding options to purchase an aggregate of 134,898 shares (the "Option Shares") of the Company's Common Stock. The Option Shares have been registered under the Securities Act.
         The Company has granted the holders of the 9,063,578 Restricted Shares outstanding as of May 1, 1999 certain demand and "piggyback" registration rights which entitle the holders to have their shares registered for public sale. Holders of warrants have been granted similar rights with respect to 61,198 Warrant Shares.

         No predictions can be made as to the effect, if any that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Moreover, the Company cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 or otherwise since such sales will depend upon the market price of the Common Stock, the individual circumstances of the holders thereof and other factors. Nevertheless, any sales of substantial amounts of the Common Stock in the public market could have a significant adverse effect on the market price of the Common Stock.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Common Stock being offered hereby will be passed upon for the Company by Giordano, Halleran & Ciesla, A Professional Corporation.

                                     EXPERTS

         The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq SmallCap Market, and such reports, proxy statements and other information can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants ..............................     F-2

Consolidated Balance Sheets as of January 3, 1999,
 June 30, 1998 and 1997 ...............................................     F-3

Consolidated Statements of Operations for the fiscal years ended
 June 30, 1998, 1997, 1996 and the transition periods (see Note 2)
 ended January 3, 1999 and December 31, 1997 (unaudited) ..............     F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the
 fiscal years ended June 30, 1998, 1997 and 1996 and the transition
 period (see Note 2) ended January 3, 1999 ............................     F-5

Consolidated Statements of Cash Flows for the fiscal years ended
 June 30, 1998, 1997 and 1996 and the transition periods (see Note 2)
 ended January 3, 1999 and December 31, 1997 (unaudited) ..............     F-6

Notes to Consolidated Financial Statements ............................     F-7

Consolidated Balance Sheets as of April 4, 1999 (unaudited)
 and January 3, 1999 ..................................................     F-30

Consolidated Statements of Operations for the thirteen weeks ended
 April 4, 1999 (unaudited) and the three months ended March 31, 1998
 (unaudited) ..........................................................     F-31

Consolidated Statements of Cash Flows for the thirteen weeks ended
 April 4, 1999 (unaudited) and the three months ended March 31, 1998
 (unaudited) ..........................................................     F-32

Notes to Consolidated Financial Statements ............................     F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of EcoScience Corporation:

         We have audited the accompanying consolidated balance sheets of EcoScience Corporation (a Delaware corporation) and subsidiaries as of January 3, 1999, June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the transition period (see Note 2) ended January 3, 1999 and each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EcoScience Corporation and subsidiaries as of January 3, 1999, June 30, 1998 and 1997, and the results of their operations and their cash flows for the transition period (see Note 2) ended January 3, 1999 and each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, an accumulated deficit, negative working capital and was in default of certain covenants under its various debt agreements. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         ARTHUR ANDERSEN LLP



Roseland, New Jersey
April 2, 1999

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)

                                                                           June 30,
                                                       January 3,   ---------------------
                                                          1999        1998         1997
                                                          ----        ----         ----
     ASSETS
Current assets:
     Cash and cash equivalents ....................   $   1,095    $   1,189    $   3,009
     Restricted cash ..............................          --        2,500           --
     Short-term investments .......................         127          533          528
     Accounts receivable, less reserves of $551,
      $660 and $178 at January 3,
      1999, June 30, 1998 and 1997, respectively ..       7,271        6,809        3,456
     Assets held for sale .........................       1,911        1,911           --
     Note receivable due from related party .......          --        1,838        1,838
     Inventories ..................................       9,209        5,050        6,716
     Other current assets .........................       1,212        2,411        1,756
                                                      ---------    ---------    ---------
       Total current assets .......................      20,825       22,241       17,303
                                                      ---------    ---------    ---------
     Property, plant and equipment, net ...........      65,200       53,136       45,225
     Restricted cash ..............................          --           --        3,250
     Intangible assets, net .......................      13,550        1,542        1,745
     Other noncurrent assets ......................       2,289        2,589        3,069
                                                      ---------    ---------    ---------
              Total assets ........................   $ 101,864    $  79,508    $  70,592
                                                      =========    =========    =========

     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Short-term borrowings ........................   $  37,080    $   7,148    $   3,950
     Current maturities of long-term debt .........      47,557        5,043        3,878
     Current obligations under capital leases .....          42           55           59
     Accounts payable .............................      11,102        5,080        3,916
     Accrued expenses and other current liabilities       7,705        7,118        3,719
                                                      ---------    ---------    ---------
       Total current liabilities ..................     103,486       24,444       15,522
                                                      ---------    ---------    ---------
Noncurrent liabilities:
     Long-term debt, less current maturities ......         780       42,648       35,190
     Obligations under capital leases .............         338          380          406
     Other long-term liabilities ..................       1,689        4,387        3,313
                                                      ---------    ---------    ---------
       Total noncurrent liabilities ...............       2,807       47,415       38,909
                                                      ---------    ---------    ---------
Minority interest in limited partnerships .........         665        7,767       12,115
Commitments and contingencies Stockholders'
 equity (deficit):
     Preferred stock, $0.01 par value,
      10,000,000 shares authorized;
      none issued and outstanding .................          --           --           --
     Common stock, $0.01 par value, 100,000,000
      shares authorized; 12,619,278, 11,618,178
      and 11,600,722 shares issued and
      outstanding at January 3, 1999,
      June 30, 1998 and 1997, respectively ........         126          116          116
Additional paid-in capital ........................      55,574       57,509       57,426
Accumulated deficit ...............................     (60,706)     (57,749)     (53,496)
Accumulated other comprehensive
 income (loss) ....................................         (88)           6           --
                                                      ---------    ---------    ---------
       Total stockholders' equity (deficit) .......      (5,094)        (118)       4,046
                                                      ---------    ---------    ---------
          Total liabilities and stockholders'
           equity (deficit) .......................   $ 101,864    $  79,508    $  70,592
                                                      =========    =========    =========

The accompanying notes are an integral part of these consolidated balance sheets.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                 Transition Period                         Years Ended
                                                                 (see Note 2) Ended                         June 30,
                                                              ------------------------       --------------------------------------
                                                                           (Unaudited)
                                                              January 3,   December 31,
                                                                 1999           1997           1998           1997           1996
                                                                 ----           ----           ----           ----           ----
Net revenues ............................................      $ 26,194       $ 17,835       $ 46,177       $ 39,862       $ 24,668
Cost of revenues ........................................        25,237         14,675         41,847         32,279         18,603
                                                               --------       --------       --------       --------       --------
Gross profit ............................................           957          3,160          4,330          7,583          6,065
                                                               --------       --------       --------       --------       --------
Operating expenses:
     Selling, general and administrative ................         8,307          3,987         10,336          6,879          6,394
     Research and development ...........................           239            202            465            508          1,018
     Asset valuation and restructuring reversal .........            --             --             --           (377)        (1,550)
                                                               --------       --------       --------       --------       --------
       Total operating expenses .........................         8,546          4,189         10,801          7,010          5,862
                                                               --------       --------       --------       --------       --------
Operating (loss) income .................................        (7,589)        (1,029)        (6,471)           573            203
                                                               --------       --------       --------       --------       --------
Other income (expense):
     Interest, net ......................................        (2,928)          (841)        (3,289)        (1,923)          (611)
     Other, net .........................................          (158)          (100)          (115)            12            136
                                                               --------       --------       --------       --------       --------
       Total other expense ..............................        (3,086)          (941)        (3,404)        (1,911)          (475)
                                                               --------       --------       --------       --------       --------
Loss before taxes, minority interest and
 extraordinary item .....................................       (10,675)        (1,970)        (9,875)        (1,338)          (272)
Provision for income taxes ..............................            67             21             21             78            116
                                                               --------       --------       --------       --------       --------
Loss before minority interest and
 extraordinary item .....................................       (10,742)        (1,991)        (9,896)        (1,416)          (388)
Minority interest .......................................         2,255          1,311          5,659          1,936            274
                                                               --------       --------       --------       --------       --------
(Loss) income before extraordinary item .................        (8,487)          (680)        (4,237)           520           (114)
                                                               --------       --------       --------       --------       --------
Extraordinary item ......................................            --             --             --             --            241
                                                                                                                           --------
Net (loss) income .......................................      ($ 8,487)      ($   680)      ($ 4,237)      $    520       $    127
                                                               ========       ========       ========       ========       ========

(Loss) earnings per share
-------------------------
Basic
     (Loss) income before extraordinary item ............      ($  0.73)      ($  0.06)      ($  0.36)      $   0.05       ($  0.01)
     Extraordinary item .................................            --             --             --             --           0.02
                                                               --------       --------       --------       --------       --------
     Net (loss) income ..................................      ($  0.73)      ($  0.06)      ($  0.36)      $   0.05       $   0.01
                                                               ========       ========       ========       ========       ========
     Weighted average basic shares outstanding ..........        11,641         11,605         11,619         11,548         11,334
                                                               ========       ========       ========       ========       ========

Diluted
     (Loss) income before extraordinary item ............      ($  0.73)      ($  0.06)      ($  0.36)      $   0.05       ($  0.01)
     Extraordinary item .................................            --             --             --             --           0.02
                                                               --------       --------       --------       --------       --------
     Net (loss) income ..................................      ($  0.73)      ($  0.06)      ($  0.36)      $   0.05       $   0.01
                                                               ========       ========       ========       ========       ========
     Weighted average diluted shares outstanding ........        11,641         11,605         11,619         11,583         11,381
                                                               ========       ========       ========       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (In thousands, except share data)

                                          Common Stock
                                      ----------------------
                                                                                            Accumulated      Total
                                                                  Additional                    Other    Stockholders'
                                      Number of     $0.01 Par       Paid-in   Accumulated   Comprehensive    Equity    Comprehensive
                                        Shares        Value         Capital      Deficit    Income (loss)   (deficit)  Income (loss)
                                        ------        -----         -------      -------    -------------   ---------  -------------
Balance at June 30, 1995 ...........   11,288,589   $      113   $   55,768    ($  53,189)   ($      67)   $    2,625    $       --

Exercise of stock options ..........          333           --            5            --            --             5            --
Issuance of common stock
 in settlement of WBDC lease .......      100,000            1          499            --            --           500            --
Unrealized gain on short-
 term investments ..................           --           --           --            --            67            67            67
S Corp Distributions ...............           --           --           --          (314)           --          (314)           --
Net income .........................           --           --           --           127            --           127           127
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at June 30, 1996 ...........   11,388,922          114       56,272       (53,376)           --         3,010           194
                                                                                                                         ==========
Exercise of stock options ..........        3,800           --           17            --            --            17            --
Issuance of common stock ...........      208,000            2        1,137            --            --         1,139            --
S Corp Distributions ...............           --           --           --          (640)           --          (640)           --
Net income .........................           --           --           --           520            --           520           520
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at June 30, 1997 ...........   11,600,722          116       57,426       (53,496)           --         4,046           520
                                                                                                                         ==========
Exercise of stock options ..........       17,456           --           83            --            --            83            --
Unrealized gain on short-
 term investments ..................           --           --           --            --             6             6             6
Pooling adjustment .................           --           --           --           314            --           314            --
S Corp Distributions ...............           --           --           --          (330)           --          (330)           --
Net loss ...........................           --           --           --        (4,237)           --        (4,237)       (4,237)
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at June 30, 1998 ...........   11,618,178          116       57,509       (57,749)            6          (118)       (4,231)
                                                                                                                         ==========
Exercise of stock options ..........        1,100           --            5            --            --             5            --
Unrealized loss on short-
 term investments ..................           --           --           --            --            (4)           (4)           (4)
Cumulative translation
 adjustments .......................           --           --           --            --           (90)          (90)          (90)
S Corp conversion ..................           --           --       (5,930)        5,930            --            --            --
S Corp Distributions ...............           --           --           --          (400)           --          (400)           --
Issuance of common stock ...........    1,000,000           10        3,990            --            --         4,000            --
Net loss ...........................           --           --           --        (8,487)           --        (8,487)       (8,487)
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------

Balance at January 3, 1999 .........   12,619,278   $      126   $   55,574       (60,706)   ($      88)   ($   5,094)   ($   8,581)
                                       ==========   ==========   ==========    ==========    ==========    ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                             Transition Period
                                                                             (See Note 2) Ended             Years Ended June 30,
                                                                          ------------------------   -------------------------------
                                                                                    (Unaudited)
                                                                          January 3, December 31,
                                                                             1999       1997         1998        1997        1996
                                                                             ----       ----         ----        ----        ----
 Cash flows from operating activities:
     Net (loss) income .................................................   ($ 8,487)   ($   680)   ($ 4,237)   $    520    $    127
     Adjustments to reconcile net (loss)
       income to net cash used in operating
       activities:
         Extraordinary Item ............................................         --          --          --          --        (241)
         Depreciation and amortization .................................      2,146       1,301       3,223       1,906         863
         Minority interest in limited partnership ......................     (2,255)     (1,311)     (5,659)     (1,935)       (274)
         (Gain) loss on sale of investments ............................         (6)         --          --          (2)         58
         Loss (Gain) on sale of property, plant and equipment ..........          1          (3)         (3)         --         (74)
         Gain on settlement of accounts payable ........................         --          --          --          --         (51)
         Reversal of restructuring charge ..............................         --          --          --        (377)     (1,550)
         Changes in current assets and liabilities:
             Accounts receivable, net ..................................       (462)       (917)     (2,818)     (1,002)       (488)
             Inventories ...............................................     (4,159)     (3,704)     (1,987)     (2,427)     (2,216)
             Other current assets ......................................      1,008      (1,015)     (1,040)       (553)       (598)
             Other .....................................................        105           3          73         (30)         (7)
             Accounts payable and accrued expenses .....................      6,094         908       5,015       1,081         831
                                                                           --------    --------    --------    --------    --------
         Net cash used in operating activities .........................     (6,015)     (5,418)     (7,433)     (2,819)     (3,620)
                                                                           --------    --------    --------    --------    --------
Cash flows from investing activities:
     Purchases of property, plant and equipment ........................     (4,632)    (14,306)    (26,099)    (28,244)    (17,499)
     Proceeds from sale of property, plant and equipment ...............          2         343         628          50         368
     Purchases of short-term investments ...............................         --          --          --        (503)         --
     Proceeds from sale of short-term investments ......................        409          --          --         677       6,079
     Changes in restricted cash ........................................      2,500          --         750         455      (3,205)
     Decrease (increase) in other noncurrent assets ....................        243        (356)       (141)       (268)        (80)
     Decrease in other noncurrent liabilities ..........................     (2,548)     (4,606)     (3,532)         --          --
     Decrease (increase) in loan receivable ............................         --        (643)       (643)     (1,538)        131
     Proceeds from long-term construction liabilities ..................         --          --          --         801       1,645
                                                                           --------    --------    --------    --------    --------
         Net cash used in investing activities .........................     (4,026)    (19,568)    (29,037)    (28,570)    (12,561)
                                                                           --------    --------    --------    --------    --------
Cash flows from financing activities:
     Issuance of common stock ..........................................         --          --          --       1,139           4
     Proceeds from exercise of stock options ...........................          5          83          83          17           1
     Debt issue costs ..................................................       (134)       (601)       (601)     (1,507)     (1,012)
     Minority interest contribution ....................................      1,000       2,741       2,741       9,667       4,657
     Cash dividends ....................................................       (400)       (220)       (330)       (640)       (314)
     Proceeds from long-term debt ......................................      3,602      14,306      24,299      28,123      16,239
     Net borrowings under line of credit ...............................      8,332       5,394       7,148       2,045       1,905
     Payments on capital leases ........................................        (56)        (24)        (54)        (46)        (25)
     Payments on long-term debt ........................................     (2,312)     (3,849)     (5,225)     (6,146)     (4,294)
                                                                           --------    --------    --------    --------    --------
       Net cash provided by financing activities .......................     10,037      17,830      28,061      32,652      17,161
                                                                           --------    --------    --------    --------    --------
     Effects of exchange rates on cash balances ........................        (90)         --          --          --          --
                                                                           --------    --------    --------    --------    --------
Net change in cash and cash equivalents ................................        (94)     (7,156)     (8,409)      1,263         980
Cash and cash equivalents at beginning of period .......................      1,189    $  9,598    $  9,598       1,746         766
                                                                           ========    ========    ========    ========    ========
Cash and cash equivalents at end of period .............................   $  1,095    $  2,442    $  1,189    $  3,009    $  1,746
                                                                           ========    ========    ========    ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (in thousands, except share data)

1.  OPERATIONS

         EcoScience Corporation ("EcoScience") and its wholly owned subsidiaries (collectively, the "Company"), Agro Power Development, Inc. and its subsidiaries and consolidated limited partnerships (collectively "APD"), Agro Dynamics, Inc. and Agro Dynamics Canada Inc. (collectively, "AGRO") and EcoScience Produce Systems Corp. ("EPSC") are primarily engaged in the production, marketing and sale of premium grade tomatoes grown in intensive greenhouse facilities. In addition, the Company markets, sells, develops and commercializes products for the agricultural and biological industries.

         The Company derives most of its revenues from the sale of: (i) greenhouse tomatoes to retail supermarkets and dedicated fresh food distribution companies; (ii) growing medium products and computerized environmental and irrigation control systems to the intensive farming and horticulture industries; and (iii) postharvest coating products to the fresh fruit market throughout the western hemisphere. Prior to the sale of the Company's postharvest equipment division to Aweta, B.V., in February 1999 (see Note 14), the Company had also derived revenues from the sale of sorting, grading and packing systems to the produce packing industry.

         In 1988, EcoScience began full scale research and development operations, which continued through its fiscal year ended June 30, 1996. The Company incurred in excess of $30,000 in research and development costs during this phase of its growth and development. During fiscal 1994 and 1995, the Company incurred approximately $12,000 in restructuring charges to transition the Company from research and development to a commercial operation. This was enhanced through the beginning of greenhouse operations in 1994 by APD and the acquisitions of AGRO in November 1992 and EPSC in May 1994. In addition, the Company has also funded the construction and initial start-up operations of approximately 180 acres of greenhouse production capacity since mid-1996. EcoScience and APD completed a merger on September 30, 1998 (see Note 3), which resulted in approximately $1,500 in transaction costs. The above activities have been principally funded by the Company's initial private capitalization, public equity offerings in February 1992 and December 1993 and the combined $60,000 credit facility discussed in Note 10.

         As a result of the above, the Company has suffered significant recurring losses resulting in an accumulated deficit of $60,706 as of January 3, 1999. The Company is in violation of certain covenants under various debt agreements as of January 3, 1999, which has resulted in approximately $44,756 of debt being classified as current in the accompanying January 3, 1999 balance sheet which otherwise would have been classified as long-term. See Note 10 for further information regarding the Company's various defaults. This along with the note issued on December 30, 1998, in connection with the acquisition of certain minority interests in consolidated limited partnerships (see Note 4), has resulted in significant negative working capital; however, the Company's greenhouse operations are now believed by management to be approaching their optimal cropping cycles for the first time since the large 180 acreage expansion that began in mid-1996, with the exception of Village Farms of Presidio, L.P. ("VFP") (see Note 2a). Management's plan is focused on improving the gross profit of all greenhouse operations as a result of greater production volumes, sizing and efficiency through a full cropping cycle at each greenhouse facility.

         The Company believes that its $1,095 of cash and cash equivalents and $127 of short-term investments as of January 3, 1999, along with revenues from product sales, will be sufficient to fund the Company's working capital needs, planned capital expenditures, current acquisitions and to service its indebtedness through January 4, 2000, provided that the Company can resolve its near term cash flow problems by raising additional capital and refinance its $21,600 aggregate principal amount of promissory notes issued on December 30, 1998 and March 15, 1999 that are due on June 30, 1999, restructure its $60 million credit facility and refinance its $3,000 line of credit, for which the due date is April 28, 1999. The Company has engaged a financial advisor, who is assisting in the raising of additional funds to finance its ongoing operations during 1999 and expected growth after January 4, 2000. There can be no assurances that such efforts will be successful or that additional debt or equity financing can be obtained to meet working capital needs. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of EcoScience and its wholly owned subsidiaries, APD, AGRO and EPSC.

         Through December 30, 1998, the Company consolidated four 50% owned limited partnerships due to the direction of power and control exerted by the Company's management in the normal course of business over the daily operations of Village Farms of Texas, L.P. ("VFT"), Pocono Village Farms, L.P. ("PVF"), Village Farms of Marfa, L.P. ("VFM") and Village Farms of Buffalo, L.P. ("VFB"). The remaining minority interests in these four limited partnerships were purchased from Cogentrix Delaware Holdings, Inc. ("Cogentrix") on December 30, 1998 (see Note 4).

         On August 31, 1998, the Company entered into an agreement with two wholly-owned subsidiaries of Agro Rent B.V. ("Agro Rent") to form a limited partnership in Presidio County, Texas (the "VFP Agreement"). The purpose of the VFP Agreement was to develop and operate a 41 acre greenhouse for the purpose of producing and selling peppers. Due to the inability to attain the desired level of financing only 26 acres of the greenhouse has been constructed. The VFP Agreement defined the Company and Agro Rent as approximate 86% and 14% owners, respectively. Therefore, the 86% interest in VFP is included in the accompanying consolidated financial statements. All material intercompany transactions and balances have been eliminated in consolidation.

         (b) Fiscal Year-End and Transition Period

         The Company has elected to change its fiscal year-end from the twelve month period ended June 30 to a 52-53 week fiscal year. The year-end date of such fiscal year shall be on the Sunday nearest December 31 of each year. The audited transition period financial statements will be as of January 3, 1999 and for the period from July 1, 1998 through January 3, 1999 (the "transition period").

         The unaudited consolidated financial information included herein for the six months ended December 31, 1997 have been included for comparative purposes to the audited transition period and have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein.

         (c) Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (d) Cash and Cash Equivalents and Short-Term Investments

         Cash and cash equivalents and short-term investments consist of highly liquid investments and are stated at the lower of cost or market value. Cash and cash equivalents consist of investments with original maturities of less than 90 days. Short-term investments have original maturities greater than 90 days and such securities are classified as available for sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company uses the specific identification method in determining the cost basis of short-term investments, and in computing any realized gains or losses from the sale of such securities.

         Cash and cash equivalents consist of cash and highly liquid money market funds, the balance of which was $1,095, $1,189 and $3,009 at January 3, 1999, and June 30, 1998 and 1997, respectively. Short-term investments consist of United States government obligations with an original maturity date of greater than 90 days, the balance of which was $127, $533 and $528 at January 3, 1999, and June 30, 1998 and 1997, respectively.

         (e) Restricted Cash

         The Company had restricted cash of $2,500 and $3,250 at June 30, 1998 and 1997, respectively. The amounts were held as collateral for certain outstanding debt. (See Notes 5 and 10).

         (f) Inventories

                                                                  June 30,
                                           January 3,     ----------------------
                                             1999           1998           1997
                                             ----           ----           ----
Raw materials .....................         $   77         $   74         $   17
Crop inventory ....................          6,582          2,724          4,776
Finished goods ....................          2,550          2,252          1,923
                                            ------         ------         ------
                                            $9,209         $5,050         $6,716
                                            ======         ======         ======

         Crop inventories represent direct and indirect production costs incurred before harvesting the annual tomato and growing crops. Growing crops are valued at the lower of cost or estimated market. Finished goods inventories include material, labor and overhead. Raw materials and finished goods are stated at the lower of first-in, first-out ("FIFO") cost or market.

         (g) Property, plant and equipment.

         Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts estimated to allocate the cost of these assets over their useful lives as follows:

           Classification                                  Estimated Useful Life
           --------------                                  ---------------------
           Land..................................                    --
           Land improvements.....................                5-20 years
           Greenhouses...........................                 20 years
           Greenhouse improvements...............               10-20 years
           Greenhouse equipment..................                5-10 years
           Computer and office equipment.........                5-7 years
           Laboratory equipment..................                 5 years

         Leasehold improvements and assets held under capital leases are amortized over the term of the lease or the useful life of the asset, whichever is shorter.

         (h) Intangible Assets

         Intangible assets consist primarily of goodwill and other intangible assets resulting from acquisitions accounted for using the purchase method of accounting. Goodwill is amortized using the straight-line method over 20 years. Other intangible assets relating to acquired businesses consist principally of amounts attributable to distribution agreements. The amortization for distribution agreements is on a straight line basis over five years. On December 30, 1998, the Company acquired the minority interests in certain limited partnerships. The goodwill resulting from this transaction was $12,058 (see Note
4).

         Goodwill, net of accumulated amortization, was $13,550, $1,542 and $1,745 at January 3, 1999, June 30, 1998 and 1997, respectively. The accumulated amortization of goodwill and other intangible assets totaled $509, $459, and $823 at January 3, 1999, June 30, 1998 and 1997, respectively. Amortization of goodwill and other intangible assets included in the accompanying consolidated statements of operations was $50, $136, $204 and $204 in the transition period ended January 3, 1999 and fiscal years 1998, 1997 and 1996, respectively.

         (i) Revenue Recognition

         Revenue from tomato product sales is recognized upon shipment by the Company. Certain equipment sales are recognized upon installation and include certain warranty provisions.

         (j) Research and Development Expenses

         The Company charges research and development expenses to operations as incurred. Expenses incurred by EcoScience under third party funded research and development programs totaled approximately $43, $53, $7, and $0 in transition period ended January 3, 1999 and fiscal years 1998, 1997 and 1996, respectively. Expenses incurred under Company funded research and development programs totaled approximately $196, $412, $501 and $1,018 in the transition period ended January 3, 1999 and fiscal years 1998, 1997 and 1996.

         (k) Foreign Currency Translation

         The assets and liabilities of the Company's Canadian subsidiary are translated into U.S. dollars at current exchange rates and the related revenue and expense items are translated at average annual exchange rates. The aggregate effect of translation losses is reflected as a component of accumulated other comprehensive loss in the accompanying financial statements until the sale or liquidation of the underlying foreign investment.

         (l) Earnings (Loss) Per Share

         The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which requires presentation of both basic and diluted earnings per share in the Consolidated Statement of Operations. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the period.

         The following table sets forth a reconciliation of weighted average common shares outstanding to the weighted average common shares assuming dilution:

                                        Transition
                                       Period Ended      Years ended June 30,
                                        January 3,   ---------------------------
                                          1999       1998       1997       1996
                                          ----       ----       ----       ----
Weighted average common
 shares outstanding ................     11,641     11,619     11,548     11,334
Dilutive effect of common
 shares issuable(1) ................         --         --         35         47
                                         ------     ------     ------     ------
Weighted average common
 shares outstanding
 assuming dilution .................     11,641     11,619     11,583     11,381
                                         ======     ======     ======     ======
------------
(1)  Issuable under common stock purchase warrants and stock option plans.

         Common stock purchase warrants and stock options at January 3, 1999, June 30, 1998, 1997 and 1996 to purchase 259,209, 281,491, 185,673 and 119,829 shares, respectively, of common stock were not included in the computation of earnings per common share assuming dilution because their effect would be anti-dilutive.

         (m) Fair Value of Financial Instruments

         No class of financial instrument had a material difference between its carrying value and estimated fair value based on market quotations, projected cash flows or other estimating methods. See Note 10 for the estimated fair value of certain debt agreements.

         (n) Supplemental Cash Flow Information

         The Company made certain cash payments and consummated certain non-cash investing and financing transactions as summarized below:

                                      Transition
                                     Period Ended      Years ended June 30,
                                      January 3,   -----------------------------
                                         1999       1998        1997        1996
                                         ----       ----        ----        ----
Cash paid for:
     Interest .....................   $  1,828    $  3,320   $  2,761    $  1,004
     Income taxes .................          2           5        175          73

Non-cash investing and
 financing activities:
     Disposition of assets
      under capital lease .........         --          --        308       2,936
     Termination of capital
      lease obligation ............         --          --       (405)     (3,500)
     Termination of operating
      lease obligation and
      related reduction of
      accrued restructuring costs .         --          --       (405)     (3,500)
     Issuance of common stock
      in exchange for termination
      of operating lease obligation         --          --         --         500
     Assets acquired under
      capital leases ..............         --         319        451          --
     Interest capitalized .........        165         384        384         285
     Acquisition of minority
      interests ...................    (26,921)         --         --          --
     Cancellation of notes and
      related interest, net .......      1,321          --         --          --
     Issuance of acquisition
      notes payable ...............     21,600          --         --          --
     Issuance of common stock .....      4,000          --         --          --


         (o) Long-Lived Assets

         The Company has adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long lived assets and certain related intangibles for impairment from changes in circumstances that would indicate the carrying amount of an asset may not be fully recoverable. As a result of its review during the transition period, the Company does not believe any impairment exists in the recoverability of its long lived assets.

         (p) Stock Based Compensation

         The Company has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which encourages, but does not require, an entity to account for employee stock based compensation under a fair value based method. SFAS 123 allows an entity to continue to measure compensation cost for employee stock based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company continues to account for employee stock based compensation using the intrinsic value based method and is required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied (see Note 12).

         (q) Income Taxes

         The Company accounts for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes". This statement requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statements, carrying amounts and the tax basis of assets and liabilities at currently enacted tax laws and rates. Prior to the merger on September 30, 1998, APD elected, by consent of their stockholders, to be treated under the provisions of Subchapter S of the Internal Revenue Code, Section 1372. Under such provisions, earnings and losses of APD were passed through to the stockholders in proportion to their ownership interest and reported on their individual income tax returns. Accordingly, no provision for Federal income taxes had been made in the APD financial statements. All distributions paid to stockholders through September 30, 1998 were paid in part to fund Federal and state income tax obligations of the stockholders arising from the income generated by APD (see Note 13).

         (r) Accumulated Other Comprehensive Income (Loss)

         In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting and presenting information on comprehensive income and its components in annual and interim financial statements. The Company adopted SFAS 130 as of July 1, 1998. Comprehensive income (loss) includes net income, unrealized gains on available-for-sale securities and foreign currency translation adjustments. The Company has disclosed comprehensive income (loss) in the Consolidated Statement of Stockholders' Equity (Deficit).

         (s) Reclassifications

         Certain amounts in the previous years consolidated financial statements have been reclassified to conform to the transition period presentations.

3. MERGER WITH AGRO POWER DEVELOPMENT, INC.

         On September 30, 1998, the Company issued 9,421,487 shares of the Company's common stock, $0.01 par value, to the holders of the common stock of APD, a privately held corporation, pursuant to an Agreement and Plan of Merger, in which APD was merged with and into a newly formed, wholly owned subsidiary of the Company (the "Merger"). The stockholders of APD received 30,619.067 shares of the Company's common stock for each outstanding share of common stock of APD. In addition, on September 30, 1998, the Company issued 99,000 shares of common stock to certain stockholders of APD for their entire 50% interest in Village Farms of Morocco, S.A., a Moroccan company, as provided for in the Agreement and Plan of Merger. After the Merger, the stockholders of APD owned approximately 80% of the outstanding shares of the Company, on a fully diluted basis.

         The merger has been accounted for as a pooling of interests. Accordingly, the consolidated financial statements give retroactive effect to the merger with APD, accounted for as a pooling of interests, as if the merger had occurred at the beginning of the earliest period presented.

         The effective date of the merger, September 30, 1998, was during the transition period ended on January 3, 1999. The following table summarizes the results of operations of EcoScience and APD on a separate company basis for the period (July 1, 1998-September 30, 1998) before the combination was consummated that is included within the consolidated statement of operations for the transition period ended January 3, 1999.

                                                  (Unaudited)
                                      EcoScience                   APD
                                      ----------                   ---
Net revenues.....................      $6,028(1)                 $4,557
                                       ======                    ======
Net loss.........................     ($1,088)(1)               ($2,593)
                                      =======                    ======
S Corporation distributions......      N/A                         $400
                                                                 ======
--------
(1) The net revenues and net loss amounts for EcoScience above include transactions with APD during the period that resulted in approximately $1,877 in net revenues and $211 in gross profit, respectively.

         The following sets forth the reconciliations of net revenue and net income (loss) previously reported by the Company to the combined amounts presented in the accompanying historical consolidated statements of operations:

                                                Years Ended June 30,
                                       -----------------------------------------
                                          1998           1997             1996
                                          ----           ----             ----
Net revenues:
   EcoScience ..................       $ 22,317        $ 20,853        $ 14,151
   APD .........................         28,871          21,963          11,090
Eliminations ...................         (5,011)         (2,954)           (573)
                                       --------        --------        --------
   Total .......................       $ 46,177        $ 39,862        $ 24,668
                                       ========        ========        ========
Net (loss) income:
   EcoScience ..................       ($   967)       $    385        ($   587)
   APD .........................         (3,010)            356             734
Eliminations ...................           (260)           (221)            (20)
                                       --------        --------        --------
   Total .......................       ($ 4,237)       $    520        $    127
                                       ========        ========        ========

         On September 30, 1998, APD's S Corporation tax status was terminated as it became a wholly-owned subsidiary of a C Corporation. The accumulated deficit of $5,930 on the merger date was reclassified to additional paid-in-capital in the accompanying consolidated statement of stockholders' equity (deficit).

         The Company incurred approximately $1,500 of transaction costs in connection with the merger, which were charged to operations during the transition period.

         The financial statements, for periods prior to the September 30, 1998 merger are reported using EcoScience's historical financial reporting periods. EcoScience's historical financial statements are presented for the years ended June 30, 1998, 1997 and 1996. In addition, since APD's historical fiscal year, for periods prior to the September 30, 1998 merger, ended on the Sunday nearest December 31, the accompanying June 30, 1998 financial statements required APD to recast its 1998 historical financial statements to conform to and be combined with EcoScience's fiscal year ended June 30, 1998. The APD financial data combined into the accompanying financial statements for the years ended June 30, 1997 and 1996 represent the historical financial statements for APD for the 52 week periods ended December 28, 1997 and December 29, 1996, respectively.

         Due to the periods being combined, the 26 week period ended December 28, 1997 for APD is included in the combined financial statements for both periods ended June 30, 1998 and 1997. Revenues for the 26 week period ended December 28, 1997 totaled $8,656 and both loss before extraordinary item, of which there were none, and net loss amounted to $94. S Corporation distributions of $220, which occurred during the 26 week period ended December 28, 1997, were included for both periods ended June 30, 1998 and 1997. Accordingly, the accompanying consolidated statements of Stockholders' Equity (Deficit) for the year ended June 30, 1998, reflects a $314 pooling adjustment to the accumulated deficit to reverse the impact of including this historical activity twice.

4. ACQUISITION

         On December 30, 1998, the Company acquired, through the acquisition of four entities, the Cogentrix minority interests in certain investments of APD that operate four of the Company's greenhouse operations. The purchase price of the minority interests consisted of 1,000,000 shares of EcoScience common stock valued at $4.00 per share, the market value at the time of the acquisition, and a $20,600 note bearing interest at a rate of 11.25% per annum, which was originally due and payable on March 15, 1999. On March 12, 1999, Cogentrix agreed to extend the maturity date of the note to June 30, 1999. In connection with the extension, the Company issued Cogentrix an additional note in the principal amount of $1,000 which has terms similar to the original note and becomes due on June 30, 1999. The notes are secured by all of the outstanding capital stock of APD and the Acquired Companies. EcoScience is currently seeking additional debt and equity financing to fulfill this obligation. If the Company is not successful in refinancing the $21,600 aggregate principal amount of notes, it will seek an extension of the due date or a restructuring of the terms of the notes. There can be no assurances that EcoScience will be successful in these efforts.

         As a condition to the acquisition, EcoScience agreed to register the 1,000,000 shares of common stock for public sale. In the event the stock is not registered by June 15, 1999,

EcoScience may be required, at the election of Cogentrix, to repurchase the 1,000,000 shares from Cogentrix at a price equal to the greater of $4.00 or the market price the day prior to the repurchase demand, as provided.

         Additional consideration given in the transaction is as follows: (i) termination of an option agreement with Cogentrix, pursuant to which APD granted to Cogentrix certain rights to participate in future projects involving the development, acquisition, owning of or operating by APD of any greenhouse facility at which fruit or vegetables are to be grown, as defined; (ii) Cogentrix assigned and contributed its note receivable of $643 along with its accrued interest ($65), due from APD to Cogentrix Greenhouse Investment, Inc. (one of the entities acquired) and (iii) one of the greenhouse limited partnerships cancelled its note receivable due from Cogentrix in the amount of $1,838, along with its accrued interest ($191). Following the cancellation and the acquisition of the minority interests by EcoScience, Cogentrix Greenhouse Investment, Inc. issued a promissory note payable to that greenhouse limited partnership in the same amount. The Company has estimated $325 in transaction costs will be incurred in connection with this acquisition.

         The financial statements reflect the preliminary allocation of the $27,246 purchase price, which includes a $9,340 fair value increase of certain minority interest assets acquired. The allocation has not been finalized due to ongoing negotiations relating to the notes issued in connection with this acquisition and all of the finalized appraisals regarding the fair values of the assets acquired have not been received by the Company. Accordingly, in 1999 goodwill associated with the acquisition may change. The excess of the purchase price over the fair value of the net assets acquired is estimated to be approximately $12,058 and is being amortized on a straight-line basis over 20 years (see also Note 2h).

         The $1,838 note was previously issued in March 1997 by a subsidiary of APD. The note was unsecured, interest was payable at 6.0% per annum and principal and interest were due on demand and it was reflected in the accompanying financial statements as a note receivable due from related party. See Note 10 for a description of the note payable from APD to Cogentrix also affected by this acquisition.

         The acquisition of minority interests described above was accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations continued to reflect minority interests through the December 30, 1998 closing date. The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place on July 1, 1997:

                               Transition period ended           Year ended
                                  January 3, 1999              June 30, 1998
                                  ---------------              -------------
Net revenues....................       $26,194                    $46,177
Net loss........................      $(12,526)                  $(13,467)
Net loss per share..............        $(0.99)                    $(1.07)


5. ASSETS HELD FOR SALE

         The Company is attempting to sell a greenhouse property that was damaged by a tornado. Estimated costs of approximately $500 to be incurred through the estimated sale date (May

1999) were accrued by the Company. The assets, totaling $1,911, have been disclosed as held for sale in the accompanying January 3, 1999 and June 30, 1998 Consolidated Balance Sheets.

6. OTHER CURRENT ASSETS

         Other current assets consist of the following:

                                                                  June 30,
                                                  January 3, -------------------
                                                    1999       1998         1997
                                                    ----       ----         ----
Government grant ...........................      $  400     $    --      $   --
Prepaid equipment project costs ............         322         838         653
Non-trade receivables ......................         237         207         504
Interest receivable ........................          --         214          93
Merger costs ...............................          --         653          --
Other ......................................         253         499         506
                                                  ------      ------      ------
                                                  $1,212      $2,411      $1,756
                                                  ======      ======      ======


         The $653 in merger costs (see Note 3) as of June 30, 1998, along with other merger costs incurred during the period July 1, 1998 through the effective date of the merger for a total of approximately $1,500, were expensed in the transition period.

7. PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                                 June 30,
                                           January 3,   ------------------------
                                             1999          1998          1997
                                             ----          ----          ----
Land .................................     $    973      $    986      $  1,102
Land improvements ....................        2,266         1,236         1,326
Greenhouses ..........................       54,062        33,540        35,109
Greenhouse improvements ..............          239           203           717
Greenhouse equipment .................       11,250         9,111         7,908
Computer and office equipment ........        1,808         1,779         1,154
Laboratory equipment .................           65            65            65
Leasehold improvements ...............           62            62            62
Construction in progress .............           --         9,837            --
                                           --------      --------      --------
                                             70,725        56,819        47,443
                                           --------      --------      --------
Less accumulated depreciation
 and amortization ....................       (5,525)       (3,683)       (2,218)
                                           --------      --------      --------
                                           $ 65,200      $ 53,136      $ 45,225
                                           ========      ========      ========


         Included in the amounts above are $435, $547 and $563 in assets held under capital leases at January 3, 1999, June 30, 1998 and 1997, respectively.

8. OTHER NONCURRENT ASSETS

         Other noncurrent assets consist of the following:

                                                                June 30,
                                            January 3,  ------------------------
                                              1999          1998          1997
                                              ----          ----          ----
Debt issuance costs (1) ..............      $ 2,517       $ 2,558       $ 2,520
Security deposits ....................           77            65            57
Notes receivable .....................          106           270           229
Other ................................           28           355           420
                                            -------       -------       -------
                                              2,728         3,248         3,226
Less accumulated amortization ........         (439)         (659)         (157)
                                            -------       -------       -------
                                            $ 2,289       $ 2,589       $ 3,069
                                            =======       =======       =======
--------------
(1) Debt issuance costs represent amounts incurred in obtaining financing for various greenhouse construction facilities. Included in these costs are the unamortized premiums paid for the purchase of interest rate cap agreements (see Note 10). The premiums paid are being amortized to interest expense over the terms of the cap agreements (5 years).

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accrued expenses and other current liabilities consist of the following:

                                                         In Thousands
                                                                 June 30,
                                                January 3,  --------------------
                                                  1999         1998         1997
                                                  ----         ----         ----
Payroll related costs ...................       $  540       $  622       $  309
Professional fees .......................          833          187          186
Accrued warranty costs ..................           50           72           59
Accrued inventory purchases .............          546          344          620
Customer deposits .......................          415        1,209          971
Interest ................................        2,707        1,239          265
Rent ....................................           --          651           --
Third party grower ......................           46           42          398
Insurance ...............................          199          245          174
Utilities ...............................          401          241           33
Restructuring ...........................          344          198          307
Severance ...............................          127           --           --
Repairs and maintenance .................          257           --           --
Sales tax ...............................          201           --           --
Greenhouse costs ........................           --          797           --
Other ...................................        1,039        1,271          397
                                                ------       ------       ------
                                                $7,705       $7,118       $3,719
                                                ======       ======       ======

10. DEBT

         (a) Short-term borrowings

         Short-term borrowings consists of the following:

                                                                   June 30,
                                               January 3,  ---------------------
                                                 1999         1998         1997
                                                 ----         ----         ----
Revolving line of credit(1) .............      $ 2,254      $ 1,091      $    --
VFT revolving line of credit(2) .........           --           --        2,000
VFIFA line of credit(3) .................       13,226        6,057        1,950
Note payable to Cogentrix(4) ............       21,600           --           --
                                               -------      -------      -------
                                               $37,080      $ 7,148      $ 3,950
                                               =======      =======      =======


         (b) Long-term debt

         Long-term debt consists of the following:

                                                                June 30,
                                           January 3,   ------------------------
                                             1999           1998          1997
                                             ----           ----          ----
VFT term loan credit
 facility(2) .........................     $     --      $ 18,181      $ 18,414
VFIFA construction and
 term loan credit facility(3) ........       46,219        26,478        16,486
PVF non-revolving line of
 credit(5) ...........................          804         1,201         2,125
Notes payable to Cogentrix(6) ........        1,071         1,743         1,949
Other long-term debt .................          243            88            94
                                           --------      --------      --------
                                             48,337        47,691        39,068
                                           --------      --------      --------
Less-current maturities ..............      (47,557)       (5,043)       (3,878)
                                           --------      --------      --------
                                           $    780      $ 42,648      $ 35,190
                                           ========      ========      ========

------------
(1) On November 24, 1998, the lender to the biological and agricultural products segment notified the Company of its intention to terminate the revolving line of credit on December 24, 1998. The Company and the Bank have agreed to four extensions to the revolving line of credit, since November 24, 1998, which make the maturity date April 28, 1999.

     The Company and the Bank have also agreed to the following modifications of the revolving line of credit pursuant to the extensions of the maturity date and forbearance period; (i) reduction of the $1,200 inventory based borrowing limit by $40 each week commencing the week of January 28, 1999 and (ii) an increase to the interest rate to prime plus 5.0%. As of January 3, 1999, the Company had $747 of additional borrowing availability under the revolving line of credit. The Company has received a term sheet from a financial institution in the amount of $4,000 to replace this existing revolving line of credit. Although no assurance can be given, the Company believes that it will finalize the replacement financing arrangement in April or May 1999.

(2) On August 14, 1998, the VFT revolving line of credit was terminated, the Debt Service Reserve (restricted cash) was released and applied to outstanding principal under the Term loan, the Additional Debt Service Reserve (restricted cash) was released to VFT for working capital purposes and the remaining outstanding principal under the Term Loan ($16,681) was assigned by the lenders to Village Farms International Finance Association ("VFIFA"), a wholly-owned subsidiary of the Company. VFIFA repaid the $16,681 utilizing availability under the VFIFA construction and term loan credit facility (see below). A new repayment schedule for the $16,681, to reflect the $1,500 paydown, was provided to VFIFA by the Lenders. The final quarterly installment is due and payable on March 31, 2007.

     In October 1996, VFT purchased an interest rate cap ("Rate Cap") from a bank for $307. The Rate Cap protected VFT from increases in interest rates above 6.5% (excluding the applicable margin) for a period of five years on $10,000 of outstanding debt. The purchase is reflected in other noncurrent assets in the accompanying consolidated balance sheets (see Note 8) and is being amortized to interest expense on a straight-line basis over the life of the Rate Cap (sixty months).

(3) In June 1997, VFIFA negotiated a $60,000 combined credit facility (the "VFIFA Facility") with a bank (the "Lender"). The combined VFIFA Facility consists of a term loan, construction loan ($50,000, with construction borrowings not to exceed $30,000) and revolving line of credit commitment ($10,000). The proceeds from the borrowings under the VFIFA Facility are loaned by VFIFA to its members, which are all wholly-owned subsidiaries of the Company. APD has guaranteed all obligations incurred under the VFIFA Facility. Advances under the VFIFA Facility are secured by the assets of APD, VFIFA and any underlying borrower. The maturity date of the VFIFA Facility is July 31, 2010.

     In April 1998, VFIFA completed the final advances under the construction loans for the VFM and VFB greenhouse facilities and converted the $26,478 in aggregate construction financing into a term loan (the "VFIFA Term Loan"). The VFIFA Term Loan is being repaid in 40 quarterly installments which commenced on June 30, 1998. As previously discussed, the VFIFA Term Loan borrowings were increased by $16,681, when VFIFA purchased the VFT Term Loan on August 14, 1998. On August 31, 1998 and in connection with the formation of VFP, the remaining construction loan availability of $3,522 was allocated for financing of the VFP greenhouse facility. On September 29, 1998, the VFIFA Facility was amended to approve APD's merger with EcoScience and to change the availability under the revolving line of credit and term loan from $10,000 and $50,000, respectively, to $13,319 and $46,681, respectively. The aggregate commitment under the VFIFA Facility of $60,000 remained unchanged.

     Prior to December 1, 1998, interest rate options were selected by VFIFA on all or any portion of the borrowings at a base rate (prime), a fixed (LIBOR) rate or a quoted rate, as defined in the VFIFA Facility. Originally, interest was payable monthly at the maturity of an applicable LIBOR rate election period under all commitments outstanding under the VFIFA Facility. Each interest rate option has an applicable margin over such rate in determining the total interest rate associated with each borrowing. The applicable margin for each interest rate option is based upon the relationship between annual debt service (principal and interest payments) and total cash flow, as defined, with cash flow as the numerator and debt service as the denominator. As the aforementioned relationship increases, the applicable margin for each interest rate election decreases. At January 3,

     1999, the term loan borrowings were at various fixed rate elections, which combined with the applicable margin and 4% default interest (see below), resulted in interest rates between 11.75% and 13.23% At January 3, 1999, the construction loan borrowings were at various fixed rate elections, which combined with the applicable margin and 4% default interest (see below), resulted in interest rates between 12.26% and 12.63%. The various LIBOR rate elections were to be reset periodically during the term of the construction and term loan borrowings. Interest on the revolving line of credit is payable at the variable prime rate, as defined, 12.625% at January 3, 1999.

     As of January 3, 1999, $42,798, $3,421 and $13,226 of borrowings were outstanding under the VFIFA Term Loan, construction loan commitment and revolving line of credit commitment, respectively. The fair value of the VFIFA Facility was $59,347 as of January 3, 1999. The value of the VFIFA Facility at June 30, 1998 and 1997 approximated its book value. On December 1, 1998, the VFIFA Facility lenders informed VFIFA and the "Underlying Borrowers" (including VFT, PVF, VFM, VFB, VFP and APD) through written correspondence that they were not in compliance with certain terms and conditions of the VFIFA Facility. The events of default included (1) VFIFA's default of certain interest payments due (2) the Underlying Borrower's principal and interest payment default with VFIFA and (3) APD's default on the financial covenant contained in the guaranty to the VFIFA Facility relating to equity to senior long-term debt. The letter of default referred to interest defaults totaling approximately $1,000. Following the receipt of the letter, further debt service payment defaults occurred including additional interest defaults and principal payment defaults on the December 31, 1998 VFIFA Term Loan installments. In December 1998, VFIFA began to make debt service payments against the defaults identified in the December 1, 1998 letter. The final installment of the series of payments, totaling approximately $2,005 in the aggregate, for approximately $460, was made on February 12, 1999, which brought VFIFA and the Underlying Borrowers into full principal and interest compliance under the VFIFA Facility. However, APD and the Underlying Borrowers still remain in violation of certain financial covenants. The VFIFA Facility lenders expressly stated in the December 1, 1998 letter of default that they were not exercising their right under the VFIFA Facility to accelerate payment of all outstanding amounts, however, they were reserving their right to do so. As a result, the entire amount outstanding under the VFIFA Facility, $46,219, has been reflected in the current portion of long-term debt in the accompanying balance sheet, which includes $44,756 in debt that would otherwise have been classified as long-term. The VFIFA Facility lenders have informed VFIFA and the Underlying Borrowers that no further advances will be made under the VFIFA Facility and all outstanding VFIFA Facility balances will, as of December 1, 1998, bear interest at the default rate (4% in addition to the stated rates), until the violations of the financial covenants are cured.

     APD and VFIFA will be negotiating new terms to the existing VFIFA Facility in connection with the planned restructuring of the VFIFA Facility and the Company's capital raising efforts that are intended to bring VFIFA and the Underlying Borrowers into compliance with all defaults. There can be no assurance that APD and VFIFA will be able to renegotiate more favorable terms.

     In October 1997, VFIFA purchased two interest rate caps ("Rate Caps") from a bank for $436. The Rate Caps protect VFIFA from increases in interest rates above 6.5% for a period of five years commencing on December 31, 1997 on up to approximately $26,500 of debt under the VFIFA Facility. The purchases are reflected in other noncurrent assets in the accompanying consolidated balance sheets (see Note 8), and are being amortized to interest expense on a straight-line basis over the life of the Rate Caps (sixty months).

(4) On December 30, 1998, the Company entered into a promissory note payable to Cogentrix in the amount of $20,600 bearing an interest rate of 11.25%, originally payable at maturity on March 15, 1999. The financing was a result of the acquisition discussed in Note 4. On March 12, 1999, Cogentrix agreed to extend the maturity date of the note to June 30, 1999 for $1,000. The notes are secured by all of the outstanding capital stock of APD and VFM, VFT, VFB and PVF. The Company is currently seeking additional debt and equity financing to fulfill this obligation, or alternatively will seek to renegotiate the terms of the notes. There can be no assurance that the Company will be successful in these efforts.

(5) In March 1997, PVF entered into a $2,200 loan agreement with a bank. As of January 3, 1999, there were no additional borrowings available under this loan. The loan was required to be repaid in sixty quarterly installments of $37 of interest and principal beginning on July 1, 1997, plus a final installment of any amount necessary to pay the indebtedness in full. The loan bears interest at a variable rate, as defined 9.25% at January 3, 1999, subject to the lender's applicable interest rate tier. The loan is secured by a real estate mortgage in the PVF property and a first lien on all assets, excluding inventory and accounts receivable, as defined. As of January 3, 1999, PVF was in violation of a financial covenant of the loan agreement. As such the entire amount outstanding under the loan agreement, $804 has been reflected in the current portion of long-term debt in the accompanying January 3, 1999 balance sheet. PVF was also required to maintain $750 of cash as replacement collateral for the portion of the PVF greenhouse assets sold to VFB during 1997. This amount was classified as restricted cash in the accompanying financial statements.

     As discussed in Note 5, the assets of PVF are held for sale as of January 3, 1999. The proceeds from the sale will be utilized to repay the remaining outstanding amounts under this loan agreement. PVF has already prepaid $750 and $425 of the outstanding borrowings with the replacement collateral and insurance proceeds, respectively.

(6) In March 1997, APD borrowed $643 from Cogentrix. The note was unsecured, interest was payable at 6.0% per annum and principal and interest were due on demand. On December 30, 1998, in connection with the acquisition of certain minority interests (see Note 4) by the Company, this note, and its accrued interest, of approximately $65, became payable to one of the entities acquired. Thus the amount is no longer payable to Cogentrix and all related amounts to this note eliminate in consolidation beginning on December 30, 1998. In March, 1997, APD borrowed $1,375 from Cogentrix. The note matures on June 2, 2002 with quarterly principal and interest payments of $69. Borrowings under the note bear interest at 6.0%.

         The aggregate maturities of debt as of January 3, 1999 are as follows:

            1999 ...................................   $47,557
            2000 ...................................       321
            2001 ...................................       302
            2002 ...................................       157
                                                       -------
                                                       $48,337
                                                       =======

11. LEASES

         (a) Capital Leases

         The Company leases certain equipment under capital leases. Future minimum lease payments are as follows:

             1999 ..................................      $67
             2000 ..................................       64
             2001 ..................................       64
             2002 ..................................       49
             2003 ..................................       30
             Thereafter ............................      255
                                                       ------
      Total minimum lease payments .................      529
    Less amount representing interest ..............     (149)
                                                       ------
                                                          380
         Less current maturities ...................      (42)
                                                       ------
                                                         $338
                                                       ======


         (b) Operating Leases

         The future minimum lease payments as of January 3, 1999 are as follows:

             1999 ..................................    $3,986
             2000 ..................................     3,976
             2001 ..................................     3,944
             2002 ..................................     3,911
             2003 ..................................     3,944
             Thereafter ............................    15,301
                                                       -------
                                                       $35,062
                                                       =======

         The above amounts reflect future minimum lease payments under an agreement executed on March 23, 1999, for the Company's new corporate office and warehouse space (approximately 20,000 square feet). The expected commencement date of the ten year lease is September 1, 1999.

         Rent expense under the Company's various lease agreements totaled approximately $2,114, $4,061, $1,830 and $2,262 for the transition period ended January 3, 1999 and the years ended June 30, 1998, 1997 and 1996, respectively.

         Included in noncurrent liabilities in the accompanying consolidated balance sheet is $876, $868 and $860 at January 3, 1999, June 30, 1998 and June 30, 1997, respectively, related to the effect of accounting for the scheduled rent increases on a straight-line basis over the applicable lease terms.

12. STOCKHOLDERS' EQUITY (DEFICIT)

         (a) Amendment of Certificate of Incorporation for Reverse Stock Split and Increase in Authorized Capital Stock

         On September 30, 1998 the Company's certificate of incorporation was amended to effect a one for five reverse stock split of the Company's common stock, to increase the number of authorized shares of the Company's common stock from 25,000,000 shares to 100,000,000 shares and to increase the number of authorized preferred stock from 1,000,000 shares to 10,000,000 shares. The accompanying financial statements give retroactive effect to the one for five reverse stock split for all periods presented.

         (b) Private Placement

         In September 1996, the Company sold 208,000 shares of common stock in a private placement. Net proceeds realized from the equity offering totaled $1,139 after fees and expenses totaling $161. In connection with the offering, the Company also issued a warrant to purchase 31,200 shares of its common stock at $10.00 per share to the placement agent.

         (c) Common Stock Purchase Warrants

         The Company has issued warrants to purchase shares of its common stock to certain stockholders, directors and consultants of the Company. Outstanding warrants expire through 2002. The following table summarizes warrant activity for the three years ended June 30, 1998 and the transition period ended January 3, 1999:

                                                                                Weighted Average
                                     Number of Warrants   Price Per Share Range   Exercise Price
                                     ------------------   ---------------------   --------------
Outstanding at June 30, 1995 ........     72,009          $1.88  -   $   55.00      $ 33.01
   Granted ..........................     50,000           6.88  -       15.00        10.76
   Cancelled ........................    (30,217)          1.88  -       47.75        20.35
                                        --------         ------ ---     ------       ------
Outstanding at June 30, 1996 ........     91,792           6.88  -   $   55.00        25.06
   Granted ..........................     56,311           5.00  -       18.75        11.51
   Cancelled ........................    (15,792)         30.00  -       55.00        51.51
                                        --------         ------ ---     ------       ------
Outstanding at June 30, 1997 ........    132,311           5.00  -       48.75        16.18
   Granted ..........................         --             --  -       --              --
   Cancelled ........................     (8,000)         34.38  -       35.00        34.53
                                        --------         ------ ---     ------       ------
Outstanding at June 30, 1998 ........    124,311           5.00  -       48.75      $ 15.00
                                        ========         ====== ===     ======       ======
Outstanding at January 3, 1999 ......    124,311           5.00  -       48.75      $ 15.00
                                        ========         ====== ===     ======       ======
Exercisable at January 3, 1999 ......    124,311          $5.00  -   $   48.75      $ 15.00
                                        ========         ====== ===     ======       ======

         (d) Stock Option Plans

         In December 1998, the Board of Directors approved a stock option plan (the "1999 Plan") to grant options to acquire up to 1,800,000 shares of common stock, less the number of option shares issued under the Company's 1991 stock option plan (1991 plan), outstanding to employees and consultants. Options granted under the 1999 Plan vest over various periods and expire no later than 10 years from the date of grant. Options are to be granted at the fair value of the Company's common stock on the date of grant. The Board of Directors has agreed not to issue future options under the 1991 plan.

         Option activity for the three years ended June 30, 1998 and the transition period ended January 3, 1999, is summarized as follows:


                                                                                                    Weighted Average
                                               Number of Options          Price Per Share Range       Exercise Price
                                               -----------------          ---------------------       --------------
Outstanding at June 30, 1995................           92,207              $1.88   -     $56.88            $22.41
   Granted..................................          110,100               2.81   -       8.13              4.87
   Exercised................................             (333)                             2.25              2.25
   Cancelled................................          (34,771)              3.00   -      56.88             22.67
                                                     --------              -----  ---    ------             -----
Outstanding at June 30, 1996................          167,203               1.88   -      56.88             10.84
   Granted..................................           68,036               4.69   -      12.50              6.07
   Exercised................................           (3,800)                             4.38              4.38
   Cancelled................................          (54,363)              1.88   -      56.88             19.93
                                                     --------              -----  ---    ------             -----
Outstanding at June 30, 1997................          177,076               2.81   -      35.00              6.35
   Granted..................................            6,680               4.06   -       8.13              6.51
   Exercised................................          (17,456)              4.38           5.00              4.80
   Cancelled................................           (9,120)              4.38   -      10.63              5.30
                                                     --------              -----  ---    ------             -----
Outstanding at June 30, 1998................          157,180              $2.81   -     $35.00              6.60
                                                     ========              =====  ===    ======             =====
   Exercised................................           (1,100)              4.38   -       4.38              4.38
   Cancelled................................           (4,880)              4.38   -      12.50              2.13
                                                     --------              -----  ---    ------             -----
Outstanding at January 3, 1999..............          151,200              $2.81   -     $35.00             $6.57
                                                     ========              =====  ===    ======             =====
Exercisable at January 3, 1999..............          134,898              $2.81   -     $35.00             $6.55
                                                     ========              =====  ===    ======             ======


         All stock options and warrants granted by the Company were granted at exercise prices not less than the fair market value of the Company's common stock on the date of grant.

         The Company accounts for its common stock purchase warrants and options plans based upon the "intrinsic value" method set forth in APB 25. Had compensation costs for the Company's stock option plans been determined consistent with SFAS 123, the Company's pro-forma net loss and net loss per share for the transition period ended January 3, 1999 and the fiscal years ended June 30, 1998, 1997 and 1996 would have been as follows:

                                                      Transition
                                                     Period Ended                  Years ended June 30,
                                                      January 3,         -----------------------------------------
                                                         1999              1998             1997             1996
                                                         ----              ----             ----             ----
Net income (loss)...........................            (8,574)          ($4,462)            $29             ($13)
                                                        -------          --------         -------          -------
Net loss per share, basic and diluted.......            ($0.74)           ($0.38)         ($0.00)          ($0.00)
                                                        -------          --------         -------          -------


         Because SFAS 123 has not been applied to warrants and options granted prior to July 1, 1995, the resulting pro-forma compensation cost may not be representative of that to be expected in future periods.

         Under SFAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the weighted average assumptions for the fiscal years ended June 30, 1998, 1997, and 1996, respectively as follows: (i) risk free interest rate of 6% for all years;
(ii) expected life of approximately eight years for all years; and (iii) expected volatility of 67%, 70%, and 70% for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The weighted average fair value of the options granted during the fiscal years ended June 30, 1998, 1997, and 1996 was $0.85, $0.86, and $0.69, respectively. No options were granted during the transition period ended January 3, 1999.

13. INCOME TAXES

         As of January 3, 1999, the Company had available net operating loss carryforwards of approximately $10,800 and research and development tax credit carryforwards of approximately $900 to reduce future federal income taxes, if any. These carryforwards expire through 2013 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 limits a Company's ability to utilize certain net operating loss and tax credit carryforwards in the event of a cumulative change in ownership in excess of 50%, as defined. The Company has recently completed a merger with APD which has resulted in a change in ownership in excess of 50%, as defined. Therefore, utilization of net operating loss and tax credit carryforwards will be limited due to ownership changes. As discussed in Note 2, APD was taxed as an S Corporation prior to the merger on September 30, 1998 and as such no Federal income taxes were paid by APD. Therefore, APD recorded no deferred tax assets or liabilities prior to September 30, 1998. State deferred income taxes were not material.

         The components of the net deferred tax amount recognized in the accompanying consolidated balance sheets are set forth below:

                                                               June 30,
                                   January 3,         ------------------------
                                     1999               1998             1997
                                     ----               ----             ----
Deferred tax assets............     $5,400            $16,500          $16,000
Valuation allowance............     (5,400)           (16,500)         (16,000)
                                    ------            -------          -------
                                    $   --            $    --          $    --
                                    ======            =======          =======

         The approximate tax effect of each type of temporary difference and carryforward before allocation of the valuation allowance is summarized as follows:

                                                                  June 30,
                                              January 3,   ---------------------
                                                1999          1998        1997
                                                ----          ----        ----
Net operating losses ....................      $ 4,300      $15,400      $15,000
Other temporary differences .............          200          200          100
Research and development credits ........          900          900          900
                                               -------      -------      -------
                                               $ 5,400      $16,500      $16,000
                                               =======      =======      =======


         Due to the uncertainty surrounding the timing of realizing the potential benefits of its favorable tax attributes in future income tax returns, the Company has recorded a valuation allowance against its otherwise recognizable deferred tax assets.

         A reconciliation of the provision for (benefit from) income taxes for the transition period ended January 3, 1999 and the fiscal year ended June 30, 1998, 1997 and 1996 with the statutory federal income tax rate follows:

                                        Transition
                                       Period Ended      Years Ended June 30,
                                        January 3,   ---------------------------
                                           1999      1998      1997       1996
                                           ----      ----      ----       ----
(Benefit) provision at
 nominal rate .........................   (34.0%)   (34.0%)    34.0%     (34.0%)
Increases (reductions) in
 taxes resulting from:
  Net operating loss carryforward .....      --        --     (34.0)        --
  Valuation allowance .................    34.0      34.0        --       34.0
  Foreign income taxes ................      --        --      10.8       22.0
  State income taxes ..................     0.1       0.1       4.2       69.3
                                          -----     -----     -----     ------
Provision for income taxes-% ..........     0.1%      0.1%     15.0%      91.3%
                                          -----     -----     -----     ------
Provision for income taxes-$ ..........   $  67     $  21     $  78     $  116
                                          -----     -----     -----     ------


         The provision for (benefit from) income taxes for the transition period ended January 3, 1999 and the fiscal year ended June 30, 1998, 1997 and 1996 is primarily composed of foreign and state income taxes.

14. SALES, LICENSE AND DEVELOPMENT AGREEMENTS

         AGRO has a distribution agreement with an unrelated company for a term of three years ending in December 2000, with automatic one-year extensions unless either party elects to terminate the agreement. The agreement grants AGRO the exclusive right to sell the unrelated company's product in the United States, Canada, Mexico, and the Caribbean. The agreement requires AGRO to maintain minimum annual sales which, if not met, would allow the unrelated company to modify the exclusivity of the agreement. The sale of products under this agreement accounted for 18%, 17%, 20% and 25% of the Company's total net revenues for the transition period ended January 3, 1999 and the fiscal years ended June 30, 1998, 1997 and 1996, respectively. Although there are a limited number of sources of the particular growing medium products that are sold under this distribution agreement, the Company's management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in filling orders as well as a possible loss of sales, which would affect operating results adversely.

         In August 1995, AGRO entered into a distribution agreement with an unrelated company, which granted AGRO the exclusive right to sell the unrelated company's sorting, grading and packing products and equipment in the United States, Canada, Mexico and the Caribbean through September 1999. The sale of products under this agreement accounted for 14%, 8%, 12% and 11% of total net revenues for the transition period ended January 3, 1999 and the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

         On February 1, 1999, the Company's postharvest equipment division of Agro Dynamics, Inc., which was the exclusive distributor in North America for Aweta B.V.'s sorting and grading equipment, was sold to Autoline, Inc.

15. SEGMENT AND GEOGRAPHIC INFORMATION

         The Company has two reportable segments: greenhouse tomatoes and biological and agricultural products. The greenhouse tomatoes segment operates seven greenhouse facilities in the United States, representing approximately 190 acres of growing capacity. Through these facilities, the Company produces, harvests, packages and distributes premium vine-ripened tomatoes. The tomatoes are marketed under the Village Farms(R) brandname and sold to retail supermarket chains, dedicated wholesalers, distributors and food service clients throughout the United States.

         The biological and agricultural products segment distributes various products under written distribution agreements and relations with specific vendors. The Company's biological and agricultural products include (1) growing medium products and computerized environmental and irrigational control systems;
(2) postharvest coating products and (3) biological pest control products.

         The accounting policies of the segments described above are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products. The Company is not dependent on any single customer for its net revenues.

                                   Transition
                                  period ended          Year ended June 30,
Company data by operating          January 3,    --------------------------------
 segment(1)                           1999         1998         1997         1996
-------------------------             ----         ----         ----         ----
Net revenues
     Greenhouse tomatoes .......   $  15,453    $  28,871    $  21,963   $  11,090
     Biological and agricultural
      products .................   $  10,741    $  17,306    $  17,899   $  13,578
                                   ---------    ---------    ---------   ---------
     Total .....................   $  26,194    $  46,177    $  39,862   $  24,668
                                   =========    =========    =========   =========
Total Assets
     Greenhouse tomatoes .......   $  93,539    $  69,971    $  62,072   $  26,279
     Biological and agricultural
      products .................   $   8,325    $   9,537    $   8,520   $   9,970
                                   ---------    ---------    ---------   ---------
     Total .....................   $ 101,864    $  79,508    $  70,592   $  36,249
                                   =========    =========    =========   =========
Capital Expenditures
     Greenhouse tomatoes .......   $   4,568    $  25,554    $  28,154   $  17,372
     Biological and agricultural
      products .................          64          545           90         127
                                   ---------    ---------    ---------   ---------
     Total .....................   $   4,632    $  26,099    $  28,244   $  17,499
                                   =========    =========    =========   =========
Operating (loss) income
     Greenhouse tomatoes .......   ($  6,272)   ($  5,276)   $     295   ($    541)
     Biological and agricultural
      products .................      (1,317)      (1,195)         278         744
                                   ---------    ---------    ---------   ---------
     Total .....................   ($  7,589)   ($  6,471)   $     573   $     203
                                   =========    =========    =========   =========
Depreciation and amortization
 expense
     Greenhouse tomatoes .......   $   1,979    $   2,891    $   1,504   $     283
     Biological and agricultural
      products .................         167          332          402         580
                                   ---------    ---------    ---------   ---------
     Total .....................   $   2,146    $   3,223    $   1,906   $     863
                                   =========    =========    =========   =========
Company data by geographic
 segments(2)
     Net revenues
         United States .........   $  23,135    $  39,243    $  34,219   $  20,247
         Canada ................       3,059        6,934        5,643       4,421
                                   ---------    ---------    ---------   ---------
     Total .....................   $  26,194    $  46,177    $  39,862   $  24,668
                                   =========    =========    =========   =========

---------------
(1) All research and development expenses and restructuring reversals were a result from operations of the biological and agricultural products segment.

(2)  The long-lived assets in Canada are immaterial for all periods presented.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                        January 3,      April 4,
                                                           1999           1999
                                                           ----           ----
    ASSETS                                               (Unaudited)
Current assets:
    Cash and cash equivalents ........................   $     660    $   1,095
    Short-term investments ...........................          --          127
    Accounts receivable, less reserves of $678 at
      April 4, 1999 and $551 at January 3, 1999 ......       5,567        7,271
    Assets held for sale .............................       1,911        1,911
    Inventories ......................................       9,104        9,209
    Other current assets .............................         951        1,212
                                                         ---------    ---------
      Total current assets ...........................      18,193       20,825
                                                         ---------    ---------
Property and equipment, net ..........................      63,947       65,200
Intangible assets, net ...............................      13,375       13,550
Other noncurrent assets ..............................       2,278        2,289
                                                         =========    =========
           Total assets ..............................   $  97,793    $ 101,864
                                                         =========    =========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Short-term borrowings ............................   $  36,749    $  37,080
    Current maturities of long-term debt .............      46,768       47,557
    Current obligations under capital leases .........          42           42
    Accounts payable .................................      10,632       11,102
    Accrued expenses and other current liabilities ...       6,075        7,705
                                                         ---------    ---------
      Total current liabilities ......................     100,266      103,486
                                                         ---------    ---------
Noncurrent liabilities:
    Long-term debt, less current maturities ..........         700          780
    Obligations under capital leases .................         327          338
    Other long-term liabilities ......................       1,689        1,689
                                                         ---------    ---------
      Total noncurrent liabilities ...................       2,716        2,807
                                                         ---------    ---------
Minority interest in limited partnership .............         602          665
Commitments and contingencies
Stockholders' deficit:
    Preferred stock, $0.01 par value,
     10,000,000 shares authorized; none issued
     and outstanding .................................          --           --
   Common stock, $0.01 par value, 100,000,000 shares
    authorized; 12,619,278 shares issued and
    outstanding at April 4, 1999 and January 3, 1999 .         126          126
Additional paid-in capital ...........................      55,574       55,574
Accumulated deficit ..................................     (61,436)     (60,706)
Accumulated other comprehensive loss .................         (55)         (88)
                                                         ---------    ---------
      Total stockholders' deficit ....................      (5,791)      (5,094)
                                                         =========    =========
           Total liabilities and stockholders' deficit   $  97,793    $ 101,864
                                                         =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                          Thirteen  Three Months
                                                         Weeks Ended     Ended
                                                           April 4,    March 31,
                                                             1999         1998
                                                             ----         ----
Net revenues .........................................    $ 18,264     $ 12,291
Cost of revenues .....................................      12,839        7,993
                                                          --------     --------
Gross profit .........................................       5,425        4,298
                                                          --------     --------
Operating expenses:
   Selling, general and administrative ...............       3,513        2,679
   Research and development ..........................         117          105
                                                          --------     --------
         Total operating expenses ....................       3,630        2,784
                                                          --------     --------
Operating income .....................................       1,795        1,514
                                                          --------     --------
Other (expense) income:
   Interest, net .....................................      (2,671)      (1,095)
   Other, net ........................................          87          100
                                                          --------     --------
         Total other expense, net ....................      (2,584)        (995)
                                                          --------     --------
(Loss) income before taxes and minority interest .....        (789)         519
Provision for income taxes ...........................           3           --
                                                          --------     --------
(Loss) income before minority interest ...............        (792)         519
Minority interest ....................................          62         (421)
                                                          --------     --------
Net (loss) income ....................................    ($   730)    $     98
                                                          ========     ========
(Loss) earnings per share:

      Basic
      -----
      Net (loss) earnings per share ..................    ($  0.06)    $   0.01
                                                          ========     ========
      Weighted average common shares outstanding .....      12,619       11,619
                                                          ========     ========

      Diluted
      -------
      Net (loss) earnings per share ..................    ($  0.06)    $   0.01
                                                          ========     ========
      Weighted average diluted shares outstanding ....      12,619       11,660
                                                          ========     ========


The accompanying notes are an integral part of these consolidated financial statements.

                     ECOSCIENCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               (Unaudited)
                                                          --------------------
                                                          Thirteen      Three
                                                            Weeks       Months
                                                            Ended       Ended
                                                           April 4,    March 31,
                                                            1999         1998
                                                            ----         ----
Cash flows from operating activities:
     Net (loss) income .................................  ($  730)   $    98
     Adjustments to reconcile net (loss)
       income to net cash (used in) provided
       by operating activities:
           Depreciation and amortization ...............    1,598        802
           Minority interest in limited partnerships ...      (62)      (421)
           Gain on sale of investments .................       (2)        --
           Foreign exchange (gain) loss ................      (16)         6
           Changes in current assets and liabilities:
                  Accounts receivable, net .............    1,704        295
                  Inventories ..........................      105
                                                                      (3,978)
                  Other current assets .................      261       (302)
                  Accounts payable and accrued expenses     1,247
                                                                      (2,085)
                                                          -------    -------
           Net cash provided by (used in) operating
            activities .................................      773     (2,253)
                                                          -------    -------
Cash flows from investing activities:
     Purchases of property and equipment ...............      (95)      (861)
        Proceeds from sale of assets ...................       32         --
     Proceeds  from sales of short-term investments ....      127         --
     (Increase) decrease in other noncurrent assets ....      (96)         7
      Decrease in noncurrent liabilities ...............       --       (968)
                                                          -------    -------
           Net cash used in investing activities .......      (32)    (1,822)
                                                          -------    -------
Cash flows from financing activities:
     Proceeds from issuance of stock ...................       --          1
               Proceeds from long-term debt ............       --      2,946
     Net (payments) borrowings under line of credit ....     (331)       991
     Payments on long-term debt and capital leases .....     (880)      (587)
        Debt issue costs ...............................       --        (15)
        Minority interest contribution to limited
         partnership ...................................       --      1,076
        S Corp Stockholder Distributions ...............       --       (110)
                                                          -------    -------
           Net cash (used in) provided by
            financing activities .......................   (1,211)     4,302
                                                          -------    -------
        Effects of exchange rates on cash balances .....       35         --
(Decrease) increase in cash and cash equivalents .......     (435)       227
Cash and cash equivalents at beginning of period .......    1,095      2,443
                                                          -------    -------
Cash and cash equivalents at end of period .............  $   660    $ 2,670
                                                          =======    =======
Total unrestricted and restricted cash, cash
 equivalents and short-term investments at
 end of period .........................................  $   660    $ 3,199
                                                          =======    =======
Supplemental cash flow information
Cash paid for:
         Interest ......................................  $ 2,439    $   995
         Income taxes ..................................        3         --


The accompanying notes are an integral part of these consolidated financial statements.

ECOSCIENCE CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  APRIL 4, 1999
                        (in thousands, except share data)
                                    Unaudited


1. OPERATIONS



         EcoScience Corporation ("EcoScience") and its wholly owned subsidiaries (collectively, the "Company"), Agro Power Development, Inc. and its subsidiaries and consolidated limited partnerships (collectively "APD"), Agro Dynamics, Inc. and Agro Dynamics Canada Inc. (collectively, "AGRO") and EcoScience Produce Systems Corp. ("EPSC") are primarily engaged in the production, marketing and sale of premium grade tomatoes grown in intensive greenhouse facilities. In addition, the Company markets, sells, develops and commercializes products for the agricultural and biological industries.

         The Company has suffered losses resulting in an accumulated deficit of $61,436 as of April 4, 1999. The Company continues to be in violation of certain technical covenants under various debt agreements as of April 4, 1999, which has resulted in approximately $43,651 of debt being classified as current in the accompanying April 4, 1999 balance sheet which otherwise would have been classified as long-term and default interest of $587. This along with the note issued on December 30, 1998, in connection with the acquisition of certain minority interests in consolidated limited partnerships, has resulted in significant negative working capital; however, the Company's greenhouse operations are now believed by management to be approaching their optimal cropping cycles for the first time since the large 180 acreage expansion that began in mid-1996 resulting in APD becoming the largest greenhouse producer in the U.S. in terms of acreage controlled by a single entity. Management's plan is focused on improving the gross profit of all greenhouse operations as a result of greater production volumes, sizing and efficiency through a full cropping cycle at each greenhouse facility.

         On February 1, 1999, the Company's postharvest equipment division of its wholly owned subsidiary Agro Dynamics, Inc., which was the exclusive distributor in North America for Aweta B.V.'s sorting and grading equipment, was sold to Autoline, Inc. Autoline Inc. and Aweta B.V. are both wholly owned subsidiaries of FPS Food Processing Systems of Holland. Sales of this division were $3,532 in the period ended January 3, 1999 and $3,557, $4,967 and $2,830 in the fiscal years ended June 30, 1998, 1997 and 1996, respectively. The Company concluded that the long term outlook of the postharvest equipment distribution business was no longer consistent with its future strategic direction. This transaction did not result in a material gain or loss and will not have a material impact on the Company's financial position or results of operations.

         The Company believes that its $660 of cash and cash equivalents as of April 4, 1999, along with revenues from product sales, will be sufficient to fund the Company's working capital needs, planned capital expenditures, current acquisitions and to service its indebtedness through April 5, 2000, provided that the Company can resolve its near term cash flow problems by raising additional capital and refinance its $21,600 aggregate principal amount of promissory notes issued on December 30, 1998 and March 15, 1999 that are due on June 30, 1999. The Company is currently negotiating a refinancing of its $3,000 line of credit, for which the due date was April 28, 1999. The Company has engaged a financial advisor, who is assisting in the raising of additional funds to finance its ongoing operations during 1999 and expected growth after January 4, 2000. There can be no assurances that such efforts will be successful or that additional debt or equity financing can be obtained to meet working capital needs.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


2. BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared by the Company and reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of financial results for the thirteen weeks ended April 4, 1999 and the three months ended March 31, 1998, in accordance with generally accepted accounting principles for interim financial reporting and pursuant to
Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the Company's annual audited consolidated financial statements have been condensed or omitted pursuant to such rules and regulations.

         The results of operations for the thirteen weeks ended April 4, 1999 and the three months ended March 31, 1998 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the transition period ended January 3, 1999, which are included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The consolidated financial statements give retroactive effect to the merger with Agro Power Development, Inc. that occurred on September 30, 1998, which was accounted for as a pooling of interests, and a one for five reverse stock split, effective September 30, 1998.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosures of contingent assets and liabilities as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. DEBT



         The Company failed to pay $1,923 of indebtedness due under a $3,000 line of credit which became due on April 28, 1999, the extended expiration date of the facility. The Company is currently negotiating the terms of replacement financing with a new lender. Although no assurance can be given, the Company believes that it will finalize replacement financing in May 1999.



4. NET INCOME (LOSS) PER SHARE

         The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which requires presentation of both basic and diluted earnings per share in the Consolidated Statements of Operations. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the period.

         The following table sets forth a reconciliation of weighted average common shares outstanding to the weighted average common shares assuming dilution:

                                                   Thirteen Weeks   Three Months
                                                       Ended            Ended
                                                       April 4,        March 31,
                                                        1999             1998
                                                        ----             ----
Weighted average common shares
 outstanding .....................................     12,619           11,619
Dilutive effect of common shares
 issuable(1) .....................................         --               41
                                                       ------           ------
Weighted average common shares
 outstanding assuming dilution ...................     12,619           11,660
                                                       ------           ------

------------
(1) Common stock purchase warrants and stock options at April 4, 1999 and March 31, 1998 to purchase 275,511 and 127,200 shares, respectively, were not included in the computation of earnings per share assuming dilution as their effect would be anti-dilutive.

5. COMPREHENSIVE INCOME

         Effective January 3, 1999, the Company adopted the provisions of Statement No. 130, Reporting Comprehensive Income, which modifies the financial statement presentation of comprehensive income and its components.

         Comprehensive income, representing all changes in stockholders' equity during the period other than changes resulting from the company's stock and dividends, for the thirteen weeks ended April 4, 1999 and for the three months ended March 31, 1998 is as follows:

                                                Thirteen Weeks   Three Months
                                                   Ended            Ended
                                                April 4, 1999   March 31, 1998
                                                -------------   --------------
Net (loss) income .............................    ($730)           $  98

Other comprehensive gain (loss),
 net of taxes
   Foreign currency translation
    adjustments ...............................       35               --
   Net unrealized loss on securities
    available for sale ........................       (2)              (3)
                                                   -----            -----
Other comprehensive gain (loss) ...............       33               (3)
                                                   -----            -----

Comprehensive (loss) income ...................    ($697)           $  95
                                                   =====            =====



6. SEGMENT AND GEOGRAPHIC INFORMATION

         The Company has two reportable segments: greenhouse tomatoes and biological and agricultural products. The greenhouse tomatoes segment operates seven greenhouse facilities in the United States, representing approximately 190 acres of growing capacity. Through these facilities, the Company produces, harvests, packages and distributes premium hydroponic vine-ripened tomatoes. The tomatoes are marketed under the Village Farms(R) and Home Choice(TM) brandnames and sold to retail supermarket chains, dedicated wholesalers, distributors and food service clients throughout the United States.

         The biological and agricultural products segment distributes various products under written distribution agreements and relations with specific vendors. The Company's biological and agricultural products include (1) growing medium products and computerized environmental and irrigational control systems;
(2) postharvest coating products and (3) biological pest control products.

         The accounting policies of the segments described above are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products. The Company is not dependent on any single customer for its net revenues.


                                                Thirteen Weeks    Three Months
                                                   Ended              Ended
Company data by operating segment               April 4, 1999     March 31, 1998
---------------------------------              --------------     --------------
Net revenues
     Greenhouse tomatoes ......................     $ 15,159       $  7,375
     Biological and agricultural products .....        3,105          4,916
                                                    ========       ========
     Total ....................................     $ 18,264       $ 12,291
                                                    ========       ========
Operating (loss) income
     Greenhouse tomatoes ......................     $  1,934       $  1,620
     Biological and agricultural products .....         (142)          (106)
                                                    ========       ========
     Total ....................................     $  1,792       $  1,514
                                                    ========       ========
Company data by geographic segments
     Net revenues
         United States ........................     $ 17,280       $  9,995
        Canada ................................          984          2,296
                                                    ========       ========
     Total ....................................     $ 18,264       $ 12,291
                                                    ========       ========

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Registration fees..........................      $    767
         Legal fees and expenses....................        50,000
         Accounting fees and expenses...............        50,000
         Miscellaneous..............................         5,000
                                                          --------
                  Total.............................      $105,767
                                                          ========

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law, Section 102(b)(7), authorizes a corporation to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. Such elimination or limitation of personal liability is not permitted, however, where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, or payment of a dividend or approval of a stock repurchase which was deemed illegal or where a director obtains an improper personal benefit.

The Company's Restated Certificate of Incorporation provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

The Company's Restated Certificate of Incorporation provides that any director or officer of the Company involved in any action, suit or proceeding, the basis of which is alleged action or inaction by such director or officer while he was acting in an official capacity as a director or officer of the Company or as a director, trustee, officer, employee or agent of another entity at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by Section 145 against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such alleged action or inaction continues as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Company or a director, officer, trustee, employee or agent of such other entity and inures to the benefit of the indemnitee's heirs, executors and administrators. The Restated Certificate of Incorporation also provides that the right to indemnification shall be a contract right which shall not be affected adversely as to any indemnitee by any amendment to the Restated Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment and shall include, unless otherwise restricted or prohibited by law or the Company's By-laws, the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. The Company's Board of Directors may also grant these indemnification rights to any employee or agent of the Company or to any person who is or was a director, officer, employee or agent of the Company's affiliates, predecessors or subsidiaries.

The Registration Rights Agreement dated as of December 30, 1998 among the Company and Cogentrix Delaware Holdings, Inc. ("CDHI") provides that CDHI shall indemnify the Company and each of its directors and officers against all claims, losses, damages and liabilities arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements therein not misleading. CDHI shall reimburse the Company and such directors and officers for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by CDHI. The Registration Rights Agreement dated as of September 30, 1998 between the Company and Mr. Montanti contains similar indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

On September 30, the Company issued an aggregate of 9,520,487 shares of Common Stock (after giving effect to a one-for-five reverse split of the Common Stock effective on the same date) to the shareholders of Agro Power Development, Inc., a New York corporation ("APDNY"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1998, among the Company, Agro Acquisition Corp., APDNY and certain stockholders of APDNY. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 1998, the Company issued 1,000,000 shares of Common Stock to CDHI pursuant to a Stock Purchase Agreement dated as of December 7, 1998 which provided for the acquisition by the Company of the outstanding capital stock of certain entities that are partners with certain subsidiaries of the Company in limited partnerships formed to operate certain greenhouse operations. The shares of Common Stock issued to CDHI were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

        Exhibit
         Number     Exhibit Description
         ------     -------------------

          2.1 Amended and Restated Agreement and Plan of Merger dated as of July 31, 1998 among EcoScience Corporation, Agro Acquisition Corporation and Agro Power Development, Inc. [incorporated herein by reference to the Registrant's Proxy Statement dated August 10, 1998 - Appendix A].

          3.1 Restated Certificate of Incorporation of the Registrant dated June 29, 1988 [incorporated by reference to Exhibit
                    3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992].

          3.2       By-Laws of the Registrant [filed herewith].

          3.3 Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated September 28, 1998. [incorporated by reference to Exhibit 10.60 to the Registrant's September 30, 1998 quarterly report on form 10-Q].

          4.1 Specimen Common Stock Certificate of the Registrant [incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          4.2 Registration Rights Agreement between EcoScience Corporation and the Shareholders identified on Schedule I thereto dated September 30, 1998. [incorporated by reference to Exhibit
                    10.60 to the Registrant's September 30, 1998 quarterly report on form 10-Q].

          5.1 Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including consent of such counsel [filed with the Registration Statement on Form S-1 being amended by this Amendment No. 1].

          10.1* Registrant's 1991 Stock Option Plan, As Amended [incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          10.2* Registrant's 1999 Stock Option Plan. [incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the transition period ended January 3, 1999.]

          10.3* Form of Non-Statutory Stock Option Agreement [incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          10.4 Common Stock Purchase Warrant between the Registrant and Copley Partners 2, L.P., dated December 6, 1989, as amended [incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993].

          10.7 Series B Preferred Stock Purchase Agreement between the Registrant and the other parties named therein, dated July 30, 1991, and amended on October 31, 1991 [incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          10.8 Common Stock Warrant between the Registrant and E. Andrews Grinstead III, dated May 22, 1991, as amended [incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993].

          10.10 Common Stock Purchase Warrant between the Registrant and E. Andrews Grinstead, III, dated June 7, 1991, as amended [incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993].

          10.15 Assignment of Patent Rights, dated November 7, 1991 [incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          10.20 Cooperative Research and Development Agreement between the Registrant and the United States Department of Agriculture, dated July 10, 1990 [incorporated by reference to Exhibit
                    10.26 to the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-44664].

          10.24 Agreement between Agro Dynamics, Inc. and Grodania A/S [incorporated by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993]. **

          10.26 Form of Warrant issued to Directors of the Registrant [incorporated by reference to Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993].

          10.49 Form of Stock Purchase Agreement dated September 25, 1996, by and among EcoScience Corporation, Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated, and other entities [incorporated by reference to Exhibit 10.49 to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1996].

          10.50 Loan and Security Agreement dated as of April 28, 1997 by and among the Registrant, Agro Dynamics, Inc., Agro Dynamics Canada Inc. and EcoScience Produce Systems Corp. and Silicon Valley Bank. [incorporated by reference to Exhibit 10.50 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.51 Schedule to Loan and Security Agreement dated as of April 28, 1997 by among the Registrant, Agro Dynamics, Inc., Agro Dynamics Canada Inc. and EcoScience Produce Systems Corp. and Silicon Valley Bank. [incorporated by reference to
                    Exhibit 10.51 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.52 Continuing Guaranty by each of the Registrant, EcoScience Produce Systems Corp. and Agro Dynamics, Inc. guaranteeing the obligations of the Registrant, EcoScience Produce Systems Corp., Agro Dynamics, Inc. and Agro Dynamics Canada Inc. in favor of Silicon Valley Bank. [incorporated by reference to Exhibit 10.52 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.53 Continuing Guarantee by Agro Dynamics Canada Inc. guaranteeing the obligations of the Registrant in favor of Silicon Valley Bank. [incorporated by reference to Exhibit
                    10.53 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.54 Collateral Assignment, Patent Mortgage and Security Agreement by and between EcoScience Corporation (Assignor) and Silicon Valley Bank (Assignee). [incorporated by reference to Exhibit 10.54 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.55 Collateral Assignment, Patent Mortgage and Security Agreement by and between EcoScience Produce Systems Corp. (Assignor) and Silicon Valley Bank (Assignee). [incorporated by reference to Exhibit 10.55 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.56 Collateral Assignment, Patent Mortgage and Security Agreement by and between Agro Dynamics, Inc. (Assignor) and Silicon Valley Bank (Assignee). [incorporated by reference to Exhibit 10.56 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1997].

          10.57 Agreement between Agro Dynamics, Inc. and Grodania A/S, dated September 29, 1997. [incorporated by reference to
                    Exhibit 10.57 to the Registrant's Form 10-Q for the Quarter Ended September 30, 1997]. **

          10.59 Amendment to Loan Documents dated September 25, 1998, by and among the Registrant, EcoScience Produce Systems Corp., Agro Dynamics, Inc., Agro Dynamics Canada Inc. and Silicon Valley Bank. [incorporated by reference to Exhibit 10.59 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998].

          10.61 Ground Lease dated September 4, 1997 between the Buffalo Enterprise Development Corporation and Agro Power Development, Inc. [incorporated by reference to Exhibit
                    10.61 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.62 Commercial Greenhouse Lease and Operating Agreement dated July 22, 1992 between Oxbow Power of North Tonawanda, New York, Inc. and Village Farms of Wheatfield, Inc. [incorporated by reference to Exhibit 10.62 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.63 Operating Agreement dated as of November 14, 1997 between Greenhost, Inc. and Village Farms of Virginia, Inc for Birchwood, Virginia greenhouse facility. [incorporated by reference to Exhibit 10.63 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.64 Lease Agreement dated as of September 21, 1993 between Cogentrix of Pennsylvania, Inc. and Keystone Village Farms, Inc. for Ringgold, Pennsylvania greenhouse facility. [incorporated by reference to Exhibit 10.64 to the Registrant's September 30, 1998 quarterly report on form 10-Q] **

          10.65 Amended Ground Lease effective March 14, 1997 between the Presidio County Commissioners Court and Agro Power Development, Inc. [incorporated by reference to Exhibit
                    10.65 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.66 Lease Agreement dated as of January 29, 1998 between Ripe Touch Greenhouses, Inc., and Village Farms of Colorado, Inc. [incorporated by reference to Exhibit 10.66 to the Registrant's September 30, 1998 quarterly report on form 10-Q] **

          10.71 Agreement of Limited Partnership of Village Farms of Marfa, L.P., dated as of June 4, 1997. [incorporated by reference to Exhibit 10.71 to the Registrant's September 30, 1998 quarterly report on form 10-Q] **

          10.72 Management, Operating and Maintenance Contract between Village Farms of Marfa and Village Farms of Delaware, LLC, dated June 4, 1997. [incorporated by reference to Exhibit
                    10.72 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.73 Marketing and Sales Agreement between Village Farms of Marfa, L.P. and Village Farms of Delaware dated June 4, 1997. [incorporated by reference to Exhibit 10.73 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.74 Amended and Restated Agreement of Limited Partnership of Village Farms of Buffalo, L.P., dated as of September 4, 1997. [incorporated by reference to Exhibit 10.74 to the Registrant's September 30, 1998 quarterly report on form 10-Q] **

          10.75 Management, Operating and Maintenance Contract between Village Farms of Delaware and Village Farms of Buffalo, dated September 4, 1997 and amendment thereto dated as of April 17, 1998. [incorporated by reference to Exhibit 10.75 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.76 Marketing and Sales Agreement between Village Farms of Delaware and Village Farms of Buffalo, L.P. dated September 4, 1997. [incorporated by reference to Exhibit 10.76 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.78 Marketing Agreement by and between Foster Farms, Inc. and Agro Power Development, Inc. dated January 1, 1995. [incorporated by reference to Exhibit 10.78 to the Registrant's September 30, 1998 quarterly report on form 10-Q] **

          10.79 Credit Agreement (Line of Credit Facility) by and between CoBank, ACB, as Agent and as a Syndication Party and Village Farms International Financing Association dated as of June 24, 1997 [incorporated by reference to Exhibit 10.79 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.80 Promissory Note (Line of Credit Facility) of Village Farms International Financing Association dated June 24, 1997 in principal amount of $10,000,000. [incorporated by reference to Exhibit 10.80 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.81 First Amendment to Credit Agreement (Line of Credit Facility) [Regarding EcoScience Merger] by and between Village Farms .International Finance Association and CoBank, ACB dated September 29, 1998. [incorporated by reference to
                    Exhibit 10.81 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.82 Second Amendment to Credit Agreement (Line of Credit Facility) by and between CoBank, Village Farms International Finance Association and Agro Power Development Inc. dated September 29, 1998. [incorporated by reference to Exhibit
                    10.82 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.83 Line of Credit Security Agreement by and between Village Farms International Finance Association, and CoBank, ACB dated June 24, 1997 with a line of credit of $10,000,000. [incorporated by reference to Exhibit 10.83 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.84 Credit Agreement (Construction Loan Funding) by and between CoBank, ACB as Agent and Syndicated Party and Village Farms International Financing Association dated as of June 24, 1997. [incorporated by reference to Exhibit 10.84 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.85 First Amendment to Credit Agreement (Construction Loan Funding) [Regarding EcoScience Merger] by and between Village Farms International Finance Association and CoBank, ACB dated September 29, 1998. [incorporated by reference to
                    Exhibit 10.85 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.86 Promissory note (Construction Loan Funding) of Village Farms International Financing Association dated June 24, 1997 in principal amount of $30,000,000. [incorporated by reference to Exhibit 10.86 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.87 Construction Loan Security Agreement by and between Village Farms International Finance Association, and CoBank, ACB dated June 24, 1997. [incorporated by reference to Exhibit
                    10.87 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.88 Credit Agreement (Term Loan Funding) by and between CoBank, ACB as Agent and Syndication Party and Village Farms International Financing Association dated as of June 24, 1997. [incorporated by reference to Exhibit 10.88 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.89 Promissory Note (Term Loan Funding) of Village Farms International Financing Association dated June 24, 1997 in principal amount of $50,000,000. [incorporated by reference to Exhibit 10.89 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.90 Guaranty of Agro Power Development, Inc. dated as of June 24, 1997 to Construction Lenders, Term Lenders and Line of Credit Lenders. [incorporated by reference to Exhibit 10.90 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.91 First Amendment to Credit Agreement (Term Loan Funding) [Regarding EcoScience Merger] by and between Village Farms International Finance Association and CoBank, ACB dated September 29, 1998. [incorporated by reference to Exhibit
                    10.91 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.92 Second Amendment to Credit Agreement (Term Loan Funding) by and between CoBank, Village Farms International Finance Association and Agro Power Development Inc. dated September 29, 1998. [incorporated by reference to Exhibit 10.92 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.93 Term Loan Security Agreement by and between Village Farms International Finance Association, and CoBank, ACB dated June 24, 1997. [incorporated by reference to Exhibit 10.93 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.94 Amendment to Loan Documents by and between CoBank, Village Farms International Finance Association and Agro Power Development, Inc. dated September 29, 1998. [incorporated by reference to Exhibit 10.94 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.95 First Amendment to Guarantor Security and Pledge Agreement [Regarding EcoScience Merger] by and between Agro Power Development, Inc. and CoBank, ACB dated September 29, 1998. [incorporated by reference to Exhibit 10.95 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.96 First Amendment to Guaranty of Agro Power Development, Inc. [Regarding EcoScience Merger] by and between Agro Power Development, Inc. and The Lender Group dated September 29, 1998. [incorporated by reference to Exhibit 10.96 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.99 Agreement of Limited Partnership of Village Farms of Presidio, L.P. dated as of August 31, 1998. [incorporated by reference to Exhibit 10.99 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.100 Commercial Greenhouse Design and Construction Contract between Agro Power Development and Dalsem Kassenboyw B.V. dated as of August 31, 1998. [incorporated by reference to
                    Exhibit 10.100 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.101 Commercial Design and Construction Contract between Village Farms of Presidio, L.P. and Agro Power Development, Inc. dated as of August 31, 1998. [incorporated by reference to
                    Exhibit 10.101 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.102 Commercial Packing House Design and Construction Contract dated July 10, 1998 between Agro Power Development, Inc. and NC Sturgeon, Inc. [incorporated by reference to Exhibit
                    10.102 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.103 Marketing and Sales Agreement between Village Farms of Presidio, L.P. and Village Farms, Inc. dated as of August 31, 1998. [incorporated by reference to Exhibit 10.103 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.104 Management, Operation and Maintenance Contract dated as of August 31, 1998 among New Amsterdam Joint Venture, L.L.C. and Village Farms of Presidio, L.P. incorporated by reference to Exhibit 10.104 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.105 $1,375,000 Promissory Note and Security Agreement dated March 10, 1997 among Agro Power Development, Inc., Village Farms of Delaware LLC, Village Farms LLC and Cogentrix Delaware Holdings, Inc. [incorporated by reference to
                    Exhibit 10.105 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.106 Loan Agreement by and between Pocono Village and First Pioneer Farm Credit, ACA, dated March 5, 1997. [incorporated by reference to Exhibit 10.106 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.107 Installment Promissory Note for $2,200,000.00 from Pocono Village to First Pioneer Farm Credit, ACA, dated March 10, 1997. [incorporated by reference to Exhibit 10.107 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.108 Construction Loan Agreement between Pocono Village and First Pioneer Farm Credit, dated March 10, 1997. [incorporated by reference to Exhibit 10.108 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.109 Security Agreement between Pocono Village and First Pioneer Farm Credit, ACA, dated March 10, 1997. [incorporated by reference to Exhibit 10.109 to the Registrant's September 30, 1998 quarterly report on form 10-Q]

          10.112 Stock Purchase Agreement, dated as of December 7, 1998, Stock Pledge Agreement, dated as of December 30, 1998, and Registration Rights Agreement, dated as of December 30, 1998 between the Registrant and Cogentrix Delaware Holdings. Inc. and $20.6 million Promissory Note dated December 30, 1998 issued by Registrant to Cogentrix Delaware Holdings, Inc. [incorporated by reference to Exhibit 10.112 to Registrant's Form 8-K dated December 7, 1998]

          10.113 Amendment to Loan Documents dated February 26, 1999 by and among Registrant, EcoScience Produce Systems Corp., Agro Dynamics, Inc. Agro Dynamics Canada, Inc. and Silicon Valley Bank.[incorporated by reference to Exhibit 10.113 to Registrant's September 30, 1998 quarterly report on Form 10-Q]

          10.114 First Amendment to Registration Rights Agreement dated as of March 11, 1999 between the Registrant and Cogentrix Delaware Holdings, Inc. [incorporated by reference to Exhibit 10.114 to Registrant's September 30, 1998 quarterly report on form 10-Q].

          10.115 Extension Agreement dated as of March 15, 1999 between Registrant and Cogentrix Delaware Holdings, Inc. [incorporated by reference to Exhibit 10.115 to the Registrant's Annual Report on Form 10-K for the transition period ended January 3, 1999]

          10.116 Allonge to Promissory Note dated December 30, 1998 of Registrant, payable to Cogentrix Delaware Holdings, Inc. [incorporated by reference to Exhibit 10.116 to the Registrant's Annual Report on Form 10-K for the transition period ended January 3, 1999]

          10.117 Promissory Note dated March 15, 1999 issued by Registrant to Cogentrix Delaware Holdings, Inc. in the amount of $1 million. [incorporated by reference to Exhibit 10.117 to the Registrant's Annual Report on Form 10-K for the transition period ended January 3, 1999]

          10.118 Amendment to Stock Pledge Agreement dated as of March 15, 1999 between Registrant and Cogentrix Delaware Holdings, Inc. [incorporated by reference to Exhibit 10.118 to the Registrant's Annual Report on Form 10-K for the transition period ended January 3, 1999]

          10.119 Employment Agreement dated June 1, 1999 between Registrant and Kenneth s. Hollander [filed herewith].


          21 Subsidiaries of the Registrant. [filed with the Registration Statement on Form S-1 being amended by this Amendment No. 1.]

          23.1      Consent of Arthur Andersen LLP. [filed herewith].

          23.2      Consent of Giordano, Halleran & Ciesla, P.C. [filed with
                    exhibit 5].

          24 Powers of Attorney of officers and directors of the Company [included in the signature page to the Registration Statement on Form S-1 being amended by this Amendment No. 1].


(b) Financial Statement Schedules

All Schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the notes thereto.

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i)  To include any prospectus required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, the State of New Jersey, on June 10, 1999.

                                   ECOSCIENCE CORPORATION

                                   By: /s/ Michael A. DeGiglio
                                       -----------------------------------------
                                           Michael A. DeGiglio
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Name                                    Title                                  Date
----                                    -----                                  ----
/s/ Michael A. DeGiglio              President, Chief Executive Officer     June 10, 1999
-------------------------            (Principal Executive Officer) and
Michael A. DeGiglio                  Director

/s/ Kenneth S. Hollander             Senior Vice President and Chief        June 10, 1999
------------------------             Financial Officer (Principal
Kenneth S. Hollander                 Financial Officer)

/s/ Kurt Hoffman                     Secretary and Corporate Controller     June 10, 1999
------------------------             (Principal Accounting Officer)
Kurt Hoffman

          *                          Executive Vice President and           June 10, 1999
------------------------             Director
Albert W. Vanzeyst

          *                          Director                               June 10, 1999
-----------------------
Thomas A. Montanti

          *                          Director                               June 10, 1999
-----------------------
David J. Ryan

          *                          Director                               June 10, 1999
-----------------------
Heinz K. Wehner

*By: /s/ Michael A. DeGiglio
     -----------------------
         Michael A. DeGiglio
         As Attorney-in-Fact
